Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

DSW SHOE WAREHOUSE, INC.,

ABG-CAMUTO, LLC,

CAMUTO GROUP LLC,

CAMUTO CONSULTING, INC.,

CAMUTO OWNERS (as defined herein),

CLEAR THINKING GROUP LLC, in the person of STUART H. KESSLER, solely in its capacity as Sellers’ Representative (as defined herein),

and

BUYER PARENTS (as defined herein), solely with respect to the Parent Specified Sections (as defined herein)

October 10, 2018

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SCHEDULES

Sellers Disclosure Schedule

HoldCo Disclosure Schedule

Buyer IPCo Disclosure Schedule

EXHIBITS

Exhibit 1.6(b)(i)	Form of Membership Interest Power

Exhibit 5.8	Factoring Arrangement Amendments

Exhibit 5.12(a)	CCI IP Contribution Agreement

Exhibit 5.12(b)	BCI Contribution Agreement

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Exhibit 5.12(c)	Chaus IPCo Membership Interest Transfer Agreement

Exhibit 5.12(d)	SSI IP Asset Purchase Agreement

Exhibit 9(a)	Agreed Accounting Principles

Exhibit 9(b)	Illustrative Calculation of Closing Date Debt

Exhibit 9(c)	Illustrative Calculation of Closing Date IP Debt

Exhibit 9(d)	Illustrative Calculation of Net Working Capital

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 10, 2018, by and among DSW Shoe Warehouse, Inc., a Missouri corporation (“HoldCo”); ABG-Camuto, LLC, a Delaware limited liability company (“Buyer IPCo” and, together with HoldCo, “Buyers”); Camuto Group LLC, a Delaware limited liability company (“Group”); Camuto Consulting Inc., a Connecticut corporation (“Consulting” and, together with Group, “Sellers”); the Camuto Owners (as defined below); Clear Thinking Group LLC, in the person of Stuart H. Kessler, solely in its capacity as Sellers’ Representative (“Sellers’ Representative”); and, solely with respect to the Parent Specified Sections, each of DSW Inc., an Ohio corporation (“DSW”), and Authentic Brands Group LLC, a Delaware limited liability company (“ABG” and together with DSW, “Buyer Parents”). Buyers, Sellers, Camuto Owners, Sellers’ Representative and Buyer Parents, as applicable, are each sometimes referred to in this Agreement as a “Party” and, collectively, as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 9.

RECITALS

WHEREAS, (a) Camuto Owners own and will, as of immediately prior to Closing, own all of the issued and outstanding equity interests of Group and Consulting; (b) Group will own, as of immediately prior to Closing, all of the issued and outstanding limited liability company interests of Camuto LLC, an Ohio limited liability company (“CG OpCo”); (c) Group will indirectly own (and Camuto Overseas Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of Group (“Overseas” and, together with the Sellers and BCI, the “Selling Entities”), will directly own), as of immediately prior to Closing, all of the issued and outstanding limited liability company interests of Camuto Overseas Holding Subsidiary, LLC, an Ohio limited liability company (“Overseas NewCo”) and (d) Consulting (i) will own, as of immediately prior to Closing, all of the issued and outstanding limited liability company interests of CCI Operations LLC, an Ohio limited liability company (“CCI OpCo”) and of Camuto IPCo, LLC, a Delaware limited liability company (“CCI IPCo”) and (ii) will indirectly own (and BCI will directly own), as of the third (3rd) Business Day prior to the Closing, all of the issued and outstanding securities of Chaus IPCo, LLC, a Delaware limited liability company (“Chaus IPCo” and, together with CCI IPCo, CG OpCo, Overseas NewCo and CCI OpCo and the respective Subsidiaries of Chaus IPCo, CCI IPCo, CG OpCo, Overseas NewCo and CCI OpCo, each of which is set forth in Section 1.1 of the Sellers Disclosure Schedule, in each case after giving effect to the Pre-Closing Transactions as if they had been completed as of the execution of this Agreement, the “Acquired Companies,” and each, an “Acquired Company”);

WHEREAS, the Securities represent all of the outstanding equity interests in each of CG OpCo, Overseas NewCo, CCI OpCo and CCI IPCo and 50% of the outstanding equity interests in Chaus IPCo;

WHEREAS, the Acquired Companies are engaged in the business of licensing, sourcing, marketing, distributing and designing footwear, handbags, accessories and, solely to the extent the term “Business” is used in Section 2.13 (Intellectual Property), Section 5.5 (Restrictive Covenants) and the Camuto Heirs Agreement, apparel under the Acquired Brands, in each case, as conducted by the Acquired Companies on the date hereof (the “Business”);

WHEREAS, (a) HoldCo desires to purchase, and Group desires to sell (and cause Overseas to sell) to HoldCo, all of the issued and outstanding Securities in CG OpCo and in Overseas NewCo (such purchase and sale, the “CG OpCo Acquisition”) and (b) HoldCo desires to purchase, and Consulting desires to sell to HoldCo, all of the issued and outstanding Securities in CCI OpCo (such purchase and sale, the “CCI OpCo Acquisition,” and, collectively with the CG OpCo Acquisition, the “OpCo Acquisition”);

WHEREAS, Buyer IPCo desires to purchase, and Consulting desires to sell (and cause BCI to sell) to Buyer IPCo, (a) all of the issued and outstanding IPCo Interests and (b) 50% of the issued and outstanding Chaus IPCo Interests (the “Transferred Chaus IPCo Interests” and such purchase and sale, the “IPCo Acquisition” and together with the OpCo Acquisition, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyers’ willingness to enter into this Agreement, Louise Camuto, John Camuto and Alexander Del Cielo are delivering to Buyers a consent and waiver (the “Written Consent and Waiver”) irrevocably approving this Agreement, the other Transaction Documents, and the consummation of the Transactions and waiving any rights of first offer held by certain Camuto Owners;

WHEREAS, concurrent with the execution and delivery of this Agreement, the Camuto Heirs and Buyers are entering into the Camuto Heirs Agreement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

PRINCIPAL TRANSACTION

Section 1.1 Sale and Purchase of Securities. On the terms and subject to the conditions of this Agreement, at the Closing (a) the Selling Entities shall sell, transfer and deliver (and Group shall cause Overseas to sell, transfer and deliver) to HoldCo, and HoldCo shall purchase from the Selling Entities, all of the rights, title and interests in and to the OpCo Interests, free and clear of any Encumbrances; and (b) the Selling Entities shall sell, transfer and deliver (and Consulting shall cause BCI to sell, transfer and deliver) to Buyer IPCo, and Buyer IPCo shall purchase from Consulting, all of the rights, title and interests in and to the IPCo Interests and the Transferred Chaus IPCo Interests, free and clear of any Encumbrances.

Section 1.2 Estimated Closing Cash Payment; Purchase Price.

(a) In consideration of the sale and transfer of the Securities to Buyers, at the Closing and pursuant to Section 1.2(c), Buyers will pay to Sellers an aggregate amount equal to $337,300,000 (the “Base Purchase Price”), with respect to which (1) $188,240,000 shall be payable by HoldCo to Group in consideration for the acquisition of all of the issued and outstanding limited liability company interests of CG OpCo and of Overseas NewCo (“Base CG OpCo Purchase Price”), (2) $10,060,000 shall be payable by HoldCo to Consulting in consideration for the acquisition of all of the issued and outstanding limited liability company interests of CCI OpCo (“Base CCI OpCo Purchase Price”), and (3) $139,000,000 shall be payable by Buyer IPCo to Consulting in consideration for the acquisition of the IPCo Interests and the Transferred Chaus IPCo Interests (“Base IPCo Purchase Price”); plus

(i) the Estimated Closing Date Net Working Capital Adjustment; plus

(ii) the Estimated Closing Date Cash; plus

(iii) the Estimated Closing Date IP Cash; minus

(iv) the Estimated Closing Date Debt; minus

(v) the Estimated Closing Date IP Debt; minus

(vi) the Estimated Closing Date Sellers Transaction Expenses; minus

(vii) the aggregate amount of the Escrow Funds; plus

(viii) the Estimated Tax Gross-Up Amount.

(b) The adjustments set forth in Section 1.2(a) shall be allocated among the Base CG OpCo Purchase Price, the Base CCI OpCo Purchase Price and the Base IPCo Purchase Price as follows: (1) with respect to the adjustments set forth in clauses (i), (ii), (iv) and (vi), 5.07% of such adjustments shall be attributable to the Base CG OpCo Purchase Price and 94.93% of such adjustments shall be attributable to the Base CCI OpCo Purchase Price; (2) with respect to the adjustments set forth in clauses (iii) and (v), 100% of such adjustments shall be attributable to the Base IPCo Purchase Price; (3) with respect to the adjustment set forth in clause (vii), 55.81% of such adjustment shall be attributable to the Base CG OpCo Purchase Price, 2.98% of such adjustment shall be attributable to the Base CCI OpCo Purchase Price and 41.21% of such adjustment shall be attributable to the Base IPCo Purchase Price; (4) with respect to the adjustment set forth in clause (viii), 100% of such adjustment shall be attributable to the Base CCI OpCo Purchase Price (the Base CG OpCo Purchase Price, with the relevant adjustments set forth in this Section 1.2(b), the “Estimated CG OpCo Purchase Price”; the Base CCI OpCo Purchase Price, with the relevant adjustments set forth in this Section 1.2(b), the “Estimated CCI OpCo Purchase Price”; and the Base IPCo Purchase Price, with the relevant adjustments set forth in this Section 1.2(b), the “Estimated IPCo Purchase Price”).

(c) At the Closing, the following payments shall be made by HoldCo and Buyer IPCo, as specified below (the “Estimated Closing Cash Payments”):

(i) HoldCo shall pay (x) the Estimated CG OpCo Purchase Price to Group and (y) the Estimated CCI OpCo Purchase Price to Consulting, in each case, by wire transfer of immediately available funds to the accounts designated by Group and Consulting (as applicable) no later than two Business Days prior to the Closing Date;

(ii) Buyer IPCo shall pay the Estimated IPCo Purchase Price to Consulting by wire transfer of immediately available funds to the account designated by Consulting no later than two Business Days prior to the Closing Date;

(iii) HoldCo shall pay, in accordance with the payoff instructions set forth in the Payoff Letters, the Payoff Amounts set forth in the Payoff Letters delivered by Sellers in accordance with Section 5.8;

(iv) HoldCo shall each pay or cause to be paid, on behalf of Group or Consulting, as applicable, the Estimated Closing Date Sellers Transaction Expenses due and payable at the Closing pursuant to the invoices and/or payment instructions delivered by Sellers no later than two Business Days prior to the Closing Date in accordance with Section 5.8(b); and

(v) HoldCo and Buyer IPCo shall each deposit its portion of the Indemnity Escrow Funds and the Adjustment Escrow Funds by wire transfer of immediately available funds to the Indemnity Escrow Account and the Adjustment Escrow Account, respectively, with such Escrow Funds to be held and disbursed by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

Section 1.3 Adjustments to Estimated Closing Cash Payments.

(a) At least five (5) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Buyers a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Sellers’ good faith written estimate of: (1) the amount of the Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) and the amount of the Estimated Closing Date Net Working Capital Adjustment; (2) the amount of the Closing Date Cash (“Estimated Closing Date Cash”) and the Closing Date IP Cash (“Estimated Closing Date IP Cash”); (3) the amount of the Closing Date Debt (“Estimated Closing Date Debt”) and Closing Date IP Debt (“Estimated Closing Date IP Debt”); (4) the amount of the Sellers Transaction Expenses (“Estimated Closing Date Sellers Transaction Expenses”); (5) the Tax Gross-Up Amount (the “Estimated Tax Gross-Up Amount”); and (6) the resulting amount of the Estimated Closing Cash Payments. The Estimated Closing Statement shall be prepared (x) other than with respect to the Estimated Tax Gross-Up Amount, in a manner consistent with the Audited Financial Statements (the “Audit Methods”), in accordance with the definitions as provided in this Agreement, and in accordance with the Agreed Accounting Principles; provided that in the event of any conflict between the Audit Methods and the Agreed Accounting Principles, the Agreed Accounting Principles shall control, and (y) with respect to the Estimated Tax Gross-Up Amount, in accordance with the Tax Gross-Up Principles. During the period between the date hereof and the Closing Date, (I) Buyers, Sellers, the Camuto Owners and their Representatives shall in good faith cooperate in determining the Estimated Tax Gross-Up Amount in accordance with the Tax Gross-Up Principles and (II) Sellers, the Camuto Owners and their Representatives shall provide the Buyers with such documentation and workpapers as the Buyers may reasonably request to calculate or substantiate the Estimated Tax Gross-Up Amount. During the period following the delivery of the Estimated Closing Statement and the Closing Date, at the request of Buyers, Sellers and their Representatives will, and will cause the Acquired Companies to, during normal business hours, provide Buyers with such access to the Books and Records of the Sellers and the Acquired Companies and other information (including financial statements and work papers) of the Sellers and the Acquired Companies that relate to, as well as access to personnel of the Sellers and the Acquired Companies that were involved in, the calculation or determination of the items included in the Estimated Closing Statement, in each case, as is reasonably necessary in order for Buyers to respond to or evaluate the calculations contained in the Estimated Closing Statement. Sellers shall consider in good faith any comments of HoldCo (with respect to Estimated Closing Cash Payments relevant to HoldCo) and of Buyer IPCo (with respect to the Estimated Closing Cash Payments relevant to Buyer IPCo) and shall revise the Estimated Closing Statement to reflect any such comments that are agreed among the Parties (and, in any event, shall revise the Estimated Closing Statement to correct any manifest error identified by Buyers); provided that any failure of Buyers to comment on the Estimated Closing Statement prior to the Closing Date shall not preclude Buyers from exercising any other rights under this Agreement. For the avoidance of doubt, payment by Buyers in the Estimated Closing Cash Payments of any amount set forth in the Estimated Closing Statement shall not be deemed to be an acceptance by Buyers of Sellers’ application of the Audit Methods, the Agreed Accounting Principles or the Tax Gross-Up Principles in the Estimated Closing Statement or of Sellers’ calculations therein or waiver of any of Buyers’ rights under this Agreement.

(b) No later than ninety (90) days after the Closing Date, Buyers shall cause to be prepared and delivered to Sellers a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyers’ good faith written calculation of: (i) the amount of the Closing Date Net Working Capital and the amount of the Closing Date Net Working Capital Adjustment; (ii) the amount of the Closing Date Cash and Closing Date IP Cash; (iii) the amount of the Closing Date Debt and Closing Date IP Debt; (iv) the amount of the Closing Date Sellers Transaction Expenses; (iv) the amount of the Tax Gross-Up Amount; and (v) the resulting (A) Final CG OpCo Purchase Price, (B) Final CCI OpCo Purchase Price and (C) Final IPCo Purchase Price. The Preliminary Closing Statement shall be prepared (i) other than with respect to the Tax Gross-Up Amount, based upon the Books and Records of the Acquired Companies in a manner consistent with the Audit Methods, in accordance with the definitions as provided in this Agreement, and in accordance with the Agreed Accounting Principles; provided that in the event of any conflict between the Audit Methods and the Agreed Accounting Principles, the Agreed Accounting Principles shall control, and (ii) with respect to the Tax Gross-Up Amount, in accordance with the Tax Gross-Up Principles. Sellers will have the opportunity to review the Preliminary Closing Statement for forty-five (45) days following its receipt of the Preliminary Closing Statement (the “Review Period”). During the Review Period, at the request of Sellers, Sellers and their Representatives will, during normal business hours, be provided with such access to the Books and Records of the Acquired Companies and other information (including financial statements and work papers) of the Acquired Companies that relate to, as well as access to personnel of the Acquired Companies and Buyers that were involved in, the calculation or determination of the items included in the Preliminary Closing Statement, in each case, as is reasonably necessary in order for Sellers to respond to or evaluate the calculations contained in the Preliminary Closing Statement. During the period between the Closing Date and the end of the Review Period, (I) Buyers, Sellers, the Camuto Owners and their Representatives shall in good faith cooperate in determining the Tax Gross-Up Amount in accordance with the Tax Gross-Up Principles, (II) for purposes of determining the Tax Gross-Up Amount, Buyers, Sellers, the Camuto Owners and their Representatives shall in good faith cooperate in determining the allocation of the Final CCI OpCo Purchase Price and the Final IPCo Purchase

Price to those assets of Consulting to which such an allocation would be required in determining, in accordance with the Tax Gross-Up Principles, the Tax Gross-Up Amount (such allocation, the “Gross-Up Allocation”) and (III) Sellers, the Camuto Owners and their Representatives shall provide the Buyers with such documentation and workpapers as the Buyers may reasonably request to calculate or substantiate the Tax Gross-Up Amount. Buyers’ calculation of the amounts of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Cash, the Closing Date IP Cash, the Closing Date Debt, the Closing Date IP Debt, the Closing Date Sellers Transaction Expenses, the Tax Gross-Up Amount and the Final Closing Cash Payment (allocated among the Final CG OpCo Purchase Price, Final CCI OpCo Purchase Price and Final IPCo Purchase Price) derived therefrom will become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, Sellers notify Buyers in writing of Sellers’ objection(s) to such calculation (an “Objection Notice”), identifying, separately, in reasonable detail, each disputed line item in each of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Cash, the Closing Date IP Cash, the Closing Date Debt, the Closing Date IP Debt, the Closing Date Sellers Transaction Expenses, the Tax Gross-Up Amount and the Final Closing Cash Payment (allocated among the Final CG OpCo Purchase Price, Final CCI OpCo Purchase Price and Final IPCo Purchase Price), the amount in dispute with respect to each such item and the reasons for Sellers’ dispute(s). If Sellers deliver an Objection Notice to Buyers prior to the end of the Review Period, Buyers and Sellers will negotiate in good faith to resolve Sellers’ objections set forth in the Objection Notice within thirty (30) days following delivery of the Objection Notice. If Buyers and Sellers resolve some or all of such objections within such time period, they will document their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on the Parties. If Buyers and Sellers are unable to resolve all of Sellers’ objections within the 30-day time period following the delivery of the Objection Notice, the Parties will promptly refer any items and amounts set forth on the Objection Notice that remain still in dispute for resolution as provided in Section 1.3(c). For avoidance of doubt, the amount set forth in clause (l) of the definition of Closing Date IP Debt shall not be subject to adjustment pursuant to this Section 1.3.

(c) Any unresolved dispute concerning the Preliminary Closing Statement as identified in the Objection Notice pursuant to the procedures set forth in Section 1.3(b) will be referred for resolution to Grant Thornton LLP, who will be jointly retained by Buyers and Sellers. If the Parties are unable to engage Grant Thornton LLP for any reason, then Buyers and Sellers will cooperate in good faith to mutually agree to and designate another nationally recognized independent accounting firm with which no Party has any current professional relationship (Grant Thornton LLP or any other designated accounting firm is referred to in this Agreement as the “Accounting Firm”). The fees and expenses of the Accounting Firm will be allocated fifty percent (50%) to Sellers (jointly and severally) and fifty percent (50%) to the applicable Buyer. The Accounting Firm will act as a neutral arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.3(c) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement and, with respect to the Tax Gross-Up Amount, in accordance with the Tax Gross-Up Principles. Any resolution of a disputed item by the Accounting Firm must be (x) within the range of the differences between Buyers’ position in the Preliminary Closing Statement and Sellers’ position in the Objection Notices with respect to such disputed item and (y) in accordance with the Tax Gross-Up Principles. The Parties will provide the Accounting Firm with all Books and Records and other information and documentation in their possession reasonably relevant to the determinations to be made by it as may be requested by the Accounting Firm. No Party or any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyers and Sellers and their respective Representatives present or having the opportunity following at least five (5) Business Days’ prior written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each Other Party. All disputes with respect to the application of Audit Methods, Agreed Accounting Principles or the Tax Gross-Up Principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm pursuant to this Section 1.3(c) will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, absent fraud or manifest error, will be final, conclusive and binding upon the Parties. The amounts of the Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, the Closing Date Cash, the Closing Date IP Cash, the Closing Date Debt, the Closing Date IP Debt, the Closing Date Sellers Transaction Expenses, the Tax Gross-Up Amount and the resulting Final Closing Cash Payment (allocated among the Final CG OpCo Purchase Price, Final CCI OpCo Purchase Price and Final IPCo Purchase Price), in each case, as finally determined in accordance with this Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of the Parties pursuant to Section 1.3(b) or otherwise, determination by the Accounting Firm in accordance with this Section 1.3(c), or any combination thereof), will be used for purposes of any adjustments to the Estimated Closing Cash Payments pursuant to Section 1.3(d).

(d) Following Closing:

(i) if any of (x) the Estimated CG OpCo Purchase Price is lower than the Final CG OpCo Purchase Price, (y) the Estimated CCI OpCo Purchase Price is lower than the Final CCI OpCo Purchase Price, or (z) the Estimated IPCo Purchase Price is lower than the Final IPCo Purchase Price (any difference pursuant to this Section 1.3(d)(i), an “Underpayment” and, the sum of any such amounts in the aggregate, the “Underpayment Amount”), then within three Business Days following the determination of the Final Closing Cash Payment, HoldCo or Buyer IPCo, as applicable, will pay its applicable portion of the Underpayment Amount (if applicable, reduced pursuant to Section 1.3(d)(ii)(B)(I)) to the applicable Seller(s) by wire transfer of immediately available funds to the accounts designated by Sellers;

(ii) if any of (x) the Estimated CG OpCo Purchase Price is greater than the Final CG OpCo Purchase Price, (y) the Estimated CCI OpCo Purchase Price is greater than the Final CCI OpCo Purchase Price, or (z) the Estimated IPCo Purchase price is greater than the Final IPCo Purchase Price (any difference pursuant to this Section 1.3(d)(ii), an “Overpayment” and, the sum of any such amounts in the aggregate, the “Overpayment Amount”), then within three Business Days following the determination of the Final Closing Cash Payment:

(A) if the Overpayment Amount is less than or equal to the Adjustment Escrow Amount, then the Buyers and Sellers shall deliver a joint written instruction to the Escrow Agent to (I) release to HoldCo and/or Buyer IPCo, as applicable, out of the Adjustment Escrow Account, an amount equal to the applicable portion of the Overpayment Amount and (II) transfer to the Indemnity Escrow Account to become part of the Indemnity Escrow Funds, an amount equal to the balance remaining in the Adjustment Escrow Account after the payment specified in clause (I) above; or

(B) if the Overpayment Amount is greater than the Adjustment Escrow Amount, then (I) Buyers shall, if Sellers so elect, net any Underpayment Amount (or any portion thereof) against the Overpayment Amount, such that the Overpayment Amount shall be reduced dollar-for-dollar by reduction of the Underpayment Amount by an amount not to exceed the Underpayment Amount (and the Overpayment Amount shall in no event be less than zero (0)) (any remaining Overpayment Amount, after giving effect to the netting adjustment pursuant to this clause (I), the “Netted Overpayment Amount”), (II) if the Netted Overpayment Amount is less than or equal to the Adjustment Escrow Amount, then the Buyers and Sellers shall deliver a joint written instruction to the Escrow Agent to (x) release to HoldCo and/or Buyer IPCo, as applicable, out of the Adjustment Escrow Account, an amount equal to the applicable portion of the Netted Overpayment Amount and (y) transfer to the Indemnity Escrow Account to become part of the Indemnity Escrow Funds, an amount equal to the balance remaining in the Adjustment Escrow Account after the payment specified in the preceding clause (x), and (III) if the Netted Overpayment Amount is greater than the Adjustment Escrow Amount or the Sellers elect not to net the Underpayment Amount, then Sellers, on a several and not joint basis, and the Camuto Owners, in accordance with the Liability Basis, will deliver to HoldCo and/or Buyer IPCo, as applicable, by wire transfer of immediately available funds to an account designated by each such Buyer cash in the amount equal to such Buyer’s portion of the Netted Overpayment Amount or such Buyer’s Overpayment Amount, as applicable, minus the Adjustment Escrow Amount due to such Buyer and (y) Buyers and Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release to each Buyer, as applicable, the applicable portion of the Adjustment Escrow Funds in the Adjustment Escrow Account.

(e) Promptly following the completion of, and after giving effect to, the payments to be made pursuant to Section 1.3(d), Buyers and Sellers shall deliver a joint written instruction to the Escrow Agent to transfer all of the Adjustment Escrow Funds then remaining in the Adjustment Escrow Account, if any, to the Indemnity Escrow Account to become part of the Indemnity Escrow Funds.

(f) For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary, for purposes of calculating the Estimated Closing Cash Payments, the Estimated CG OpCo Purchase Price, the Estimated CCI OpCo Purchase Price, the Estimated IPCo Purchase Price, the Final Closing Cash Payment, the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final IPCo Purchase Price, no items included in the definitions of Closing Date Cash, Closing Date Debt, Closing Date IP Debt, Closing Date IP Cash or Closing Date Sellers Transaction Expenses (or any components thereof) will be double counted.

Section 1.4 Withholding. Each of the Buyers and the Acquired Companies shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as are required to be deducted or withheld in respect of such consideration or payment under the Code or any other applicable Tax Law; provided that Buyers and the Acquired Companies shall not withhold any amount pursuant to Section 1445 or Section 1446 of the Code in respect of a Selling Entity that has timely furnished the certificates and other documentation described in Section 5.9(k). To the extent that amounts are so deducted or withheld and timely remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. In the event any Buyer determines that any deduction or withholding from the consideration payable to Sellers at Closing is required pursuant to any provision of Tax Law other than Section 1445 or Section 1446 of the Code (or the Treasury Regulations promulgated thereunder), such Buyer shall provide the Sellers’ Representative with written notice of its intent to deduct or withhold at least five (5) Business Days prior to the Closing Date, and such Buyer shall consider in good faith any certification, statement, or other documentation submitted by Sellers’ Representative to establish a reduction in or exemption from withholding.

Section 1.5 Closing. The consummation of the Transactions (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than other conditions which by their nature are to be satisfied at Closing, which must be satisfied at Closing, unless waived in accordance with this Agreement), or at any other place, time or date as may be mutually agreed by Buyers and Sellers; provided that, unless consented to in writing by the Buyers, in no event shall the Closing take place prior to the close of business on the fifteenth (15th) Business Day following the date of this Agreement. The date on which Closing occurs is referred to as the “Closing Date.”

Section 1.6 Closing Deliverables.

(a) At Closing, each of HoldCo and Buyer IPCo will deliver to Sellers: (i) its respective Estimated Closing Cash Payments in accordance with Section 1.2(c); (ii) the Escrow Agreement duly executed by it; and (iii) the certificate described in Section 6.2(c).

(b) At Closing, Sellers will deliver or cause to be delivered to Buyers: (i) certificates evidencing the Securities accompanied by membership interest powers in the form attached hereto as Exhibit 1.6(b)(i), executed by the applicable Seller or its applicable Subsidiary; (ii) the Escrow Agreement duly executed by Sellers’ Representative; (iii) resignations effective as of Closing, in forms reasonably acceptable to Buyers, of any director or officer of the Acquired Companies designated in writing by Buyers no later than five (5) Business Days prior to the Closing Date; (iv) a certificate dated as of the Closing Date certifying that the Written Consent and Waiver has been executed and delivered by Louise Camuto, John Camuto and Alexander Del Cielo and has not been withdrawn or superseded and remains in full force and effect; (v) the duly executed FIRPTA Certificates and other documentation as described in Section 5.9(k); and (vi) the certificate described in Section 6.1(c).

(c) At Closing, Sellers will pay to the Camuto Estate the outstanding amount of all indebtedness owing by the Sellers to the Camuto Estate, including, without limitation, indebtedness in the principal amount of $7,000,000 evidenced by that certain Promissory Note dated June 20, 2018 issued by the Sellers to the Camuto Estate.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS

Subject to the exceptions and qualifications set forth in the Sellers Disclosure Schedule concurrently with the execution of this Agreement, each Seller and each Camuto Owner, on a several but not joint basis, makes the following representations and warranties regarding the Acquired Companies and the Business to Buyers; provided, however, that for the purposes of this Article 2, BCI shall be excluded from the definition of “Acquired Companies”; provided, further, that any assets or Liabilities of (i) BCI that are contributed to Chaus IPCo prior to the Closing shall be included in Article 2 for all purposes and (ii) Sole Society Group, Inc. (“SSGI”) that are transferred to SS IPCo, LLC prior to the Closing (the “Acquired SS Assets”) shall be included in Section 2.5 (Title to and Sufficiency of Assets), Section 2.6(d) (Financial Statements and Financial Matters), Section 2.10 (Legal Compliance), Section 2.11 (Tax Matters), Section 2.13 (Intellectual Property), Section 2.14 (Material Contracts), Section 2.16 (Litigation) and Section 2.19 (Affiliate Transactions) for all purposes, in each case, regardless of whether such assets or Liabilities are held by BCI or SSGI, as applicable, as of the date hereof and regardless of whether the transactions contemplated by the SSI IP Asset Purchase Agreement have been consummated.

Section 2.1 Organization and Qualification. Each of CG OpCo and CCI OpCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio. Each of CCI IPCo and Chaus IPCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of each of CG OpCo, CCI OpCo, CCI IPCo and Chaus IPCo is a limited liability company, corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization. Each Acquired Company is duly authorized to conduct the Business and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect.

Section 2.2 Corporate Power and Authorization. The Acquired Companies each have all requisite power and authority to carry on the Business as currently conducted. Sellers have delivered to Buyers true, correct and complete copies of the Organizational Documents of the Acquired Companies as in effect on the date of this Agreement. None of the Acquired Companies is in violation in any material respect of any provision of any of its Organizational

Documents. Section 2.2 of the Sellers Disclosure Schedule sets forth a true and complete list of each jurisdiction in which each of the Acquired Companies is licensed or qualified to do business. Each Acquired Company has the requisite power and authority to execute and deliver each Transaction Document to which such Acquired Company is a party and to perform its obligations thereunder. The execution and delivery by each Acquired Company of the Transaction Documents to which it is a party, and the performance by such Acquired Company of its obligations thereunder, have been duly authorized by all requisite organizational action. Each Transaction Document to which such Acquired Company is a party will be duly executed and delivered by such Acquired Company and will constitute the valid and legally binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and, except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 2.3 Capitalization.

(a) Section 2.3(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the authorized, issued and outstanding equity interests and interests convertible into or exchangeable for such equity interests and, in the case of issued and outstanding equity interests and interests convertible or exchangeable for such equity interests, the name of the record and beneficial owner thereof for each Acquired Company and any equity investments of any Acquired Company.

(b) Section 2.3(b) of the Sellers Disclosure Schedule sets forth a true and complete list of each incentive share (each, an “Incentive Share”) granted under the Group 2010 Equity Incentive Plan, as amended on October 31, 2014, including, with respect to each Incentive Share, (i) the number of Incentive Shares outstanding as of the date hereof, (ii) the name of the holder of each such Incentive Share and (iii) the date on which each such Incentive Share was granted.

(c) Except as set forth in Section 2.3(a) of Sellers Disclosure Schedule, all of the issued and outstanding equity interests, and interests convertible into or exchangeable for such equity interests, in each Acquired Company are, directly or indirectly, held of record and beneficially owned by Group or Consulting, as applicable, and as set forth in Section 2.3(a) of Sellers Disclosure Schedule. All of the issued and outstanding Securities and all the other equity interests of the Acquired Companies have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(c) of Sellers Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, preemptive rights, rights of first refusal, exchange rights or other Contracts that would require any Acquired Company to issue, sell or otherwise cause to become outstanding any equity securities of any Acquired Company. None of the Acquired Companies, either directly or indirectly, has any investments or ownership interests in any other corporation, business association, joint venture, partnership, trust, limited liability company or other entity or any agreement with respect to any of the foregoing. Except as set forth in Section 2.3(c) of the Sellers Disclosure Schedules, there are no outstanding or authorized stock appreciation, dividend equivalent, phantom interests, profit participation or similar rights with respect to the Acquired Companies. There are no voting trusts, proxies or other Contracts with respect to the voting of the securities or other equity interests of any of the Acquired Companies. None of the Acquired Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests or any warrants, options or other rights to acquire the equity interests of any of the Acquired Companies, or has, since the date of the Recent Balance Sheet, repurchased or otherwise acquired or retired any equity interests or any warrants, options or other rights to acquire equity interests of any of the Acquired Companies. All of the outstanding securities of the Acquired Companies have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws and are not subject to any preemptive right or right of first refusal which has not been irrevocably waived. None of the Acquired Companies has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for equity interests having the right to vote) on any matter.

Section 2.4 No Conflict. Except as set forth in Section 2.4 of the Sellers Disclosure Schedule, the execution and the delivery of this Agreement, the consummation by Sellers, the Camuto Owners and the Acquired Companies of the Transactions and the Pre-Closing Transactions, the prior transfer of interests in Group and Consulting to the Camuto Owners after the death of Vincent Camuto by the Camuto Estate, the Vince Camuto Revocable Trust, the Camuto Trusts and by operation of law (the “Estate Transactions”), the performance by Sellers, the Camuto Owners and the Acquired Companies of their obligations hereunder and thereunder will not, with or without notice or lapse of time or both: (a) violate any provision of the Organizational Documents of any of the Acquired Companies; (b) violate any Law or Order to which any Acquired Company is subject; (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party thereto the right to accelerate, terminate, recapture any real property, modify or cancel or require any notice under any Material Contract or Lease; or (d) result in the imposition of any Encumbrance (other than Permitted Encumbrances and other than Encumbrances arising out of acts of Buyers or their Affiliates) upon any Assets, except in the case of clauses (b) and (c) as would not reasonably be expected to have a Business Material Adverse Effect. Except for any notices and filings under, and compliance with other applicable requirements of, the HSR Act none of the Acquired Companies is required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the Transactions or the Pre-Closing Transactions except for any notice, filing, authorization, consent or approval the failure of which to be given, made or obtained would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 2.5 Title to and Sufficiency of Assets.

(a) Each Acquired Company owns good and valid title to, or a valid license or leasehold interest in, all of the Assets material to the operation of the Business as conducted as of the date hereof (and as of the date hereof and immediately prior to the Closing of the transactions contemplated by the SSI IP Asset Purchase Agreement, the Acquired SS Assets), free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible Assets are in good operating condition and repair in all material respects, reasonable wear and tear excepted.

(b) The Assets and the Acquired SS Assets are sufficient in all material respects for the conduct of the Business following the Closing in substantially the same manner as conducted as of the date hereof and at the Closing. None of the Excluded Assets is material to, used in or required for the operation of, the Business.

Section 2.6 Financial Statements and Financial Matters.

(a) Attached as Section 2.6(a) of the Sellers Disclosure Schedule are true, complete and correct copies, in all material respects, of the audited consolidated balance sheets of Group and Consulting and their Subsidiaries as of December 31, 2015, December 31, 2016 and December 31, 2017 and the related audited consolidated statements of income, cash flows and shareholders’ equity for each of the years then ended (the “Audited Financial Statements”). The Audited Financial Statements have been prepared from and are consistent with the information contained in the books and records of Group and Consulting and their Subsidiaries, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition and results of operations of Group and Consulting and their Subsidiaries (taken as a whole) as of the times and for the periods referred to therein. The books, records and accounts of Group and Consulting and their Subsidiaries are complete and accurate in all material respects and reflect actual, bona fide transactions.

(b) Except as set forth in Section 2.6(b) of the Sellers Disclosure Schedule, neither the internal accounting personnel of the Acquired Companies that are responsible for preparing the Audited Financial Statements nor the independent accountants of the Acquired Companies have within the past three years disclosed to the Acquired Companies in writing a material weakness or any significant deficiency in the system of internal accounting controls utilized by any Acquired Company. To Sellers’ Knowledge, the Acquired Companies have disclosed any and all fraud that has occurred during the past three years, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Acquired Companies over financial reporting.

(c) The Acquired Companies are not a party to any transactions involving the use of special purpose entities for any off balance sheet activity.

(d) Section 2.6(d) of the Sellers Disclosure Schedule sets forth the royalties paid for (i) the fiscal years ended December 31, 2016 and December 31, 2017 and (ii) the eight-month period ended August 31, 2018, in each case under each Out-License and the name of the applicable licensee.

Section 2.7 Inventory; Accounts Receivable.

(a) All inventory, whether finished goods, work in process or raw materials, reflected on the Recent Balance Sheet or thereafter acquired, is in good condition, is not obsolete and is usable or saleable in the Ordinary Course of Business, except for inventory items that have been written down to an amount not in excess of net realizable value or for which adequate reserves or allowances have been provided on the Recent Balance Sheet. The values at which inventories are carried reflect an inventory valuation policy consistent with Acquired Companies’ past practice and in accordance with GAAP. The Acquired Companies have good and marketable title to all its inventories, free and clear of Encumbrances, except for Permitted Encumbrances.

(b) All of the accounts receivable owing to the Acquired Companies and related reserves that are reflected in the accounting records of the Acquired Companies as of the Closing Date have been recorded in accordance with GAAP and represent or will represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course of Business. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Audited Financial Statements in accordance with GAAP, and the Acquired Companies have not canceled, or agreed to cancel, in whole or in part, any accounts receivable since the date of the Recent Balance Sheet except in the Ordinary Course of Business.

Section 2.8 Absence of Certain Changes. Since the date of the Recent Balance Sheet: (a) Sellers have operated the Acquired Companies in all material respects only in the Ordinary Course of Business; and (b) except as set forth in Section 2.8(b) of the Sellers Disclosure Schedule, neither Group, Consulting nor any Acquired Company has taken any action that, if taken during the period from between the date of this Agreement and the Closing Date, would constitute a breach of Section 5.1(a) (assuming a $150,000 disclosure threshold in each instance); and (c) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 2.9 Undisclosed Liabilities. Except for Liabilities (a) reflected on or adequately reserved against on the Recent Balance Sheet; (b) other than with respect to Indebtedness, incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet; or (c) included in the calculation of Final Closing Date Net Working Capital, Closing Date Debt or Closing Date IP Debt, the Acquired Companies have no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP.

Section 2.10 Legal Compliance.

(a) Each Acquired Company has all permits, licenses, approvals, consents, waivers, exemptions and authorizations by or of, or registrations with, any Governmental Body necessary to conduct the Business and own the Assets and the Acquired SS Assets as currently conducted and owned (collectively, the “Licenses”), all of which Licenses are in full force and effect, other than such Licenses which, if not obtained and in full force or effect would not, individually or in the aggregate, reasonably be expected to be material to the Business and which would not constitute a material default or material violation under or with respect to any Lease giving rise to a right of termination of such Lease. Section 2.10(a) of the Sellers Disclosure Schedule sets forth a true and complete list of all material Licenses held by each Acquired Company and the jurisdiction thereof. The Acquired Companies are and, during the last three years, have been, in compliance in all material respects with the material Licenses applicable to them. No Acquired Company has received within the last three years any written, or, to Sellers’ Knowledge, oral, notice from any Governmental Body regarding revocation, suspension or amendment of any material License which revocation, suspension or amendment is currently in effect.

(b) (i) The Acquired Companies and (with respect to the Business as conducted during the applicable time period) Sellers are and, during the last three years, have been in compliance in all material respects with all Laws and Orders applicable to the Acquired Companies and the Business and (ii) neither Sellers nor any Acquired Company has received any written communication during the past three years from a Governmental Body that alleges or refers to allegations that an Acquired Company or (with respect to the Business as conducted during the relevant time period) Sellers violated any Law or Order in any material respect.

Section 2.11 Tax Matters.

(a) All material Tax Returns required to be filed by or in respect of any of the Acquired Companies or the Acquired SS Assets have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All material Taxes required to be paid by or on behalf of any of the Acquired Companies or the Acquired SS Assets have been duly and timely paid. Section 2.11(a) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all states or other jurisdictions (whether domestic or foreign) in which any Acquired Company filed an income or material franchise Tax Return for the tax years ending December 31, 2016 and December 31, 2017.

(b) Except as set forth in Section 2.11(b) of the Sellers Disclosure Schedule, there are no audits, disputes, investigations examinations, claims or other proceedings in respect of material Taxes or Tax matters of any Acquired Company, or with respect to the Acquired SS Assets, currently pending or being threatened in writing. No Acquired Company has received from any Taxing Authority any written (i) notice indicating an intent to open an audit, dispute, investigation, examination, claim, proceeding or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed by any Taxing Authority against any Acquired Company or with respect to the Acquired SS Assets. In the last six years, no written claim has been made by a Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in such jurisdiction, which claim has not been fully paid, settled or otherwise finally resolved. No Acquired Company maintains a permanent establishment or fixed place of business in any country other than the country under the laws of which such Acquired Company is organized or incorporated.

(c) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment, deficiency or collection, which waiver or extension is currently in effect. No pending waiver extending the statutory period of limitations applicable to any claim for Taxes due from any Acquired Company or with respect to the Acquired SS Assets has been requested in writing by any Taxing Authority.

(d) Except as set forth in Section 2.11(d) of the Sellers Disclosure Schedule, no Acquired Company and, with respect to the Acquired SS Assets, no Buyer, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Period as a result of any (i) adjustment required by reason of a change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Tax Law) made prior to the Closing, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed prior to the Closing, (iii) intercompany transaction, installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount or deferred revenue received prior to the Closing or (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law).

(e) Within the two-year period prior to the date hereof, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code.

(f) Except as set forth in Section 2.11(f) of the Sellers Disclosure Schedule, each of the Acquired Companies (i) has withheld and collected all material Taxes required to have been withheld or collected in connection with amounts paid or owing to, or received or owing from, any employee, independent contractor, creditor, shareholder, customer, client or other person or third party, and (ii) has timely remitted and reported all such withheld and collected Taxes to the proper Governmental Body in accordance with applicable Laws.

(g) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any assets of the Acquired Companies or upon the Acquired SS Assets.

(h) The Acquired Companies have made available to Buyers copies of all income Tax Returns filed by the Acquired Companies or with respect to the Acquired SS Assets for each of the preceding four years and all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company or with respect to the Acquired SS Assets during such period. No Acquired Company has requested or received any ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority, in each case, that would affect an Acquired Company’s liability for Taxes in a Post-Closing Period.

(i) No Acquired Company (i) has ever been a member of a combined, consolidated, affiliated, unitary or similar group for Tax purposes or (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law) or as a transferee or successor.

(j) No Acquired Company is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement, or any other contractual obligation to pay the Tax obligation of another Person or make any payments to any other Person in respect of any tax attributes or benefits, in each case, except for customary provisions contained in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes.

(k) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) Each Acquired Company (other than the Acquired Companies set forth in Section 2.11(l) of the Sellers Disclosure Schedule, the U.S. federal income tax classification of which (at all times from their respective formation through the Closing) is set forth on such schedule) is, at all times since its formation has been, and will be at all times through the Closing, properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes. None of the Acquired Companies is, or has been at any time during their existence, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

(m) Section 2.11(m) of Sellers Disclosure Schedule sets forth the following information with respect to each Acquired Company as of the most recent practicable date: the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, excess charitable contribution or similar Tax attribute of or allocable to the Acquired Company, as well as any limitations with respect to such Acquired Company’s ability to utilize any such Tax attribute (e.g., under Section 382 or Section 383 of the Code).

(n) Except as set forth in Section 2.11(n) of the Sellers Disclosure Schedule, prior to the completion of the Pre-Closing Transactions, none of the Acquired Companies has been a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code, in each case, at any time since formation.

(o) Except as specifically set forth in Section 2.11(o) of the Sellers Disclosure Schedule, no Acquired Company (i) is a party to (or is treated, for U.S. federal income Tax purpose, as being a party to) any joint venture, partnership or other arrangement treated as a partnership for U.S. federal income Tax purposes or (ii) owns an ownership or other equity interest in any other Person (other than an Acquired Company) for Tax purposes.

(p) Each of the Acquired Companies has complied with, and is in compliance with, all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order, in each case, in all material respects.

The representations and warranties contained in Section 2.6 (Financial Statements), this Section 2.11 (Tax Matters) and Section 2.17 (Employee Benefits; Labor Matters) constitute the sole and exclusive representations and warranties made by the Sellers concerning Tax matters.

Section 2.12 Real Property.

(a) Except as set forth in Section 2.12(a) of the Sellers Disclosure Schedule, no Acquired Company owns or has ever owned (including any interest therein) any real property or has an option, right of first offer, right of first negotiation or right of first refusal to acquire any real property or any interest therein. With respect to all owned real property set forth on Section 2.12(a) of the Sellers Disclosure Schedule (the “Owned Real Property”):

(i) one of the Acquired Companies has good and valid fee simple or comparable title to the Owned Real Property, in each case free and clear of all Encumbrances, except Permitted Encumbrances; and

(ii) except as would not reasonably be expected to be material to the Acquired Companies or the Business, (A) neither Sellers nor any Acquired Company has received written notice of any, and to Sellers’s Knowledge, there is no, default by any Acquired Company or any Seller under any restrictive covenant or other recorded real property documents affecting the Owned Real Property, and (B) there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any Acquired Company or any Seller under any such restrictive covenants or other recorded real property documents.

(b) Except for Leased Real Property governed by a Lease with a total term less than or equal to one (1) month, Section 2.12(b) of the Sellers Disclosure Schedule sets forth the address of each parcel of Leased Real Property and (i) a true and complete list of all Leases and the name and address of each current landlord for each such Leased Real Property; and (ii) a true and complete list of all Subleases and the name and address of each current subtenant or licensee (and each guarantor, if any) with respect to each Sublease. With respect to each Lease and Sublease:

(i) such Lease and Sublease is legal, valid, binding, enforceable and in full force and effect against the applicable Acquired Company and, to Sellers’ Knowledge, each other party thereto;

(ii) no Acquired Company nor, to Sellers’ Knowledge, any other party to such Lease or Sublease is in default or breach in any material respect under such Lease or Sublease, and, to Sellers’ Knowledge, no event has occurred or circumstance exists (including as a result of the Pre-Closing Transactions or the Estate Transactions, and after giving effect to the transactions as contemplated under this Agreement) which, with the delivery of notice, the passage of time or both, would give rise to any material default, material breach, modification, acceleration, right of recapture, payment, cancellation or termination of such Lease or Sublease that is materially adverse to any Acquired Company or the Business, as applicable, or in any manner releases any party to such Lease or Sublease from any material obligation owed to any Acquired Company, as applicable. No Acquired Company has received or given any notice of material default or material breach under any Lease or Sublease which remains uncured;

(iii) the base rent and any security deposit (without reduction or drawing by the holder) set forth in such Lease or Sublease is the actual fixed rental being paid and security deposit being held thereunder, and there are no separate agreements or understandings with respect to the same; and

(iv) the Acquired Companies have made available to Buyers a true, correct and complete copy of such Lease and Sublease.

(c) To Sellers’ Knowledge, the improvements and fixtures on the Owned Real Property and the Leased Real Property are in good operating order and condition and in all material respects suitable for their current use, and there is no unrepaired material casualty damage thereto, ordinary wear and tear excepted. Each of the Acquired Companies, as applicable, has sufficient rights of access with respect to any and all Owned Real Property and Leased Real Properties that is necessary for the conduct of the Business as currently conducted, and there are no material pending or, to Sellers’ Knowledge, threatened Proceedings, assessments, audits, or investigations by any Governmental Body or any other Person to cancel, terminate or modify such rights of access. There is no pending or, to Sellers’ Knowledge, threatened Proceeding, assessments, audits, or investigations by any Governmental Body or any other Person to take, by condemnation, agreement in lieu of condemnation or otherwise, any of the Owned Real Property or the Leased Real Property.

(d) Section 2.12(d) of the Sellers Disclosure Schedule sets forth a true and complete list of all leases, licenses or occupancy agreements (including all amendments, modifications, termination agreements, settlement agreements, consents, releases, renewals, extensions and guaranties thereof) to which any Acquired Company was a party that expired or was terminated in the last three years (the “Terminated Leases”), together with the termination fee or payment (if any) payable by the Acquired Company in connection therewith (“Termination Fees”). All Termination Fees have been paid in full and each Acquired Company has paid in full or otherwise completely discharged all other payments or obligations required pursuant to or in connection with the Terminated Leases. Without limiting the foregoing, there are no third-party actions, environmental liabilities or any other outstanding obligations (including contingent obligation) with respect to, or any releases from any landlord related to, any Terminated Lease.

(e) Section 2.12(e) of the Sellers Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, modifications, supplements, extensions, renewals, guaranties, assignments, consents, releases and other agreements, and all written notices from any landlord or any assignee or assignee’s guarantor alleging any default or material breach, with respect thereto, pursuant to which an Acquired Company has assigned its interest therein to a third party within the last three years (“Assigned Leases”).

(f) To the Sellers’ Knowledge, there are no defaults or breaches of any Assigned Lease by any party arising after the date of assignment by any Acquired Company (nor any events or occurrences under the Assigned Leases that with the giving of notice, lapse of time, or both, would constitute such default or breach).

(g) The Guaranty Payment and Performance Guaranty by Tivoli Group S.p.A., dated October 2015, with respect to the Lease at 667 Madison Avenue, New York is in full force and effect.

Section 2.13 Intellectual Property.

(a) Section 2.13(a) of the Sellers Disclosure Schedule accurately identifies all Owned Acquired Company Intellectual Property that is Registered Intellectual Property (including for each item (i) the applicable application numbers and, if issued, the registration number; (ii) the filing date; (iii) the issuance date; (iv) country in which the application was filed or registered; and (v) the status, as applicable).

(b) Except as set forth in Section 2.13(b) of the Sellers Disclosure Schedule, the Acquired Companies own all right, title and interest in and to the Owned Acquired Company Intellectual Property free and clear of all Encumbrances, other than Permitted Encumbrances and have the valid right and license to use all Licensed Company Intellectual Property.

(c) The Owned Acquired Company Intellectual Property and the Licensed Acquired Company Intellectual Property constitutes the Intellectual Property Rights necessary for the operation of the Business as conducted as of and prior to the Transaction in all material respects. The Owned Acquired Company Intellectual Property includes all Registered Intellectual Property that is subject to a royalty-bearing Out-License. The Sellers and Acquired Companies have taken all reasonable steps to maintain, police and protect the Acquired Companies’ respective rights in and to the material Owned Acquired Company Intellectual Property.

(d) Except as set forth in Section 2.13(d) of the Sellers Disclosure Schedule, there is no pending dispute, including any claim or, to Sellers’ Knowledge, threatened claim, with respect to the Owned Acquired Company Intellectual Property: (i) contesting the right of the Acquired Companies to use, exercise, sell, license, transfer or dispose of any of the Owned Acquired Company Intellectual Property; or (ii) challenging the ownership, validity or enforceability of any of the Owned Acquired Company Intellectual Property. No Owned Acquired Company Intellectual Property is subject to any outstanding (x) order, judgment, decree, stipulation or injunction or (y) agreement restricting in any manner the licensing, assignment, transfer or conveyance thereof by the Acquired Companies.

(e) Except as set forth in Section 2.13(e) of the Sellers Disclosure Schedule, all Owned Acquired Company Intellectual Property is subsisting, valid and enforceable. Without limiting the generality of the foregoing:

(i) each of the Acquired Company Registered Trademarks (i) to Sellers’ Knowledge was properly filed with the United States Patent and Trademark Office (“USPTO”) or the equivalent foreign authority, as applicable, and (ii) has not been abandoned.

(ii) Section 2.13(e)(ii) of the Sellers Disclosure Schedule lists any Trademarks constituting Owned Acquired Company Intellectual Property where the record owner is not an Acquired Company.

(iii) Except as set forth in Section 2.13(e)(iii) of the Sellers Disclosure Schedule, in each case where the entity applying to register such Trademark (“Registrant”) is not the current owner of an Acquired Company Registered Trademark, it has validly transferred such Trademark and the goodwill appurtenant thereto to an Acquired Company pursuant to an assignment recorded with the USPTO and, in the case of any non-U.S. Trademark, the equivalent non-U.S. authority.

(f) All necessary documents and certificates currently due for filing as of the date hereof in connection with any Acquired Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Acquired Company Registered Intellectual Property. Except as set forth in Section 2.13(f) of the Sellers Disclosure Schedule, none of the Acquired Company Registered Intellectual Property is subject to any maintenance fees or renewal actions from the date hereof to November 15, 2018.

(g) Except as set forth in Section 2.13(g) of the Sellers Disclosure Schedule, no Acquired Company Registered Intellectual Property has been, or is now, the subject of any opposition, invalidation, cancellation, re-examination or other proceeding (other than ordinary course proceedings and office actions in connection with the application for such Acquired Company Registered Intellectual Property) by or before any Governmental Body, in each case which is pending and unresolved, and, to Sellers’ Knowledge, no such action is threatened.

(h) Except as set forth in Section 2.13(h) of the Sellers Disclosure Schedule, no Proceedings are pending, and neither any Acquired Company nor any Seller has received written notice (or, to Sellers’ Knowledge, oral notice) that any Proceeding is threatened against an Acquired Company or any of its licensees, alleging that an Acquired Company or any product made or sold by an Acquired Company, or any of its licensees is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person and to Sellers’ Knowledge, no such action is threatened. Except as set forth in Section 2.13(h) of the Sellers Disclosure Schedule, as of January 1, 2016, neither any product made or sold by an Acquired Company nor the operation of the Business has infringed, violated, diluted or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices. To Sellers’ Knowledge, none of the Acquired Companies have any liability for, and, except as set forth in Section 2.13(h) of the Sellers Disclosure Schedule, have not given indemnification for, Intellectual Property Rights infringement to any third party since January 1, 2016.

(i) Except as set forth in Section 2.13(i) in the Sellers Disclosure Schedule, since January 1, 2016, neither the Acquired Companies nor Sellers have brought any Proceedings alleging: (i) infringement, misappropriation, dilution or other violation of any of the Acquired Company Registered Intellectual Property or unfair competition or unfair trade practices; or (ii) breach of any agreement (including any Out-License) authorizing or licensing another Person to use or practice any Owned Acquired Company Intellectual Property.

(j) The Acquired Companies have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all of their respective material Trade Secrets. Except as set forth in Section 2.13(j) in the Sellers Disclosure Schedule, to Sellers’ Knowledge, there has been no unauthorized disclosure or use of, or access to, any material technology, information or Trade Secret of any Acquired Company or any of their respective licensees. To Sellers’ Knowledge, no current or former employee of, or consultant or contractor to, an Acquired Company owns any material Owned Acquired Company Intellectual Property. No such Person has asserted by written notice (or, to Sellers’ Knowledge, orally) any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any material Owned Acquired Company Intellectual Property.

(k) Section 2.13(k)(i) of the Sellers Disclosure Schedule contains a true and complete list of all Contracts pursuant to which any third Person is or, within the one (1) year period ending on the date of this Agreement, has been licensed to use or practice any Owned Acquired Company Intellectual Property, including licenses, franchise agreements, covenants not to sue, co-existence agreements and settlement agreements (collectively and, for the avoidance of doubt, including the Outbound Licenses (as defined in the SSI IP Asset Purchase Agreement), the “Out-Licenses”). Section 2.13(k)(ii) of the Sellers Disclosure Schedule lists all Contracts to which an Acquired Company is a party that grants an Acquired Company a license, ownership rights, an option to, or other rights in or to any Intellectual Property Rights owned by a third Person that is material to the operation of the Business (the “In-Licenses” and together with the Out-Licenses, collectively, the “IP-Licenses”) other than, (x) licenses to commercially available software on standard terms and conditions and (y) non-disclosure and similar agreements granting revocable, non-exclusive rights in Trade Secrets or other confidential information for nominal non-monetary consideration. Except as set forth on Section 2.13(k)(i) of the Sellers Disclosure

Schedule, the execution and the delivery of this Agreement, the consummation by Sellers or the Camuto Owners of the Transactions and the performance by Sellers or the Camuto Owners of their obligations hereunder will not, with or without notice or lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party thereto the right to accelerate, terminate, modify or cancel or require any notice under any IP-License, or trigger any payment obligation, increase in royalties or other right in any counterparty to an Acquired Company under any IP-License.

(l) The Acquired Companies have implemented commercially reasonable backup, security and disaster recovery technology and procedures with respect to the Business, there has not been any failure, loss of data, or material breach of security, with respect to any IT Assets, including any systems on which any Acquired Company maintains material data (including Personal Data) related to the Business and, to Sellers’ Knowledge, no Person has gained unauthorized access to the IT Assets. The IT Assets (i) are currently adequate to run the Business and operate and perform in all material respects as is necessary for the Business as currently conducted and (ii) to Sellers’ Knowledge, do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm any computer systems or software. As of the date hereof, the IT Assets provide the operations of the Business, including its consumer-facing internet websites, with speed that is generally consistent with industry standards and, to Sellers’ Knowledge, the IT Assets will operate and continue to be accessible to end users on a consistent basis immediately prior to the Closing, in each case, in all material respects.

(m) Except as set forth in Section 2.13(m) of the Sellers Disclosure Schedule, each Acquired Company has a privacy policy (collectively, the “Privacy Policy”) regarding the collection and use of Personal Data in connection with the Business, a true, correct and complete copy of which has been provided to Buyers prior to the date hereof. The Acquired Companies are in compliance with applicable Laws and Contracts regarding the privacy and security of customer, employee and other Personal Data and are compliant with their Privacy Policy and, to the Sellers’ Knowledge, as of the date hereof, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data provided to, or held by, or on behalf of any the Acquired Companies. No Acquired Company has received any written notice of any claims, investigations (including investigations by any Governmental Body), or alleged violations of Contracts. The execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby do not violate the Privacy Policy as it currently exists or, to the extent that prior versions thereof remain binding, as it existed at any time during which any Personal Data was collected or obtained by any Acquired Company and, upon Closing, the Acquired Companies will continue to have the right to use such Personal Data on identical terms and conditions as they enjoyed immediately prior to the Closing.

Section 2.14 Material Contracts.

(a) Section 2.14(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the following Contracts to which an Acquired Company is a party as of the date of this Agreement or by which any of the Assets is bound (collectively, with the IP-Licenses, the “Material Contracts”), excluding any Employee Benefit Plans, Leases and Contracts that are Excluded Assets:

(i) all Contracts that involve the expenditure or receipt of more than $150,000 annually, other than purchase orders for inventory and sale of products or services in the Ordinary Course of Business;

(ii) all Contracts required to be listed pursuant to Section 2.13(k);

(iii) all Contracts related to Indebtedness in a principal amount greater than $150,000, including the incurrence, assumption or guarantee of any Indebtedness of any Acquired Company, or any other Person;

(iv) all Contracts that: (A) contain a non-competition or non-solicitation covenant by any Acquired Company with respect to the Business or in any geographical area in the world restricting the development, manufacture, marketing or distribution of any Acquired Company’s products or services; or (B) grant exclusivity of the marketing, distribution or sale of any of the Acquired Company’s products to any Person or otherwise grants exclusivity to any Person;

(v) all Contracts that require any Acquired Company to purchase a minimum amount or specified amount of its total requirement for any product or service from a third party;

(vi) all vendor or customer Contracts to which any Acquired Company is a party pursuant to which the Acquired Company has received or paid during the immediately preceding calendar year aggregate payments in excess of $150,000, other than purchase orders for inventory and sale of products or services in the Ordinary Course of Business;

(vii) all Contracts pursuant to which any Acquired Company is a franchisor or franchisee, or otherwise relating to a franchise;

(viii) all Contracts under which any Acquired Company has made an advance (other than in the Ordinary Course of Business) or loan to any other Person in a principal amount greater than $200,000 that is currently outstanding;

(ix) all Contracts concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of a business or a portion thereof entered into during the last three years or pursuant to which there are any continuing obligations with respect to indemnification, other than the sale or acquisition of inventory or immaterial amounts of personal property and equipment in the Ordinary Course of Business;

(x) all Contracts that provide for capital expenditures or (other than in the Ordinary Course of Business) acquisition of machinery, equipment or other personal property (excluding inventory and materials related thereto) in excess of $250,000 on an annual basis;

(xi) all Contracts granting to any Person (other than an Acquired Company) an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any ownership interests or material Assets;

(xii) all Contracts requiring the disposition of any Assets material to the ongoing operation of the Business other than sales of inventory in the Ordinary Course of Business;

(xiii) all joint venture, limited partnership or similar agreements to which an Acquired Company is a party;

(xiv) all Contracts under which an Acquired Company has any obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation;

(xv) all Contracts to which a Governmental Body is a party;

(xvi) all Contracts that guarantee the obligations of service providers, vendors, officers, directors, employees, Affiliates or others; and

(xvii) all Contracts of the nature listed in clauses (i) – (xvi) above that require a consent to, or otherwise contain provisions providing rights of termination or material modification in connection with, a “change of control.”

(b) (i) Each Material Contract is legal, valid, binding and enforceable and in full force and effect against an Acquired Company; (ii) no Acquired Company or, to Sellers’ Knowledge, any other party thereto, is in breach or default in any material respect and, to Sellers’ Knowledge, no event has occurred which with or without notice or lapse of time (or both) would constitute such a material breach or default or permit, termination modification or acceleration, under any Material Contract; and (iii) as of the date hereof no Acquired Company has received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract and, to Sellers’ Knowledge, no party to a Material Contract intends to cancel, not renew or terminate such Material Contract.

(c) Sellers have made available to Buyers true, correct and complete copies of all written Material Contracts.

Section 2.15 Insurance. Section 2.15 of the Sellers Disclosure Schedule sets forth a true and complete list of all Insurance policies (the “Insurance Policies” and each, an “Insurance Policy”) held by any Acquired Company with respect to the Business or the Assets. No further premiums or payments will be due under such Insurance Policies after the Closing with respect to periods prior to the Closing (except to the extent accrued for in Final Closing Date Net Working Capital). No Acquired Company is in default in any material respect of its obligations under any Insurance Policies, which default could give rise to a termination of any such policy. No Insurance Policy has been cancelled within the last three years and, to Sellers’ Knowledge, no threat has been made to cancel any Insurance Policy during such period. True and complete copies of the Insurance Policies have been made available to Buyers.

Section 2.16 Litigation.

(a) To Sellers’ Knowledge, there is no investigation, audit or assessment pending or threatened by any Governmental Body with respect to an Acquired Company or (with respect to the Business) Sellers. There are no: (i) Proceedings pending or, to Sellers’ Knowledge, threatened (A) against an Acquired Company or, with respect to the Business, Sellers, or any of the Assets or the Acquired SS Assets, or (B) against or involving any officer, director, shareholder or employee of an Acquired Company (in their respective capacities as such) at law or in equity; and (ii) Orders in effect with respect to the Acquired Companies or (with respect to the Business) Sellers or any of the Assets, which in the case of matters described in (i) or (ii) is, or would reasonably be expected to be, individually or in the aggregate, material to the Business.

(b) Section 2.16(b) of the Sellers Disclosure Schedule sets forth a true, correct and complete list of (i) all material Proceedings and settlements, (ii) all current pending investigations, audits or assessments by any Governmental Body with respect to which any Acquired Company or (with respect to the Business) any Seller has received written notice and (iii) to Sellers’ Knowledge, any and all pending or threatened investigations, audits or assessments by any Governmental Body, in each case, involving (A) any Acquired Company or (with respect to the Business as conducted during the relevant time period) any Seller or (B) to Sellers’ Knowledge, any of their respective officers, directors, shareholders or employees (in their respective capacities as such) and relating to the Business, in each case occurring, arising or existing between January 1, 2016 and the date of this Agreement.

Section 2.17 Employees Benefits; Labor Matters.

(a) Section 2.17(a) of the Sellers Disclosure Schedule contains a true, correct and complete list of each material Employee Benefit Plan, separately identifying each OpCo Employee Benefit Plan and each CCI IPCo Employee Benefit Plan. Sellers have made available to Buyers true and complete copies of all Employee Benefit Plans and, to the extent applicable and in existence, (i) related trust agreements, insurance contracts, summary plan descriptions, the most recent annual report and all amendments thereto, (ii) the most recent financial and/or actuarial reports relating to thereto, (iii) the determination, advisory or opinion letter, (iv) the most recent annual report on Form 5500 (and all schedules required to be filed thereto) and (v) and any related correspondence with a Governmental Body. Except as set forth in Section 2.17(a) of the Sellers Disclosure Schedule, all Employee Benefit Plans are sponsored, maintained or contributed to by the Acquired Companies.

(b) The Acquired Companies are and, during the last six years, have been in compliance in all material respects with all Laws and Orders applicable to the Employee Benefit Plans, each Employee Benefit Plan is, and during the last six years has, been operated in compliance in all material respects with the terms thereof and with all Laws and Orders applicable to the Employee Benefit Plan, and neither Sellers nor any Acquired Company have received any written communication during the past six years from a Governmental Body that alleges or refers to allegations that an Acquired Company or violated any Law or Order applicable to the Employee Benefit Plans in any material respect.

(c) The IRS has issued a favorable determination, opinion or advisory letter with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) and its related trust, and such determination, advisory or opinion letter has not been revoked and, to Sellers’ Knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Employee Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) Except as set forth on Schedule 2.17(d) of the Sellers Disclosure Schedule, neither the Acquired Companies nor any of their respective ERISA Affiliates sponsor, maintain, contribute to, have any obligation to contribute to, or have ever sponsored, maintained, contributed to, or had any obligation to contribute to, or have any actual or contingent liability with respect to, any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iii) any other plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Except as set forth on Schedule 2.17(d) of the Sellers Disclosure Schedule, neither the Acquired Companies nor any of their respective ERISA Affiliates have incurred, or reasonably expect to incur, any withdrawal liability under any Multiemployer Plan. Except as set forth on Schedule 2.17(d) of the Sellers Disclosure Schedule, there does not now exist, nor do any circumstances exist, that could reasonably be expected to result in, any material Controlled Group Liability, jointly or severally, to any Acquired Company. Except as set forth in Section 2.17(d) of the Sellers Disclosure Schedule, none of the Acquired Companies have any material liability in respect of, or any obligation to provide, medical, dental, disability, life insurance benefits or other welfare benefits to any current or former employee or independent contractor of the Acquired Companies beyond retirement or other termination of service, except as required to comply with Section 4980B of the Code, pursuant to employment or severance agreements set forth in Section 2.17(d) of the Sellers Disclosure Schedule, or any other applicable Law. None of the Acquired Companies nor any of their ERISA Affiliates have any liabilities that have not been satisfied in full or, to the extent not required to be made or paid on or before the date hereof, fully reflected on the books and records of the Acquired Companies in accordance with GAAP, in respect of any current, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA that is currently or was formerly maintained by any Acquired Company or any of their ERISA Affiliates.

(e) There are no material pending or, to Sellers’ Knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the (i) the Acquired Companies with respect to any Employee Benefit Plan, (ii) the Employee Benefit Plans, (iii) any fiduciaries of the Employee Benefit Plans with respect to their duties to the Employee Benefit Plans or (iv) the assets of any of the trusts under any of the Employee Benefit Plans, which in the case of matters described in (i), (ii), (iii) or (iv) has had, or would reasonably be expected to result in, individually or in the aggregate, material liability of any of the Acquired Companies (or any of their respective ERISA Affiliates) or would reasonably be expected to result in any Liability under any Employee Benefit Plan to the Pension Benefit Guaranty Corporation, the Department of the Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in an Employee Benefit Plan, or any other party that would have, individually or in the aggregate, a Business Material Adverse Effect on the Acquired Companies.

(f) Except as set forth in Section 2.17(f) of the Sellers Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the transactions or actions contemplated by this Agreement (whether alone or in combination with any other event), shall (i) entitle any current or former employee of Seller or its Affiliates to any increase in compensation or benefits or severance pay upon or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment of compensation or benefits under any of the Employee Benefit Plans, or (iii) increase the amount payable under, or result in any other material obligation pursuant to, any of the Employee Benefit Plans. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(g) Except with respect to any Employee Benefit Plan covered by the indemnification provisions of Section 8.2(f), each Employee Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder in all material respects. No compensation payable by the Acquired Companies has been reportable as nonqualified deferred compensation in the gross income of any current or former employee, director or independent contractor of the Acquired Companies as a result of the operation of Section 409A of the Code.

(h) None of the Acquired Companies is party to, or bound by, any collective bargaining agreement, contract or other agreement with a labor union, employee committee or other labor organization. To Sellers’ Knowledge, no union organizing or certification activities are being conducted or threatened with respect to any employees of the Acquired Companies. There are no (i) current strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to Sellers’ Knowledge, threatened against any Acquired Company, or (ii) material unfair labor practice charges or complaints pending or, to the Sellers’ Knowledge, threatened by or on behalf of any current or former employee or independent contractor of any of the Acquired Companies. Except as set forth in Section 2.17(h) of the Sellers Disclosure Schedule, there is no material claim or material grievance pending or, to Sellers’ Knowledge, threatened claim (including charges of unfair labor practices or harassment, complaints, claims or judicial or administrative proceedings, in each case which are pending or, to Sellers’ Knowledge, threatened, by or on behalf of any current employees, directors or independent contractors of the Acquired Companies) relating to, and the Acquired Companies are in compliance with and have complied in all material respects with, any labor and employment laws, including with respect to employment contracts, wages and hours, classification, plant closing notifications, employment statute or regulations, privacy rights, labor disputes, workers’ compensation policies or long-term disability policies, safety, retaliation, immigration and discrimination.

(i) With respect to any Employee Benefit Plan subject to the laws of any jurisdiction other than the Laws of the United States, each such plan (i) has been operated in material compliance with its terms, any applicable collective bargaining or other works council agreements, and the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such plan is present or operates and, to the extent relevant, the United States; (ii) has obtained from the Governmental Body having jurisdiction with respect to such plan any required determinations, if any, that such plan is in compliance in all material respects with the applicable Laws of the relevant jurisdiction if such determinations are required in order to give effect to such plan; (iii) if intended to qualify for special tax treatment, has met (and continues to meet, in all material respects) all requirements for such treatment; and (iv) is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions or generally accepted accounting principles.

(j) Except with respect to offices located in Hong Kong, PRC and Brazil, prior to the date hereof, the Acquired Companies shall have made available to Buyers a complete and accurate list of each employee and independent contractor of the Acquired Companies (such list to be updated five (5) Business Days prior to the Closing Date, to reflect material changes to the extent permitted by Section 5.1(a)(v)) that shows with respect to each such individual: (i) such individual’s name, position held, hire date, base salary or hourly wage rate, as applicable; (ii) whether such individual is an employee or an independent contractor; (iii) whether such individual is full-time or part-time; (iv) such individual’s visa status; (v) to which Acquired Company such individual is providing services; (v) whether such individual is classified as exempt or non-exempt, (vi) whether such individual is on a leave of absence and (vii) such individual’s incentive and bonus opportunities (including any commission opportunities) for the current year. With respect to offices located in Hong Kong, PRC and Brazil, no later than five (5) Business Days following the date hereof, the Acquired Companies shall make available to Buyers a complete and accurate list of each employee of such offices that includes all of the information set forth in the immediately preceding sentence.

Section 2.18 Environmental Matters. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or as would not constitute a default or material breach with respect to any Lease:

(a) the Acquired Companies and their respective operations on the Owned Real Property and the Leased Real Property are in compliance with Environmental Laws applicable to the Acquired Companies and as required under the respective Lease;

(b) the operation of the Business as presently operated is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Licenses required under all applicable Environmental Laws and necessary to operate the Business as presently operated (the “Environmental Permits”);

(c) no Acquired Company is subject to any pending, or to Sellers’ Knowledge, threatened claim alleging that it or any of its Subsidiaries is in violation of any Environmental Law or any Environmental Permit or that any Acquired Company has any liability under any Environmental Law;

(d) except as set forth in Section 2.18(d) of the Sellers Disclosure Schedule, to Sellers’ Knowledge, there are no pending or threatened investigations involving any Acquired Company, or any currently or any previously Owned Real Property or Leased Real Property of the Acquired Companies under Environmental Laws, which would reasonably be expected to result in any liability pursuant to any Environmental Law on the part any Acquired Company;

(e) to Sellers’ Knowledge, there is not present in, on or under any of the Leased Real Property any Hazardous Substance in such form or quantity as would reasonably be expected to result in liability to any Acquired Company under any applicable Environmental Law or which would interfere with the conduct and operation of the Business as currently conducted thereon. To Sellers’ Knowledge, no Acquired Company has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in any manner that would reasonably be expected to result in any liability under any applicable Environmental Law to any Acquired Company, or which would constitute a default or material breach of any Lease; and

(f) Notwithstanding any other provisions of this Agreement, this Section 2.18 contains the sole and exclusive representations and warranties made by Sellers and the Camuto Owners regarding environmental matters, Environmental Law and Hazardous Substances.

Section 2.19 Affiliate Transactions. Except for employment agreements between the Acquired Companies and their officers as set forth in Section 2.17(a) of the Company Disclosure Schedule, customary directors’ and officers’ indemnification agreements or the participation of Louise Camuto in certain Employee Benefit Plans, none of (a) Sellers or any Affiliate of Sellers (other than any Acquired Company), (b) any director or officer of any Person described in the foregoing clause (a) or of any Acquired Company or (c) any Affiliate of any Person described in the foregoing clause (b), (x) is a party to any Contract or transaction with an Acquired Company, or which pertains to the Business (other than this Agreement and any of the Transaction Documents), or (y) has any ownership interest in the Assets or the Acquired SS Assets. Section 2.19 of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all material Contracts or summaries of all transactions described in clause (x) of this sentence (together, but not limited to those set forth in this Section 2.19, the “Related Party Agreements”) and have made available to Buyers true, correct and complete copies of all such Related Party Agreements.

Section 2.20 Broker’s Fees. Except for the fees of MMG Advisors, Inc., whose fees with respect to the Transactions will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by or on behalf of any Acquired Company in connection with the Transactions.

Section 2.21 Export Control Laws and Economic Sanctions.

(a) No Acquired Company nor any director, officer or employee of any Acquired Company or, to Sellers’ Knowledge, any agent or other Representative acting on behalf of any Acquired Company, is currently, or has been in the last four years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging or having engaged directly or indirectly, in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; (iv) engaging or having engaged directly or indirectly in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (the “IRS”).

(b) During the last four years, no Acquired Company has imported finished goods into the United States, the European Union, or other relevant countries that (i) has been or is covered by an antidumping duty order or countervailing duty order or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the U.S. government, the European Union, or other relevant countries with respect to such imported finished goods; or (ii) was or is in violation of import Laws of the United States or the European Union, including those with respect to valuation, classification or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, or country of origin marking requirements.

Section 2.22 Improper Payment Laws. In the past five years:

(a) No Acquired Company or any director, officer or employee of any Acquired Company or, to Sellers’ Knowledge, any agent or other third-party representative acting on behalf of any Acquired Company has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate; (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist any Acquired Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any Person that would constitute a material breach of any Improper Payment Law or result in a material Liability in connection with a violation of any Improper Payment Law.

(b) No Acquired Company or any director, officer or employee of any Acquired Company or, to Sellers’ Knowledge, any agent or other third party representative acting on behalf of any Acquired Company has, directly or indirectly, (i) made, offered, promised or authorized any bribe, rebate, payoff, influence payment, kickback, contribution, gift, entertainment, other expense relating to political activity or other unlawful payment of funds or received or retained any funds in violation of any Improper Payment Law in any respect that would reasonably be expected to be material to any Acquired Company or (ii) received or requested any bribe, rebate, payoff, influence payment, kickback, contribution, gift, entertainment, other expense relating to any business activity of the Acquired Companies or other unlawful payment of funds for the purposes of directing or influencing the conduct of the Business.

(c) Except as set forth in Section 2.22(c) of the Sellers Disclosure Schedule, each Acquired Company has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) reasonably designed to ensure compliance with Improper Payments Laws.

(d) Except as set forth in Section 2.22(d) of the Sellers Disclosure Schedule, no Acquired Company or any director, officer or employee of any Acquired Company has violated or been convicted of violating any Improper Payments Law or become or is the subject of any allegation, investigation, prosecution or other enforcement action related to the Improper Payments Laws.

Section 2.23 No Other Representations. Except for the representations and warranties contained in this Article 2 and Article 3 (in each case, as modified by the Sellers Disclosure Schedule), neither Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, and Sellers hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Sellers nor any other Person makes or has made any representation or warranty to Buyers or any of their Affiliates or Representatives (except for the representations and warranties made by Sellers in this Article 2 and Article 3, in each case, as modified by the Sellers Disclosure Schedule), including in any oral or written information presented to Buyers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Business, the negotiation of this Agreement or in the course of the Transaction.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE CAMUTO OWNERS

Subject to the exceptions and qualifications set forth in the Sellers Disclosure Schedule concurrently with the execution of this Agreement, each Seller, on a several and not joint basis, and each Camuto Owner, in accordance with the Liability Basis, makes the following additional representations and warranties to Buyers with respect to such Seller or Camuto Owner (except that the Camuto Estate makes such representations and warranties with respect each Seller and each Camuto Owner).

Section 3.1 Organization. As applicable, such Seller or Camuto Owner is duly organized, validly existing and in good standing under the Laws of the state in which it exists.

Section 3.2 Authorization. Such Seller or Camuto Owner has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which such Seller or Camuto Owner is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller or Camuto Owner of this Agreement, and the performance by such Seller of Camuto Owner of its obligations hereunder, have been duly authorized by all requisite organizational action. This Agreement has been, and each Transaction Document to which such Seller or Camuto is a party will be, duly executed and delivered by such Seller or Camuto Owner and constitutes, or will constitute, the valid and legally binding obligation of such Seller or Camuto Owner, as applicable, enforceable against such Seller or Camuto Owner in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and, except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict. Neither the execution and the delivery by such Seller or Camuto Owner of this Agreement and the Transaction Documents to which such Seller or Camuto Owner is a party nor the performance by such Seller or Camuto Owner of the obligations that apply hereunder or thereunder to such Seller or Camuto Owner, nor the consummation of the Pre-Closing Transactions or the Estate Transactions, will, with or without the giving of notice or passage of time (or both): (a) violate any Law or Order to which such Seller or Camuto Owner is subject; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party thereto the right to accelerate, terminate, recapture any real property, modify or cancel or require any notice under any Contract or other arrangement to which such Seller or Camuto Owner is a party or by which such Seller or Camuto Owner is bound or to which such Seller’s or Camuto Owner’s assets are subject; or (c) result in the creation or imposition of any Encumbrance upon the Securities to be purchased from such Seller or Camuto Owner pursuant to this Agreement (except restrictions on transfer pursuant to applicable securities Laws), except in the case of the foregoing clauses (a), (b) and (c) as would not reasonably be expected to adversely affect in any material respect the ability of such Seller or Camuto Owner to perform its obligations under, and consummate the Transactions. Except for (i) any notices and filings under, and compliance with other applicable requirements of, the HSR Act and (ii) any other notice, filing, authorization, consent or approval, the failure of which to be given, made or obtained would not reasonably be expected to adversely affect in any material respect the ability of such Seller or Camuto Owner to perform its obligations under, and consummate the transactions contemplated by, this Agreement, such Seller or Camuto Owner is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the Transactions.

Section 3.4 Securities. Sellers have sole ownership of the Securities free and clear of all Encumbrances (other than Encumbrances to be discharged at Closing upon the discharge by Buyers of Closing Date Debt or Closing Date IP Debt and restrictions on transfer pursuant to applicable securities Laws). Sellers are not party to any option, warrant, purchase right or other Contract other than this Agreement that requires Sellers to sell, transfer or otherwise dispose of any Securities, or that gives any other Person any rights with respect to the Securities or otherwise pertains to the Securities. Sellers are not party to any voting trust, proxy or other Contract with respect to the voting of any Securities.

Section 3.5 Capitalization; Trust Matters.

(a) Section 3.5 of the Sellers Disclosure Schedule sets forth a true and complete list of the authorized, issued and outstanding equity interests and interests convertible into or exchangeable for such equity interests and, in the case of issued and outstanding equity interests and interests convertible or exchangeable for such equity interests, the name of the record and beneficial owner thereof for such Seller.

(b) All of the issued and outstanding equity interests, and interests convertible into or exchangeable for such equity interests, in such Seller are, directly or indirectly, held of record and beneficially owned by the Camuto Owners, as applicable, and as set forth in Section 3.5 of Sellers Disclosure Schedule. Except as set forth in Section 3.5 of Sellers Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, preemptive rights, rights of first refusal, exchange rights or other Contracts that would require such Seller to issue, sell or otherwise cause to become outstanding any equity securities of such Seller. Except as set forth in Section 3.5 of the Sellers Disclosure Schedules, there are no outstanding or authorized stock appreciation, dividend equivalent, phantom interests, profit participation or similar rights with respect to such Seller. None of the outstanding securities of such Seller are subject to any preemptive right or right of first refusal which has not been irrevocably waived.

(c) Except as set forth on Section 3.5(c)(i) of the Sellers Disclosure Schedule, the Camuto Estate has no material Liabilities other than bona fide and reasonably necessary administration expenses, executor and trustee commissions, legal fees and cash bequests payable pursuant to the estate documentation with respect to the Camuto Estate and, as of the date of this Agreement, the value of the assets of the Camuto Estate (excluding the value of the interests in the Sellers, but assuming (i) repayment of the Estate Loan and (ii) cancellation of the letter of credit issued by the Camuto Estate in favor of The CIT Group/Commercial Services, Inc. in the amount of $25,000,000) is sufficient to fund the full amount of such cash bequests without the use of any Non-Escrow Proceeds. Except as set forth on Section 3.5(c)(ii) of the Sellers Disclosure Schedule, other than the Trust Borrowing, none of the Camuto Trusts has any material Liabilities other than bona fide and reasonably necessary administration expenses, trustee commissions, legal fees and fiduciary income taxes related to the transactions contemplated by this Agreement. Section 3.5(c)(iii) of the Sellers Disclosure Schedule sets forth a list of all of the organizational, formation and other documentation with respect to the Camuto Estate and the Camuto Trusts that are directly or indirectly relevant to the transactions contemplated by this Agreement and the obligations of the Camuto Owners hereunder (such documentation, the “Estate Documentation”). Prior to the date of this Agreement, the Camuto Estate has provided HoldCo with true, correct and complete copies of all Estate Documentation.

Section 3.6 Proceedings. There are no Proceedings pending or, to such Sellers’ Knowledge or Camuto Owner’s knowledge, threatened against such Seller or Camuto Owner as applicable: (a) that question the validity of this Agreement or any action taken or to be taken by such Seller or Camuto Owner in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Seller or Camuto Owner to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

Section 3.7 Broker’s Fees. Except for the fees of MMG Advisors, Inc., whose fees with respect to the Transactions will be borne by Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sellers or the Camuto Owners.

Section 3.8 No Other Representations. Except for the representations and warranties contained in Article 2 and this Article 3 (in each case, as modified by the Sellers Disclosure Schedule), neither Seller, any Camuto Owner nor any other Person makes any express or implied representation or warranty with respect to such Seller or Camuto Owner, and such Seller or Camuto Owner hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Seller, any Camuto Owner nor any other

Person makes or has made any representation or warranty to Buyers or any of their Affiliates or Representatives (except for the representations and warranties made by Sellers in Article 2 and by Sellers and the Camuto Owners in this Article 3 (in each case, as modified by the Sellers Disclosure Schedule), including in any oral or written information presented to Buyers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Business, the negotiation of this Agreement or in the course of the Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS

Subject to the exceptions and qualifications set forth in the HoldCo Disclosure Schedule or the IPCo Disclosure Schedule concurrently with the execution of this Agreement, each Buyer, on a several and not joint basis, makes the following additional representations and warranties to Sellers and the Camuto Owners:

Section 4.1 Organization. HoldCo is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri. Buyer IPCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Authorization. Such Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by such Buyer of this Agreement, and the performance by such Buyer of its obligations hereunder, have been duly authorized by all requisite organizational action. This Agreement has been, and each of the Transaction Documents to which such Buyer is a party will be, duly executed and delivered by such Buyer, as applicable, and constitutes, or will constitute, the valid and legally binding obligation of such Buyer, as applicable, enforceable against such Buyer in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and, except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict. Neither the execution and delivery by such Buyer of this Agreement and the Transaction Documents to which such Buyer is a party nor the performance by such Buyer of its obligations hereunder or thereunder will, with or without the sending of notice or passage of time (or both): (a) violate any Law or Order to which such Buyer is subject or any provision of its charter, bylaws or other governing documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, recapture any real property, modify or cancel or require any notice under any Contract or other arrangement to which such Buyer is a party or by which such Buyer is bound or to which any of its assets are subject, except in the case of clauses (a) and (b) as would not reasonably be expected to adversely affect in any material respect the ability of such Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement. Except for any notices and filings under, and compliance with other applicable requirements of, the HSR Act, such Buyer is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the Transactions, except for such filings, authorization, consents or approvals the failure of which to make or obtain would not, (x) individually or in the aggregate, be reasonably likely to have a Business Material Adverse Effect or (y) prevent, materially delay or materially impair the consummation of the Transactions.

Section 4.4 Investment Intent. Such Buyer is acquiring the Securities for investment and not with a view to any resale or distribution thereof in violation of any applicable securities Laws.

Section 4.5 Broker’s Fees. Other than with respect to Goldman, Sachs & Co. LLC, the fees and expenses of which shall be borne by HoldCo or one of its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Buyer.

Section 4.6 Proceedings. There are no Proceedings pending or, to such Buyers’ Knowledge, threatened against such Buyer: (a) that question the validity of this Agreement or any action taken or to be taken by such Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Buyer to perform its obligations under, and consummate the transactions contemplated by, this Agreement.

Section 4.7 Financial Ability. Such Buyer will have at Closing sufficient immediately available funds (including, without limitation, funds available under committed credit facilities of such Buyer or the applicable Buyer Parents) and the financial ability to make all of the payments contemplated to be made by such Buyer under this Agreement and such Buyer will have at Closing the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement.

Section 4.8 No Other Representations. Except for the representations and warranties contained in this Article 4 (as modified by the HoldCo Disclosure Schedule and the Buyer IPCo Disclosure Schedule), neither such Buyer nor any other Person makes any express or implied representation or warranty with respect to such Buyer, and such Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Buyer nor any other Person makes or has made any representation or warranty to Sellers or any of their Affiliates or Representatives (except for the representations and warranties made by such Buyer in this Article 4 (as modified by the HoldCo Disclosure Schedule or the Buyer IPCo Disclosure Schedule, as applicable), including in any oral or written information presented to Sellers or any of their Affiliates or Representatives in the course of their due diligence investigation of the Business, the negotiation of this Agreement or in the course of the Transaction.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1 Conduct Pending Closing.

(a) From the date of this Agreement to the Closing Date, except for actions: (i) taken with Buyers’ prior written consent or at Buyers’ written request; (ii) expressly required by this Agreement (including, for the avoidance of doubt, the Pre-Closing Transactions); or (iii) described on Section 5.1(a) of the Sellers Disclosure Schedule, (1) Sellers will, and will cause the Acquired Companies to, conduct their operations and affairs in the Ordinary Course of Business in all respects and to use commercially reasonable efforts to preserve intact the Business, the Acquired Companies and their personnel, customer and supplier relationships and goodwill and (2) Sellers will not, and will cause the Acquired Companies not to:

(i) (A) amend or propose to amend the Organizational Documents of any Seller or any Acquired Company; (B) split, combine or reclassify the Securities or any other equity interests or securities of either Seller or any Acquired Company; or (C) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person;

(ii) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional equity of, or any options, warrants or rights of any kind to acquire any equity of, or any other securities of either Seller or the Acquired Companies;

(iii) (A) except to the extent incurred under the Existing Credit Facility in the Ordinary Course of Business, incur Indebtedness outstanding at any time or grant any Encumbrance other than Permitted Encumbrances; (B) make any acquisition of any assets or businesses (other than inventory in the Ordinary Course of Business); (C) sell, pledge, dispose of, encumber, abandon or allow to lapse any material assets or businesses (including, in any event, any Owned Acquired Company Intellectual Property) other than sales of inventory in the Ordinary Course of Business; or (D) make any investments in, or loans or advances to, any Person;

(iv) (A) abandon, disclaim, cancel, forfeit, fail to maintain, dedicate to the public, sell or assign, in whole or in part, any Registered Intellectual Property, including any failure to perform or cause to be performed, timely and properly, all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees, reasonably necessary to prosecute (in the applicable jurisdiction), maintain and protect its interest in any Registered Intellectual Property, (B) disclose any Trade Secrets except under appropriate non-disclosure or license agreements, or (C) settle, offer to settle or otherwise resolve any pending or threatened Proceeding relating to the infringement of, or use without authorization of, any Owned Acquired Company Intellectual Property except for the matters set forth in Section 2.13(i) of the Sellers Disclosure Schedules;

(v) except as required by any Employee Benefit Plan set forth in Section 2.17(a) of the Sellers Disclosure Schedule or applicable Law, (A) establish, renew, amend, or terminate any Employee Benefit Plan; (B) increase the compensation payable to any current or former employee, director or independent contractor of either Seller or any Acquired Company or modify any employment contract; (C) pay or award, or commit to pay or award, any bonuses, change in control payments or incentive compensation; (D) accelerate the vesting or payment timing of any compensation or benefits; (E) fund any rabbi trust or similar arrangement; or (F) forgive any loan to any current or former employee of either Seller or the Acquired Companies;

(vi) make any change to their methods of financial accounting, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(vii) commit or authorize any commitment to make any capital expenditures;

(viii) dissolve, merge or consolidate either Seller or any Acquired Company with any other Person;

(ix) if such action would reasonably be expected to, individually or in the aggregate with any other action(s) described in this clause (ix), have the effect of materially increasing the Tax liability of any of the Acquired Companies or materially decreasing any Tax attributes of any of the Acquired Companies, (A) make, change or revoke any Tax election (including, for the avoidance of doubt, any entity classification election pursuant to Treasury Regulations Section 301.7701-3); (B) change any annual accounting period; (C) except as required by applicable Law, adopt or change any method of accounting for Tax purposes; (D) file any amended income or other material Tax Return; (E) except as required by applicable Law, prepare or file any Tax Return in a manner not consistent with past practice; (F) agree to an extension or waiver of the limitation period applicable to any claim, assessment, determination or collection of Taxes; (G) enter into any closing agreement (within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law)) or file any request for rulings with any Taxing Authority; (H) surrender any right to claim a refund of any Tax; or (I) settle, compromise or surrender any claim or assessment in respect of any Tax;

(x) subject to Section 5.14, (A) enter into, renew, amend, voluntarily terminate, surrender or cancel any Material Contract (other than by expiration in accordance with its terms, unless in the case of an IP-License, there is a renewal option); or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract;

(xi) settle or compromise any material Proceeding, or enter into any consent decree or settlement agreement with any Governmental Body, against or affecting the Business or the Acquired Companies;

(xii) make any payment in respect of the Estate Loan or in respect of any other Liability owed to any Camuto Owner; and

(xiii) not agree or commit to do or take any action described in this Section 5.1(a).

(b) Without limiting the generality of Section 5.1(a), from the date of this Agreement to the Closing Date, Sellers will, and will cause the Acquired Companies and their respective Affiliates and Representatives to, cease any and all discussions or negotiations with any Person other than Buyers and its designated Representatives with respect to, and to deal exclusively with Buyers and its designated Representatives regarding, any acquisition of, or investment in, any of the Acquired Companies, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of the Securities or purchase of assets or otherwise (an “Alternative Transaction”). From the date of this Agreement to the Closing Date, without the prior written consent of Buyers (in their sole discretion), Sellers will not, and will cause the Acquired Companies and their respective Affiliates and Representatives not to (directly or indirectly):

(i) solicit, initiate, respond to or knowingly encourage any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person in contemplation of or relating to any Alternative Transaction;

(ii) provide or furnish information or documentation to any other Person with respect to the Acquired Companies or the Business or Assets in furtherance of any Alternative Transaction; or

(iii) enter into any letter of intent, Contract or understanding with any other Person in respect of any Alternative Transaction.

(c) Notwithstanding the foregoing, nothing in this Section 5.1 or anywhere else in this Agreement shall prohibit or restrict Sellers or the Acquired Companies from marketing for sale, and negotiating and completing the sale of, any of the Excluded Assets to any third party.

Section 5.2 Access to Information.

(a) From the date of this Agreement to the Closing Date, upon reasonable advance notice, Sellers will, and will cause the Acquired Companies to, promptly provide Buyers and their Representatives reasonable access, during normal business hours and under reasonable circumstances, to the Assets and the Acquired Companies’ Books and Records and to furnish Buyers and their Representatives with such other information regarding the Acquired Companies, the Assets and the Business as Buyers may reasonably request; provided that, (i) any such investigation will be conducted in a manner that does not unreasonably interfere with the Acquired Companies’ normal business operations and maintains the confidentiality of the Transactions; and (ii) except for the Audited Financial Statements, neither Sellers nor any Acquired Company shall be required to provide any Books and Records or other documents of any kind that they do not maintain or prepare in the Ordinary Course of Business. In addition, upon reasonable advance notice, Sellers shall, and shall cause the Acquired Companies to, make available to Buyers and their Representatives, during normal business hours and under reasonable circumstances, the appropriate management level (or higher) employees of Sellers or the Acquired Companies for discussion of the Business, Assets and personnel of the Acquired Companies as Buyers or such Representatives may reasonably request; provided that Sellers shall be entitled to designate a Representative to be present for any such meeting or discussion between Buyers and any such employee. Buyers or Buyers’ Representatives access to any non-

management level employees of Sellers or the Acquired Companies shall be at Sellers’ reasonable discretion. Notwithstanding the foregoing, nothing in this Section 5.2(a) shall require Sellers or any Acquired Company to furnish to Buyers or their Representatives (A) any materials prepared by legal counsel or which are subject to any attorney-client, work product or other privilege or which may not, based on the advice of outside legal counsel, be disclosed pursuant to applicable Law or (B) any information or documents the provision of which would violate the antitrust or competition Laws.

(b) For a period of six years after the Closing Date, upon reasonable advance notice, Sellers shall have reasonable access, during normal business hours of Buyers (provided that such access shall not unreasonably disrupt the normal business operations of Buyers) and under reasonable circumstances, at Sellers’ sole cost and expense, to the Books and Records of the Acquired Companies (including Tax records), and appropriate finance and accounting personnel of the Acquired Companies, Buyers or Buyers’ other Affiliates, in each case to the extent that such access may reasonably be required by Seller to prepare Tax Returns, or any documents or reports that Sellers or its Affiliates are required to file with any Governmental Body, or to respond to inquiries, investigations or audits of a Governmental Body; provided that Buyers shall be entitled to designate a Representative to be present for any such meeting or discussion between Sellers and any such employee. Notwithstanding the foregoing, nothing in this Section 5.2(b) shall require Buyers to violate any obligation of confidentiality to which Buyers or any of their Affiliates is subject or to waive any privilege which Buyers or any of its Affiliates may possess.

(c) All non-public information furnished to or obtained by Sellers or their respective Representatives or Affiliates pursuant to this Section 5.2 will be treated as confidential information, and Sellers shall maintain such non-public information in accordance with the terms of the Confidentiality Agreements.

Section 5.3 Supplemental Information. From time to time prior to the Closing, Sellers shall notify Buyers of any matter hereafter arising, or of which any of them becomes aware after the date hereof, that would reasonably be expected, individually or in the aggregate, to result in a Business Material Adverse Effect. It is specifically agreed that the Sellers Disclosure Schedule may be supplemented, amended and/or added to, reflect any items so disclosed. No disclosure in any such amendment or supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement unless Buyers agree in writing otherwise; provided, however, that Buyers shall have the right, pursuant to Section 7.1(b) (without regard to any cure period set forth therein that might apply) to terminate this Agreement within three (3) Business Days of their receipt of any such amendment or supplement. If Buyers fail to terminate this Agreement, Buyers shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived their right to indemnification from Sellers or the Camuto Owners under Section 8.2 with respect to such matter.

Section 5.4 Reasonable Best Efforts; Notice; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and without limiting any other provision hereof, each Party will use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including: (i) making any further filings and responding to any inquiries under the HSR Act and, if needed, under any other applicable antitrust, competition or similar Laws of any foreign jurisdiction (“Foreign Antitrust Laws”); (ii) seeking all Governmental Authorizations that are required as a result of the execution, delivery and performance by the Parties of this Agreement and the consummation of the transactions contemplated hereby; (iii) seeking any consent, approval or authorization from, and giving any notice to, any Person (other than a Governmental Body) that is required as a result of the execution, delivery and performance by the Parties of this Agreement and the consummation of the transactions contemplated hereby and that is set forth in Section 5.4(a); provided, however, that Sellers shall not request any consent or otherwise provide any notice to any landlord with respect to any Lease except in consultation with and upon the written consent of Buyers; (iv) defending any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out and document the intent of, this Agreement and the other Transaction Documents, including any owner’s or title affidavits in customary form, as reasonably requested by any title company selected by HoldCo to insure Buyers’ or CCI OpCo’s title to any Owned Real Property.

(b) Each of the Buyers and the Sellers shall furnish, and shall cause their respective Affiliates to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with any filing or submission that is necessary under the HSR Act or Foreign Antitrust Laws. Sellers and Buyers shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body under the HSR Act or Foreign Antitrust Laws, and shall comply as promptly as practicable with any such inquiry or request. Each of Sellers and Buyers agrees (i) to instruct its respective counsel to cooperate with each other regarding, and (ii) to use its respective reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under, the HSR Act or Foreign Antitrust Laws as soon as reasonably practicable. Such reasonable best efforts and cooperation by each of Buyers and Seller shall include directing its counsel (to the extent permitted by applicable Law and in each case regarding the Transactions and without waiving attorney-client, work product or any other applicable privilege) to (A) furnish to the other’s counsel such information and reasonable assistance as the other may request in connection with its preparation of any further filing or submission that is necessary under the HSR Act (except for any Item 4(c) and Item 4(d) documents that have not previously been made available to each Other Party) or Foreign Antitrust Laws, and (B) cooperate in the filing of any substantive memoranda, white papers, filings, submissions or correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body or other Person. Buyers and Sellers shall provide each other with copies of all correspondence, filings or communications (excluding documents and communications that are subject to preexisting confidentiality agreements) between it or any of its Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to a filing under the HSR Act or, if any, any Foreign Antitrust Laws. Each of the Parties

may, as each deems reasonably advisable or necessary, (i) redact or remove references concerning the valuation of the Acquired Companies or the Business or (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.4(b) as “outside counsel only,” in each case so as not to jeopardize any attorney-client, attorney work-product or other applicable privilege, or contravene any Law, fiduciary duty or contract to which it or any of its Affiliates is a party. Unless required by applicable Law, none of the Sellers or Buyers or any of their respective Affiliates or Representatives shall independently contact any Governmental Body or participate in any meeting or discussion (or any other substantive communication by any means) with any Governmental Body regarding matters under the HSR Act or Foreign Antitrust Laws without giving each Other Party prior reasonable notice of the meeting or discussion, and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate at the meeting or discussion (which, at the request of any Party, shall be limited to outside antitrust counsel only).

(c) Without limiting the generality of Sections 5.4(a) through (b), but subject to Section 5.4(d), Buyers shall, and shall cause their respective Subsidiaries, to use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Body (including for the avoidance of doubt, as applicable, the United States Department of Justice or the United States Federal Trade Commission) or Person may assert under the HSR Act or Foreign Antitrust Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any such Law that may be asserted by any Governmental Body or Person with respect to the Transactions so as to enable Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Buyers or any of their respective Subsidiaries (including the Acquired Companies after the Closing) and (y) otherwise taking or committing to take any actions that after, the Closing would limit the freedom of Buyers or any of their respective Subsidiaries (including the Acquired Companies after the Closing) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided, however, that neither Sellers nor any Acquired Company shall become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Buyers, Buyer Parents, Sellers nor any of their respective Subsidiaries or other Affiliates engaged in the Business shall be required to (i) enter into litigation against any Governmental Body (including for the avoidance of doubt, as applicable, the United States Department of Justice or the United States Federal Trade Commission); (ii) take or agree to take any action or actions that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquired Companies or the applicable Buyer or Sellers; or (iii) hold separate, sell, divest or dispose of any assets or businesses of Buyers, Buyer Parents, Sellers or any of their respective Subsidiaries or other Affiliates (including the Acquired Companies after the Closing) or to take or commit to take any actions that would limit the freedom of Buyers, Buyer Parents, Sellers or any of their respective Subsidiaries (including the Acquired Companies after the Closing) with respect to their assets or businesses.

(e) After Closing, Buyers and Sellers will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.

(f) Trademark Filings.

(i) To the extent that any Owned Acquired Company Intellectual Property is subject to any form of Encumbrance (other than a Permitted Encumbrance), each Seller shall, and prior to Closing shall cause each Acquired Company to, use its reasonable best efforts to file all instruments and documents necessary to remove such Encumbrance (other than a Permitted Encumbrance) in such Acquired Company Intellectual Property as promptly as practicable. The Sellers and each of the Acquired Companies shall be responsible for and pay all expenses associated with any such actions taken by any Seller or Acquired Company pursuant to this Section 5.4(f)(i). Buyer IPCo shall, and after Closing shall cause CCI IPCo to, cooperate with Sellers or any Acquired Company and use its reasonable best efforts in making the filings required by this Section 5.4(f)(i) and the Sellers shall be responsible for and pay the expenses incurred by Buyer IPCo or CCI IPCo in connection with any such actions with respect to such Owned Acquired Company Intellectual Property as a result of such cooperation and assistance in connection with any such actions taken by any Seller or Acquired Company pursuant to this Section 5.4(f)(i); provided, however, that neither Buyer IPCo nor, following the Closing, CCI IPCo will incur filing expenses pursuant to this third sentence of Section 5.4(f)(i), individually or in the aggregate, in excess of $5,000 for which it shall seek reimbursement from the Sellers, without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed); provided, further, that this third sentence of Section 5.4(f)(i) shall not limit the Sellers and the Acquired Companies’ obligations pursuant to the first and second sentences of this Section 5.4(f)(i).

(ii) From and after the date hereof, to the extent that any Owned Acquired Company Intellectual Property or any Transitioning Trademark is not in the current legal name of an Acquired Company or is subject to a chain of title defect, Buyers shall prepare, execute, file and record all instruments and documents necessary to cure such title defects and provide for current ownership of the asset by the applicable Acquired Company in such Owned Acquired Company Intellectual Property or Transitioning Trademark. From and after the date hereof, each Seller shall, and prior to the Closing shall cause each Acquired Company to, use its reasonable best efforts to cooperate with and assist Buyers in the preparation, execution, filing and recordation of all instruments and documents necessary to cure such title defects and provide for current ownership of the asset by the applicable Acquired Company in such Owned Acquired Company Intellectual Property or Transitioning Trademark. The Buyers shall be responsible for and pay the expenses incurred in connection with any such actions with respect to such

Owned Acquired Company Intellectual Property and Transitioning Trademarks (the “Trademark Filing Expenses”) as a result of such cooperation and assistance in connection with any such actions taken by any Buyer or Acquired Company pursuant to this Section 5.4(f); provided, however, that in no event shall the Buyers (i) be responsible for or pay Trademark Filing Expenses in excess of one hundred forty-one thousand dollars ($141,000) or (ii) be obligated to indemnify or hold harmless any Seller Indemnified Party from and against, or reimburse any Seller Indemnified Party for, any Losses suffered or incurred by the Seller Indemnified Parties arising out of or resulting from any breach by any Buyer or, after the Closing, any Acquired Company of this Section 5.4(f).

(iii) Each Seller irrevocably grants each Buyer and each Acquired Company power of attorney to execute and deliver all such foregoing documents in this Section 5.4(f) on each Seller’s behalf in the applicable Seller’s name and do all other lawfully permitted acts reasonably required to carry out the provisions of this Section 5.4(f) if Sellers do not comply with Buyer’s reasonable written requests within a reasonable time after any Buyer makes such a request.

Section 5.5 Restrictive Covenants. In consideration of the consummation of the Transactions and other valuable consideration:

(a) For a period of four years from the Closing Date, without the prior written consent of each Buyer, each of the Sellers and Camuto Owners (the “Restricted Persons”) will not, and will not permit their Affiliates to, anywhere in the world, directly or indirectly, for or for the benefit of itself or any other Person, engage in, own, operate, manage, consult for, render services to, control or invest in any business in competition with the Business, as conducted immediately prior to Closing; provided, however, that (i) a Restricted Person shall not be prohibited from owning up to five percent (5%) of the outstanding stock of a corporation that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Restricted Person has no active participation in connection with the business of such corporation and (ii) nothing in this Section 5.5(a) shall prohibit a Restricted Person from using any of the Excluded Assets.

(b) For a period of two years from the Closing Date (the “Non-Solicitation Period”), each of the Restricted Persons will not, and will not permit their Affiliates to, directly or indirectly (including through representatives), for or for the benefit of itself or any other Person, solicit for employment, employ, engage, induce to leave, hire or retain (as an employee or independent contractor or otherwise) any employee of any Acquired Company employed in a position of “director” or a higher position as of the date hereof; provided, however, that nothing in this Section 5.5(b) will prohibit the Restricted Persons from: (i) conducting general mass solicitations of employment and generalized employee searches through headhunter/search firms (in either case not targeted, directed or indirectly, at employees of any Acquired Company); or (ii) hiring or inducing or assisting any other Person in hiring any individual that was an employee of any Acquired Company after such individual (1) has been involuntarily terminated (other than for cause (based on the definition of “cause” in the applicable employment agreement, if so defined therein)) by any Acquired Company or any of its Affiliates and (2) who has not been employed by an Acquired Company or any Affiliate thereof for a period of six months. The Non-Solicitation Period for each Restricted Person shall be extended for an additional period of time equal to any period during which such Restricted Person is in breach of its obligations under this Section 5.5(b).

(c) From and after the Closing Date, each Restricted Person will not, and will cause their Affiliates and Representatives not to, use or disclose to any Person any Confidential Information of the Acquired Companies or other non-public information of or relating to the Business as currently conducted or the Acquired Companies, except (i) to the extent necessary in connection with any Proceeding, (ii) if required to do so by applicable Law or legal process, only to the extent such disclosure is required, (iii) to the extent that such Confidential Information enters the public domain other than in accordance with the following sentence and (iv) for internal use of any such Confidential Information solely for financial, tax or accounting purposes. If a Restricted Person is required by applicable Law or legal process to disclose any such Confidential Information of the Acquired Companies or other non-public information of or relating to the Business as currently conducted or the Acquired Companies, such Restricted Person will: (x) to the extent practicable, give each Buyer prompt written notice of such requirement so that Buyers may seek an appropriate protective order or other remedy; and (y) upon Buyers’ request and at Buyers’ cost, cooperate with Buyers to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Restricted Person will furnish only that portion of such Confidential Information or non-public information that, on the advice of its counsel, is legally required to be disclosed and, upon Buyers’ request, use reasonable best efforts to seek confidential treatment (to the extent available) of such information.

(d) The Camuto Owners acknowledge and agree that their obligations under this (f) are an essential element of this Agreement and that, but for the agreements of the Camuto Owners in the foregoing clause (a) of this (f), Buyers would not have entered into this Agreement. Accordingly, the Camuto Owners agree that if a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or that the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law, in each case, with such modification of the provisions of this (f) to only apply with respect to the operation of this (f) in the particular jurisdiction of such court. It is the Parties’ intent to protect and preserve the Business as currently conducted and the goodwill of the Acquired Companies, and the Camuto Owners agree that the time period, the geographic coverage and scope of the covenants set forth in this (f) are reasonable. If a Restricted Person breaches or threatens to breach any of the foregoing covenants, Buyers will be entitled to injunctive relief in addition to any other remedies that may be available under applicable Law, without the necessity of proving actual harm or posting a bond or other security therefor.

Section 5.6 Public Announcements. Each Party will, and will cause its Affiliates and Representatives (including in the case of Buyers following Closing, the Acquired Companies) to, maintain the confidentiality of the terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior written consent of each Other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that a Party may, without the prior written consent of each Other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any applicable self-regulatory organization, in which event such Party will use reasonable best efforts to allow each Other Party reasonable time to comment on such press release or public announcement in advance of its issuance.

Section 5.7 Employee Matters.

(a) No later than ten (10) Business Days prior to the Closing, ABG will make offers of employment to each employee of the Sellers and the Acquired Companies set forth in Section 5.7(a) of the Sellers Disclosure Schedule (each, an “ABG Employee”). From the Closing Date through December 31, 2019, ABG will provide or cause one of its Affiliates to provide each ABG Employee who accepts ABG’s offer of employment, for so long as they remain employed by ABG or one of its Affiliates during such period, with (i) an annual base salary or wage rate, as applicable, that is no less than the annual base salary or wage rate provided to the ABG Employee immediately prior to Closing and (ii) all other compensation and employee benefits (excluding base salaries and wage rates) that are no less favorable than those provided to similarly situated employees of ABG and its Affiliates. In addition, through December 31, 2019, ABG and its Affiliates shall cause each ABG Employee who accepts ABG’s offer of employment that is terminated without cause to receive those severance benefits set forth in Section 5.7(b) of the Sellers Disclosure Schedules. For the avoidance of doubt, any ABG Employee who does not accept ABG’s offer of employment or continued service prior to the Closing shall be considered an “Excluded Employee” for purposes of this Agreement and, except as set forth on Section 5.7(a) of the Sellers Disclosure Schedule, in no event shall Buyers or any Affiliate of either Buyer make any offer of employment or other consulting or similar arrangement to any such Excluded Employee for a period of two (2) years following the Closing Date.

(b) From the Closing Date through December 31, 2019, HoldCo will provide or cause one of its Affiliates (including the Acquired Companies) to provide each employee of CG OpCo, CCI OpCo or one of their respective Subsidiaries as of immediately prior to the Closing, for so long as they remain employed by HoldCo or one of its Affiliates (including any Acquired Company) during such period (the “Continuing Employees”), with (i) an annual base salary or wage rate, as applicable, that is no less than the annual base salary or wage rate provided to the Continuing Employee immediately prior to Closing, (ii) target and maximum annual bonus opportunities that are no less that the target and maximum bonus opportunities that the Continuing Employee was eligible for immediately prior to the Closing and (iii) all other compensation and employee benefits (excluding base salaries, wage rates and annual bonus opportunities) that are no less favorable in the aggregate than those provided to Continuing Employees as of immediately prior to the Closing (it being understood that the Continuing Employees may commence participation in the employee benefit plans, policies and arrangements of HoldCo and its Affiliates at such times as are determined by HoldCo provided that such employee benefit plans, policies and arrangements satisfy the requirements of this Section 5.7(b)). In addition, through December 31, 2019, HoldCo and its Affiliates shall cause each Continuing Employee that is terminated without cause to receive those severance benefits set forth in Section 5.7(b) of the Sellers Disclosure Schedules.

(c) HoldCo shall provide, or shall cause one of its Affiliates (including any Acquired Companies) to provide, to each Continuing Employee credit for all purposes (including, but not limited to, severance) under any “employee benefit plan” (within the meaning of ERISA) or any other compensation or benefit arrangement (a “Buyer Plan”) for such Continuing Employee’s service prior to the Closing with any Acquired Company or any of their Affiliates; provided that such service shall not be credited (A) for purposes of vesting under any equity-based compensation award that may be granted by DSW or one of its Affiliates or benefit accrual under any defined benefit pension or retiree medical plans of HoldCo and its Affiliates covering the Continuing Employees, (B) to the extent such credit would result in any duplication of compensation or benefits or the funding thereof or (C) for purposes of any benefit plan that is frozen or provides grandfathered benefits. HoldCo shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to (x) cause each Continuing Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by HoldCo or any of its Affiliates (including the Employee Benefit Plans) that do not limit or exclude coverage on the basis of any preexisting condition of such Continuing Employee or dependent (other than any limitation already in effect under the applicable group health Employee Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Employee Benefit Plan and (y) provide each Continuing Employee full credit under HoldCo’s or its applicable Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Continuing Employee under the applicable group health Employee Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Employee Benefit Plan or HoldCo’s or its Affiliate’s group health plans.

(d) Sellers shall, prior to the Closing, (a) solicit a waiver from each “disqualified individual” (as defined in Section 280G(c) of the Code) entitled to receive an “excess parachute payment” (as defined in Section 280G(b)(5) of the Code) of such individual’s right to receive such payment and (b) solicit shareholder (or similar interest holder) approval of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) who executed a waiver under clause (a) to receive any and all payments and other benefits contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) so that in the event of the applicable approval, no payment received or which could be received by such “disqualified individual” would be an “excess parachute payment” under Section 280G(b) of the Code. Before any such submission to shareholder (or similar interest holder) approval, Sellers will provide disclosure to the applicable shareholders (or similar interest holders) in a manner intended to comply with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The parties hereto acknowledge that Sellers cannot compel any disqualified individual to waive any existing rights under a contract with the Acquired Companies and Sellers shall not be deemed in breach of this Section 5.7(d) with respect to any disqualified individual who refuses to waive any such right after the Sellers have used their reasonable best efforts to obtain such waiver from such disqualified individual; provided, that for the avoidance of doubt, such reasonable efforts shall not include the payment of any additional amounts to such individual. All materials produced by Sellers in connection with this Section 5.7(d) shall be submitted to Buyers at least ten (10) Business Days in advance for Buyers’ review and comment and Sellers shall consider any of Buyers’ requested changes or comments in good faith and not unreasonably omit them.

(e) Sellers and their Affiliates shall pay or reimburse and otherwise indemnify and hold harmless Buyers and their Affiliates for any Transaction Severance Liabilities. HoldCo and its Affiliates shall use reasonable efforts not to encourage Continuing Employees in jurisdictions outside of the United States to reject or oppose their transfer of employment to Buyers and request severance payments from Sellers in connection with such transfer.

(f) At or prior to the Closing, Sellers and their Affiliates shall transfer to one of the Acquired Companies each Employee Benefit Plan set forth on Section 5.7(f) of the Sellers Disclosure Schedule.

(g) Sellers and their Affiliates and Buyers and their Affiliates agree to the covenants set forth on Section 5.7(g) of the Sellers Disclosure Schedule.

(h) The Parties hereby agree that no provision of this Section 5.7 is intended to, and that no such provision does, confer upon any Person other than the Parties any right to or remedies hereunder, including the right to enforce any obligations of any Party contained herein. Except as set forth in Section 5.1, nothing in this Agreement, express or implied, will be construed to prevent a Party or any of its Affiliates (including Seller or any Acquired Company) from: (i) terminating, or modifying the terms of employment of, any employees of any Acquired Company; or (ii) terminating or modifying to any extent any Employee Benefit Plan, Buyer Plan or any other employee benefit plan, program, agreement or arrangement that any Party or any of its Affiliates (including any Acquired Company) currently maintains or may establish or maintain. Nothing in this Agreement will be construed as an amendment to any Employee Benefit Plan or any other compensation or benefit plans maintained for or provided to directors, employees or independent contractors of Buyers, Seller, any Acquired Company or any of their respective Affiliates prior to or following the Closing Date.

Section 5.8 Payoff Letters; Transaction Expense Invoices; Financing Cooperation.

(a) At least three Business Days prior to the Closing Date, Sellers will deliver or cause to be delivered to Buyers pay-off letters with respect to all Closing Date Debt and Closing Date IP Debt of the Acquired Companies (“Payoff Letters”) executed by all financial institutions and other Persons to which such Indebtedness is owed, or the applicable agent, trustee or other representative on behalf of each Person, together with appropriate executed lien release documentation (the “Lien Release Documentation”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of immediately prior to the Closing (such amount set forth in each Payoff Letter, the “Payoff Amount”); and (ii) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Encumbrances in connection therewith on the Assets shall be, concurrently with the receipt of the Payoff Amount on the Closing Date by the Person holding such Indebtedness, released. Each of HoldCo and Sellers shall use their reasonable best efforts to cause to be delivered on or prior to the Closing Date amendments to each of the Factoring Arrangements substantially in the form attached hereto as Exhibit 5.8, with such changes as HoldCo and Sellers shall reasonably agree in good faith (the “Factoring Arrangement Amendments”), executed by all financial institutions party thereto.

(b) At least three Business Days prior to the Closing Date, Sellers will deliver or cause to be delivered to Buyers invoices and payment instructions with respect to all Sellers Transaction Expenses (“Transaction Expense Invoices”) payable by the Acquired Companies or Sellers executed by each Person, or the applicable agents, trustees or other representatives on behalf of such Person, which Transaction Expense Invoices shall (i) indicate that total amount required to be paid to fully satisfy the fees, costs and payments due from the Acquired Companies to such Person; and (ii) provide the payment instructions for making the payments with respect to the foregoing.

(c) Sellers shall (and shall cause their respective Subsidiaries (including, without limitation, the Acquired Companies) to) use reasonable best efforts to provide all customary cooperation (and to cause their respective Representatives to provide all customary cooperation), including provision of customary financial information, that is reasonably requested by any Buyer in connection with such Buyer and/or its applicable Buyer Parent obtaining any third-party debt financing for the purpose of financing the transactions contemplated by this Agreement; provided, however, that (i) no such cooperation shall be required to the extent it would require the Sellers or any of their respective Subsidiaries to incur any fees, out-of-pocket expenses or other liability (contingent or otherwise) prior to the Closing for which they are not promptly reimbursed or simultaneously indemnified (except to arising from the bad faith, gross negligence, willful misconduct or breach of this Agreement by any such Person) and (ii) the Sellers and their respective Subsidiaries (other than, at or after the Closing, the Acquired Companies) shall not be required to execute any credit or security documentation or similar agreement (other than customary representation or authorization letters).

Section 5.9 Tax Matters.

(a) Transaction Tax Treatment.

(i) For all U.S. federal (and applicable state and local) income Tax purposes, Sellers and Buyers shall (and shall cause their respective Affiliates to) treat (A) each of (I) the CG OpCo Acquisition, (II) the CCI OpCo Acquisition and (III) the IPCo Acquisition as a taxable purchase by the applicable Buyer and taxable sale by the applicable Selling Entity of (x) the assets of CG OpCo and Overseas NewCo, (y) the assets of CCI OpCo, and (z) the assets of CCI IPCo and the Transferred Chaus IPCo Interests (and, in each case of clause (x), (y) and (z), other than with respect to Chaus IPCo, of the assets of any entity treated as disregarded as separate from it for U.S. federal income tax purposes), respectively and (B) the transactions contemplated by the SS IP Asset Purchase Agreement as a taxable purchase by Buyer IPCo and taxable sale by SSGI of assets for U.S. federal income tax purposes (such treatment, the “Acquisition Tax Treatment”).

(ii) HoldCo may, in its sole discretion, make (and/or cause its applicable Affiliates to make) an election under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition or deemed acquisition (under the Acquisition Tax Treatment) of any Non-U.S. Subsidiary of CG OpCo, Overseas NewCo or CCI OpCo (each, a “Section 338(g) Election”). Each of HoldCo, the Sellers’ Representative, the Camuto Owners, Overseas and the Sellers shall (and shall cause their Affiliates to) cooperate with respect to the Section 338(g) Election(s) and in the preparation of any forms, attachments, schedules, or filings necessary to effectuate the Section 338(g) Election(s) in a manner consistent with the PRC Acquired Company Value and the Final Allocation. None of the Camuto Owners, Sellers, Overseas or the Sellers’ Representative shall, and each shall cause its respective Affiliates not to, take or agree to take any action that would prevent or impede, or would reasonably be expected to prevent or impede, the making of any Section 338(g) Election. For all U.S. federal (and applicable state and local) income Tax purposes, Sellers, Overseas, Camuto Owners, the Sellers’ Representative and HoldCo shall (and shall cause their respective Affiliates to) treat the acquisition or deemed acquisition (under the Acquisition Tax Treatment) of any Non-U.S. Subsidiary of CG OpCo, Overseas NewCo or CCI OpCo with respect to which a Section 338(g) Election is made pursuant to this Section 5.9(a)(ii) in accordance with Treasury Regulations Section 1.338-1 (the “Section 338(g) Election Tax Treatment,” and, together with the Acquisition Tax Treatment, the “Transaction Tax Treatment”).

(iii) If any Acquired Company that is treated as a partnership for U.S. federal income purposes (including, for the avoidance of doubt, Chaus IPCo) does not have in effect a valid election under Section 754 of the Code (a “Section 754 Election”) that would be applicable for the taxable year of such Acquired Company that ends on or includes the Closing Date, Sellers, the Sellers’ Representative, the Camuto Owners and Buyers agree to, and shall cause such Acquired Company to, (x) attach to the Acquired Company’s Tax Return for such taxable year a properly completed Section 754 Election statement making a valid Section 754 Election effective for such taxable period and (y) make any similar election under any applicable state, local or foreign Law for such taxable period.

(b) Purchase Price Allocation.

(i) For Tax purposes, each of the Sellers, Buyers, Camuto Owners, Overseas and the Sellers’ Representative shall allocate and, as applicable, shall cause their relevant Affiliates to allocate, (i) the Final CG OpCo Purchase Price (and any other items that are treated as additional consideration in respect of CG OpCo and Overseas NewCo for Tax purposes as of the Closing Date) among the assets of CG OpCo and Overseas NewCo (and of the assets of any entity treated as disregarded as separate from CG OpCo or Overseas NewCo for U.S. federal income tax purposes); (ii) the Final CCI OpCo Purchase Price (and any other items that are treated as additional consideration in respect of CCI OpCo for Tax purposes as of the Closing Date) among the assets of CCI OpCo (and of the assets of any entity treated as disregarded as separate from CCI OpCo for U.S. federal income tax purposes); (iii) the Final IPCo Purchase Price (and any other items that are treated as additional consideration in respect of CCI IPCo and Chaus IPCo for Tax purposes as of the Closing Date) among the assets of CCI IPCo (and of the assets of any entity treated as disregarded as separate from CCI IPCo for U.S. federal income tax purposes) and the Transferred Chaus IPCO Interests and (iv) the Purchase Price (as defined in the SS IP Asset Purchase Agreement) among the Acquired SS Assets; in each case, in accordance with the Gross-Up Allocation, the Specified Asset Allocation, the PRC Acquired Company Value and the Final Allocation (as described below).

(ii) No later than ninety (90) days after the date on which the Purchase Price is finally determined pursuant to Section 1.3, (x) HoldCo shall deliver to Sellers’ Representative a proposed allocation of the Final CG OpCo Purchase Price and the Final CCI OpCo Purchase Price (and any other items that are treated as additional consideration in respect of CG OpCo, Overseas NewCo and CCI OpCo for Tax purposes of the Closing Date), and (y) Buyer IPCo shall deliver to Sellers’ Representative a proposed allocation of the Final IPCo Purchase Price (and any other items that are treated as additional consideration in respect of CCI IPCo and the Transferred Chaus IPCo Interests for Tax purposes as of the Closing Date), in the case of each of clauses (x) and (y), determined in a manner consistent with the Transaction Tax Treatment, the Specified Asset Allocation, the Gross-Up Allocation, the PRC Acquired Company Value and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (collectively, the “Buyers’ Allocation”). If within forty-five (45) days after such delivery of Buyers’ Allocation, Sellers’ Representative shall not have objected in writing to Buyers’ Allocation, Buyers’ Allocation shall become the Final Allocation. If Sellers’ Representative objects in writing to the Buyers’ Allocation within forty-five (45) days after delivery thereof (“Sellers’ Representative Objection”), the relevant Buyer(s) and Sellers’ Representative shall use commercially reasonable efforts to attempt to resolve any such disagreement. If such Buyer(s) and Sellers’ Representative are unable to reach agreement on any disputed issues within thirty (30) days of the delivery of Buyers’ Allocation, the relevant Buyer(s) and Sellers’ Representative shall promptly submit such disputed items to the Accounting Firm for resolution. Any allocation determined by the Accounting Firm shall incorporate, reflect and be consistent with the Transaction Tax Treatment, the Specified Asset Allocation, the Gross-Up Allocation and the PRC Acquired Company Value. The Buyers’ Allocation if no timely Sellers’ Representative Objection has been given, as adjusted to reflect any agreement between the relevant Buyer(s) and Sellers’ Representative or any determination by the Accounting Firm (in a manner that incorporates, reflects and is consistent with the Transaction Tax Treatment, the PRC Acquired Company Value, the Specified Asset Allocation and the Gross-Up Allocation) shall be final and binding upon the Parties (the “Final Allocation”). Sellers’ Representative (on behalf of Sellers), on the one hand, and the applicable Buyer(s), on the other, shall pay one half (50%) of the fees and expenses of the Accounting Firm. The Parties shall make appropriate adjustments to the Final Allocation to reflect adjustments to the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final IPCo Purchase Price, as applicable.

(c) Transaction Tax Reporting. No Party shall (and each Party shall cause its Affiliates not to) take any position that is inconsistent with the Transaction Tax Treatment, the PRC Acquired Company Value, the Specified Asset Allocation, the Gross-Up Allocation or the Final Allocation on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding provision of state, local or foreign Law).

(d) Tax Indemnification by Sellers. Subject to Section 5.9(l), Sellers (on a several but not joint basis) shall pay or cause to be paid, and shall indemnify the Buyers and their respective Affiliates (including, after the Closing, the Acquired Companies) (collectively, the “Buyer Tax Indemnified Parties”) and hold each Buyer Tax Indemnified Party harmless from and against, and the Camuto Owners (in accordance with the Liability Basis) shall pay or cause to be paid and shall indemnify the Buyer Tax Indemnified Parties and hold each Buyer Tax Indemnified Party harmless from and against, without duplication, (i) any and all Taxes imposed on or with respect to any Acquired Company or with respect to the Acquired SS Assets for or in respect of any Pre-Closing Period (including, for the absence of doubt, any Taxes resulting from any action taken or transaction effected pursuant to, or in connection with, Section 5.11(b) (Intercompany Arrangements) or Section 5.12 (Pre-Closing Transactions)); (ii) any and all Taxes of any of the Sellers or of any of the Camuto Owners; (iii) any and all Taxes (A) imposed on an Acquired Company as a transferee or successor as a result of an event or transaction occurring prior to the Closing, (B) for which an Acquired Company is liable pursuant to any Tax indemnity, Tax sharing, Tax allocation or any similar agreement or arrangement, or any other contractual obligation to pay the Tax obligation of another Person or make any payments to any other Person in respect of any tax attributes or benefits, in each case, except for (x) customary provisions contained in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes and (y) agreements entered into after the Closing, or (C) for which an Acquired Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a result of an event or transaction occurring prior to the Closing; (iv) any Taxes arising out of or relating to any breach of any covenant or agreement of any Seller, the Seller’s Representative or any of the Camuto Owners that is contained in Section 5.1(a)(ix), this Section 5.9 or Section 5.12 (Pre-Closing Transactions) or that is related to the Estimated Tax Gross-Up Amount or the Tax Gross-Up Amount (including, without limitation, Section 1.2 and Section 1.3); (v) any Taxes imposed on or with respect to any Excluded Assets, (vi) any Taxes arising out of or relating to any breach or inaccuracy of any representation or warranty contained in Section 2.11 (provided that, other than those representations and warranties contained in Sections 2.11(d), 2.11(e), 2.11(h) (last sentence only), 2.11(l), 2.11(m), 2.11(o) or 2.11(p), no representation or warranty contained in Section 2.11 shall apply with respect to any Post-Closing Period), (vii) any Foreign Transfer Taxes, (viii) any Specified Foreign Taxes and (ix) any costs and expenses, including reasonable legal fees and expenses, and any other Losses, attributable to any item described in clauses (i) through (viii) above; provided, that, Sellers shall not be liable for any Tax under this Section 5.9(d) to the extent (1) the amount of such Tax was taken into account as a liability for purposes of calculating the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final CCI IPCo Purchase Price, as applicable, pursuant to Section 1.3, or (2) such Tax is a Transfer Tax for which Buyers are liable pursuant to Section 5.9(i).

(e) Straddle Periods. For purposes of this Agreement, the portion of Taxes attributable to the income, property or operations of the Acquired Companies for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins on or before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”)

and the portion of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.9(e). In the case of any Straddle Period, the portion of Taxes for such Straddle Period that is attributable to the Pre-Closing Straddle Period will: (i) in the case of personal property, real property, and other Taxes that are not transaction-based, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such entire Straddle Period and (ii) in the case of any other Taxes, be calculated as if the applicable taxable period ended on and included the Closing Date (provided that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a daily basis); provided that any Taxes described in clause (i) above imposed with respect to any asset not held by any Acquired Company prior to the Closing shall be attributable solely to the Post-Closing Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner; provided that any Taxes described in clause (i) above imposed with respect to any Excluded Asset or other asset not held by any Acquired Company at the Closing shall be attributable solely to the Pre-Closing Straddle Period. Each Acquired Company that is classified as a partnership or “flow-through” entity for Tax purposes shall be treated for purposes of this Agreement as if its taxable year ended on the Closing Date and Taxes attributable to the income and gain of each such entity through the Closing Date shall be considered to be attributable to the Pre-Closing Straddle Period.

(f) Tax Returns.

(i) Except as specifically provided in Section 5.9(i) (Transfer Taxes), Sellers’ Representative shall prepare or cause to be prepared all Tax Returns of the Acquired Companies that are required to be filed with respect to any taxable period ending on or before the Closing Date (the “Pre-Closing Period Returns”). The Pre-Closing Period Returns prepared and filed by Sellers’ Representative shall be prepared in a manner that is consistent with the prior practice of the applicable Acquired Company (including prior Tax elections and accounting methods or conventions made or utilized by the Acquired Company) (“Prior Practice”), except as otherwise required by Law. Sellers’ Representative shall timely file or cause to be timely filed Pre-Closing Period Returns due (including valid extensions) on or before the Closing Date. With respect to Pre-Closing Period Returns due (taking into account valid extensions) after the Closing Date, Sellers’ Representative shall deliver such Pre-Closing Period Returns to the relevant Buyer (which, for purposes of this Section 5.9(f) and Section 5.9(h) shall mean HoldCo, in the case of any Tax Return, Taxes or Tax Proceedings of or with respect to CG OpCo, any Subsidiary of CG OpCo, Overseas NewCo, any Subsidiary of Overseas NewCo, CCI OpCo or any Subsidiary of CCI OpCo, and Buyer IPCo, in the case of any Tax Return, Taxes or Tax Proceedings of or with respect to CCI IPCo, any Subsidiary of CCI IPCo, Chaus IPCo or any Subsidiary of Chaus IPCo) for review and comment at least 30 days prior to such due date (except where such due date is within 30 days after the Closing, in which case as soon as practical). Within 10 days of receiving a draft of such Tax Return (except where the relevant due date was within 30 days after the Closing, in which case as soon as practical), the relevant Buyer may provide written comments to the Sellers’ Representative. Sellers’ Representative and the relevant Buyer shall cooperate in good faith to resolve any dispute prior to the due date of any such Pre-Closing Period Return.

If Sellers’ Representative and the relevant Buyer cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm as promptly as practicable. The fees and expenses of the Accounting Firm in connection with its work pursuant to this Section 5.9(f)(i) shall be paid fifty percent (50%) by Sellers’ Representative and fifty percent (50%) by the relevant Buyer. For the absence of doubt, the filing of any Pre-Closing Period Return shall not be delayed beyond its due date (taking into account valid extensions) on account of any unresolved disagreement between Sellers’ Representative and the relevant Buyer; provided, that the Parties shall promptly amend any such previously-filed Pre-Closing Period Return to reflect the Accounting Firm’s subsequent determination pursuant to this paragraph. Except as may be determined by the Accounting Firm or as otherwise provided by this Agreement, without the consent of Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) neither Buyer nor any Acquired Company will (i) amend, or cause to be amended, any Pre-Closing Period Return or (ii) make any Tax election that has retroactive effect with respect to any Pre-Closing Period.

(ii) The relevant Buyer will prepare or cause to be prepared and timely file or cause to be timely filed Straddle Period Returns required to be filed by any Acquired Company. The relevant Buyer will prepare and file the Straddle Period Returns that it is required to file pursuant to this Section 5.9(f)(ii) in a manner that is consistent with Prior Practice, except as otherwise required by Law. Each Buyer shall deliver all income and other material Straddle Period Returns that it is responsible for preparing pursuant to this Section 5.9(f)(ii) to Sellers’ Representative for review and comment at least 30 days prior to the due date (taking into account valid extensions) for filing such Tax Returns (except where such due date is within 30 days after the Closing, in which case as soon as practical). Within 10 days of receiving a draft of such Tax Return (except where the relevant due date was within 30 days after the Closing, in which case as soon as practical), Sellers’ Representative may provide written comments to the relevant Buyer. The relevant Buyer shall revise such Tax Returns to reflect any written comments received from Sellers’ Representative at such Buyer’s reasonable discretion.

(g) Cooperation. The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with (i) the preparation and filing of any Tax Return of any Acquired Company or otherwise relating to the transactions contemplated hereby, (ii) the conduct of any Tax Proceeding relating to Taxes of or with respect to any Acquired Company, or (iii) the determination of any responsibility for, or indemnification obligation in respect of, any Taxes, or entitlement to any refund of Taxes. Notwithstanding Section 5.2(b), the Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide each Other Party with, any records or information that may be relevant to such preparation, filing, Tax Proceeding or determination.

(h) Audits. If any Taxing Authority issues to any Seller, any Acquired Company, any Buyer, any Camuto Owner or any of their respective Affiliates a written notice of its intent to audit, examine or conduct a Tax Proceeding with respect to Taxes or Tax Returns of any Acquired Company for a taxable period ending on or before the Closing Date or a Straddle Period, in each case, for which any Other Party may be liable pursuant to this Agreement (a “Tax

Claim”), the Party receiving such notice will give prompt notice to the Other Parties of such Tax Claim following receipt; provided, however, that any failure by the relevant Buyer to timely notify Sellers’ Representative will not relieve Sellers or the Camuto Owners from any of their respective obligations or liability hereunder (including this Section 5.9), except to the extent the Sellers or the Camuto Owners are actually and materially prejudiced as a consequence of such failure. If amounts (other than immaterial amounts) are then remaining in the Indemnity Escrow Fund, Sellers’ Representative shall have the right to control, at the sole cost and expense of the Sellers and the Camuto Owners, any Tax Proceeding (or portion thereof) against an Acquired Company that is solely in respect of a taxable period ending on or before the Closing Date to the extent relating solely to a Tax Claim for which Sellers or the Camuto Owners may be liable hereunder (a “Seller’s Tax Contest”); provided that if the Buyer is unable to, after using commercially reasonable efforts to do so, sever such Tax Proceeding such that the Sellers’ Representative is able to control solely the relevant portion of such Tax Proceeding relating solely to such Tax Claim, such Tax Proceeding shall be a Buyer’s Tax Contest; provided, further, that (i) the relevant Buyer will have the right to participate in such Seller’s Tax Contest, (ii) Sellers’ Representative will provide the relevant Buyer with copies of all written documents received from or submitted to a Taxing Authority in connection with such Seller’s Tax Contest and consult with the relevant Buyer with respect thereto and consider in good faith any comments from the relevant Buyer with respect thereto and (iii) if such Seller’s Tax Contest would, or would reasonably be expected to, have a material adverse effect on any Buyer or any of its respective Affiliates, Sellers’ Representative shall not settle, compromise or abandon such Seller’s Tax Contest without the prior written consent of the relevant Buyer (not to be unreasonably withheld, conditioned or delayed). The relevant Buyer will control any Tax Proceeding (or portion thereof) against any Acquired Company that is not a Seller’s Tax Contest, including any Tax Proceeding that arises at a time in which no amounts (or immaterial amounts) remain in the Indemnity Escrow Fund (a “Buyer’s Tax Contest”); provided that, in the case of any Buyer’s Tax Contest for a Straddle Period or a taxable period ending on or before the Closing Date, (x) if such Buyer’s Tax Contest would, or would reasonably be expected to, have a material adverse effect on any Sellers or Camuto Owners, Sellers’ Representative, at its sole cost and expense, will have the right to participate in such Buyer’s Tax Contest, (y) the relevant Buyer will provide Sellers’ Representative with copies of all written documents received from or submitted to a Taxing Authority in connection with such Buyer’s Tax Contest, consult with Sellers’ Representative with respect thereto and consider in good faith any comments from Sellers’ Representative with respect thereto and (z) if such Buyer’s Tax Contest would, or would reasonably be expected to, have a material adverse effect on any Sellers or Camuto Owners, the relevant Buyer shall not settle, compromise or abandon any such Buyer’s Tax Contest without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed). In the event that Sellers’ Representative fails to assume the defense of any Seller’s Tax Contest with respect to which it has received notice pursuant to this Section 5.9(h), Buyers shall not be required to assume the control of such Tax Proceeding. For the avoidance of doubt, Sellers’ Representative’s failure to assume the defense of any Seller’s Tax Contest (or failure to participate in any Buyer’s Tax Contest) shall not relieve Sellers or the Camuto Owners of any of their respective obligations or liability under this Agreement. For the avoidance of doubt, any Tax Proceedings in existence as of the Closing Date shall be subject to the same procedures set forth in this Section 5.9(h) that apply to Tax Proceedings arising after the Closing Date.

(i) Transfer Taxes.

(i) All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, value-added and other similar Taxes that may be imposed on the OpCo Acquisition or the IPCo Acquisition, other than Foreign Transfer Taxes (“Transfer Taxes”), will be borne one half by the Sellers (on a several but not joint basis) and the Camuto Owners (in accordance with the Liability Basis), on the one hand, and one half by the relevant Buyer, on the other, and will be paid to the appropriate Taxing Authority promptly when due by the Person having the primary obligation to remit such Transfer Tax under applicable Law. The relevant Buyer may recover Transfer Taxes to be borne by Sellers or the Camuto Owners directly from such Sellers or Camuto Owners or, at such Buyer’s election, from the Adjustment Escrow Funds. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use commercially reasonable efforts to provide such Tax Returns to each Other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. Buyers, the Camuto Owners, Sellers and Sellers’ Representative (and their respective Affiliates) will cooperate in the timely completion and filing of all such Tax Returns.

(ii) The Parties agree to report to the competent PRC Taxing Authority the indirect transfer of the PRC Acquired Company in the CG OpCo Acquisition and to file, within thirty days following the date hereof, any required documentation with respect thereto pursuant to SAT Public Notice [2015] No. 7 (the “Notice 7 Filing”). The Parties shall in good faith cooperate to expeditiously prepare and file the Notice 7 Filing in accordance herewith, and agree that the Sellers’ Representative (or its designee) shall manage such preparation and filing in its reasonable discretion; provided, that Sellers’ Representative shall in good faith consult with HoldCo and keep HoldCo informed with respect to such preparation and filing and shall consider in good faith any comments provided by HoldCo with respect to such filing. Each of the Camuto Owners, Sellers, Overseas and the Sellers’ Representative shall, and each shall cause its Affiliates to, (x) promptly deliver to HoldCo (or its designee) such records or documentation as HoldCo may reasonably request with respect to the Notice 7 Filing and (y) notify HoldCo promptly, but in no event later than five (5) days, after receipt of any query or request received from any PRC Taxing Authority with respect to the Notice 7 Filing. Notwithstanding anything to the contrary herein, (1) each of HoldCo and Sellers’ Representative shall inform the other in advance of, and shall have the right to participate in, all communications and proceedings with the competent PRC Taxing Authority relating to the Notice 7 Filing and (2) for purposes of this Agreement and the Notice 7 Filing, and for all other purposes (including any communications with or submissions to the competent PRC Taxing Authority with respect to the Prior PRC Acquisition), the Parties agree that the value of the PRC Acquired Company shall be determined in accordance with Section 5.9(i)(ii) of the Sellers Disclosure Schedule (the “PRC Acquired Company Value”), and the Notice 7 Filing shall be prepared in a manner consistent with the PRC Acquired Company Value.

(iii) If each of the Camuto Owners, Sellers, Overseas and the Sellers’ Representative complies with Section 5.9(i)(ii), then (x) HoldCo shall be responsible for and shall pay, and shall indemnify Sellers, the Camuto Owners and Overseas for, 50% of the amount of any Taxes imposed by the competent PRC Taxing Authority with respect to the indirect transfer of the PRC Acquired Company in the CG OpCo Acquisition and (y) if the competent PRC Taxing Authority imposes any Taxes with respect to Overseas’s acquisition of the PRC Acquired Company in the Prior PRC Acquisition, HoldCo shall be responsible for and shall pay, and shall indemnify Sellers, the Camuto Owners and Overseas for, 50% of the amount of such Taxes (but excluding any penalties, interest or additions thereto). For the avoidance of doubt, the Camuto Owners, Sellers and Overseas shall be solely responsible for and shall pay, and shall indemnify the Buyer Tax Indemnified Parties for, any penalties, interest or additions to Tax imposed by any competent PRC Taxing Authority in respect of the Prior PRC Acquisition. Notwithstanding anything in this Agreement to the contrary, Holdco shall be entitled to any refund, credit or offset of, or attributable to, any Taxes in respect of which HoldCo paid an amount pursuant to this Section 5.9(i)(iii).

(j) Tax Sharing. All Tax indemnity, Tax sharing, Tax allocation or similar agreements or arrangements between or among, one or more Acquired Companies, on the one hand, and one or more of the Sellers, Camuto Owners or the Camuto Heirs, on the other hand (other than this Agreement) will be terminated as of the Closing Date and, after the Closing Date, no Acquired Company will be bound thereby or have any Liability thereunder for any past or future period.

(k) FIRPTA. On the Closing Date, each Selling Entity shall deliver to Buyers (i) a duly executed certificate of non-foreign status substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) in respect of such Selling Entity (collectively, the “FIRPTA Certificates”) and (ii) a properly completed and executed IRS Form W-9.

(l) Timing and Condition of Payments; Survival; Coordination.

(i) Any indemnification payments required pursuant to Section 5.9(d) shall be made within ten (10) Business Days of written demand therefor from the applicable Buyer Tax Indemnified Party, subject to and in accordance with Section 8.9(b); provided, that in the case of Taxes that are not yet due and payable, no indemnification payment shall be required earlier than five (5) days prior to the date on which such Taxes are required to be paid to the applicable Taxing Authority.

(ii) For purposes of calculating the amount of any Taxes relating to a breach or inaccuracy of any representation or warranty set forth in Section 2.11, and whether there is any breach or inaccuracy of such representation or warranty, any materiality limitations or qualifications (including the terms “material” or “materially”) set forth therein will be disregarded.

(iii) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 2.11 shall survive the Closing Date in full force and effect until 60 calendar days following the expiration of all applicable statutes of limitations; provided that any such representation or warranty that is the subject of any claim under Section 5.9(d) with respect to which a notice is delivered by a Buyer Tax Indemnified Party prior to the expiration of the survival period set forth in this Section 5.9(l)(iii) shall survive solely for purposes of resolution of such claim until such claim is fully and finally resolved.

(iv) Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes that are the subject of Section 5.9(d), and all procedures relating to Taxes, Tax matters and indemnification in respect thereof, shall be governed exclusively by this Section 5.9, Section 8.1 (Survival), Section 8.5(a) (Obligation to Seek Insurance Proceeds), Section 8.5(b) (Losses Determined Net of Eligible Insurance Proceeds), Section 8.5(e)(iv) (Caps), Section 8.5(e)(vi) (Caps), Section 8.5(e)(vii) (Caps), Section 8.5(f) (Fraud), Section 8.7 (Adjusted Purchase Price) and Section 8.9 (Escrow Release and Satisfaction of Claims), and the provisions of Article 8 (other than the provisions specifically listed in this sentence) shall not apply.

(m) Refunds. With respect to any refunds of Taxes (including any refunded interest thereon) for any Pre-Closing Period received by an Acquired Company (“Pre-Closing Tax Refunds”), the applicable Buyer shall promptly pay, or cause to paid, (x) to the Indemnity Escrow Fund any Pre-Closing Tax Refunds received before the Final Escrow Release Time and (y) to the Sellers’ Representative (for distribution to the Camuto Article X Trusts and the Camuto Estate) any Pre-Closing Tax Refunds received after the Final Escrow Release Time but before the Retention 50% Time, in the case of each of (x) and (y), only to the extent such Tax refund was not taken into account as an asset (or an offset to a liability) for purposes of calculating the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final CCI IPCo Purchase Price, as applicable, pursuant to Section 1.3. For the absence of doubt, the preceding sentence shall not apply to any Tax refunds received after the Retention 50% Time, and such Tax refunds shall be retained by the applicable Buyer. Each Buyer shall, in good faith, timely apply for any Pre-Closing Tax Refunds known by such Buyer to be available. The “Retention 50% Time” means the first point at which, in the reasonable good faith judgment of the applicable Buyer, the amount of the Restricted Proceeds is less than 50% of the Final Closing Cash Payment.

Section 5.10 Releases. Effective upon Closing, each Camuto Owner and Seller, on behalf of itself and its Affiliates, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges the Acquired Companies, Buyers and their respective Affiliates, directors, officers, employees, successors and assigns from any and all rights, claims, debts, Liabilities, causes of action, obligations and Losses of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (a) accrued but unpaid compensation for employment services and vested benefits under any Employee Benefit Plan (if applicable); (b) claims or rights arising under this Agreement (including Article 8 of this Agreement) or under any other Transaction Document; (c) the obligations of any Acquired

Company to indemnify, defend and hold harmless its directors, managers, officers and employees in accordance with Section 5.17; (d) the obligations of any insurer under any Insurance Policy or (e) claims or rights arising under any Contract or arrangement set forth in Section 5.10 of the Sellers Disclosure Schedule (the “Surviving Related Party Agreements”).

Section 5.11 Related Party Agreements; Intercompany Arrangements.

(a) At or prior to the Closing, Sellers shall cause the Acquired Companies to terminate, or otherwise amend to exclude the applicable Acquired Company as a party thereto and to obtain a full and unconditional release of all claims related thereto, past, present and future, known and unknown, liquidated and contingent, without cost or expense to the Acquired Companies, all Related Party Agreements set forth in Section 2.19 of the Sellers Disclosure Schedule (other than the Surviving Related Party Agreements), and no amounts will be owed by, or owing to, any Acquired Company pursuant to any such Related Party Agreements and no Acquired Company shall have any Liability under any such Related Party Agreement, whether arising prior to or after the Closing or in connection with such termination or amendment or otherwise.

(b) The Sellers agree to provide Buyers with a complete and accurate schedule of Liabilities between any Seller or any of its Subsidiaries or other equity investments (other than any Acquired Company), on the one hand, and any Acquired Company, on the other hand (collectively, “Intercompany Liabilities”), no later than five (5) Business Days after the date hereof. Promptly following the date of this Agreement, Sellers shall consult and cooperate with Buyers in developing a transaction step plan designed to eliminate the Intercompany Liabilities while minimizing, to the extent possible, any Taxes arising from the consummation of the steps in such plan, and Sellers agree to use their commercially reasonable efforts to cause such steps to be consummated prior to or in connection with the Closing. Sellers shall consult with Buyers, and incorporate Buyers’ reasonable comments, in preparing the documentation with respect to the consummation of such step plan. Unless otherwise consented to by Holdco, (a) with respect to any Intercompany Liability payable to any Acquired Company that is not wholly owned, directly or indirectly, by Sellers, Sellers shall cause such Intercompany Liability to be paid in full, and (b) with respect to any Intercompany Liability payable by any Acquired Company that is not wholly owned, directly or indirectly by Sellers, Sellers shall cause the right to receive payment in respect of such Intercompany Liability to be contributed to CG OpCo or CCI OpCo (or an Acquired Company that will be, following the consummation of the Pre-Closing Transactions, a wholly owned Subsidiary thereof), in each case, such that following the consummation of such step, the applicable Intercompany Liability ceases to be an Intercompany Liability.

Section 5.12 Pre-Closing Transactions. Prior to the Closing, the Sellers and the Camuto Owners shall effect, and shall cause the Acquired Companies to effect, pursuant to documentation reasonably acceptable to Buyers, Sellers and the Camuto Owners, the restructuring and other transactions set forth in Section 5.12 of the Sellers Disclosure Schedule (the “Pre-Closing Transactions”). Sellers shall in good faith, and on a prompt and timely basis, consult with each Buyer and keep each Buyer reasonably apprised of the implementation of the Pre-Closing Transactions and the execution of any transaction documentation related thereto, including the execution of the CCI IP Contribution Agreement substantially in the form set forth on Exhibit 5.12(a), the BCI IP Contribution Agreement substantially in the form set forth on Exhibit 5.12(b), the Chaus IPCo Membership Interest Transfer Agreement substantially in the form set forth on Exhibit 5.12(c) and the SSI IP Asset Purchase Agreement substantially in the form set forth on Exhibit 5.12(d).

Section 5.13 Post-Closing Securities Filings. Following the Closing, the Camuto Owners will, and will use commercially reasonable efforts to cause the auditors of Sellers to, cooperate with HoldCo, as reasonably requested by HoldCo, in the preparation of financial information, including Acquired Company pro forma financial information and audited annual and interim quarterly financial statements for the Acquired Companies, to be filed by DSW following the consummation of the Transactions on a Current Report on Form 8-K under the Securities Exchange Act of 1934, as it may be amended, and will instruct and use commercially reasonable efforts to cause the auditors of the Acquired Companies to provide all consents as needed in connection with such filing. HoldCo shall be responsible for, and shall pay, all reasonable out-of-pocket costs and expenses incurred by the Camuto Owners in connection with the cooperation required by or requested pursuant to this Section 5.13.

Section 5.14 Lease Modifications, Terminations and Renewals; Estoppel Letters; Consents.

(a) From the date of this Agreement until the Closing, Sellers shall, and shall cause the Acquired Companies to, cooperate reasonably with HoldCo, as HoldCo shall request in writing and at HoldCo’s expense, to seek extensions or renewals of each of the Leases identified on Section 5.14 of the Sellers Disclosure Schedule, it being understood that Sellers shall not exercise any option to extend or any Lease or Sublease or otherwise extend or renew any Leases or Subleases without HoldCo’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In furtherance and not in limitation of the foregoing, Sellers and the Acquired Companies shall (i) consult in good faith with HoldCo with respect to the manner in which such extensions or renewals may be sought; (ii) without HoldCo’s prior consent, not communicate with any landlord or schedule or participate in any meeting with any landlord, in either case regarding any extension or renewal, and HoldCo shall have the right to join any such meeting by telephone or in person; provided that Sellers shall provide reasonable advance notice to, and invite HoldCo to join, any meeting with any landlord concerning the Leases identified on Section 5.14 of the Sellers Disclosure Schedule; and (iii) consult with HoldCo prior to creating or responding to, and provide HoldCo in advance copies of, all drafts of any renewal or extension documents and a reasonable opportunity to comment before negotiating or executing such documents. Without the prior written consent of HoldCo (not to be unreasonably withheld or delayed), Seller shall not, and shall cause the Acquired Companies not to, agree to any renewals or extensions, amendments, modifications, terminations, releases or financing arrangements (including with respect to any guaranties), with respect to any Leases or Subleases, or enter into any new leases, subleases or concessions or other occupancy agreements with respect to any real property, or purchase or acquire any interest in any real property, or enter into any agreement to do so with respect to any of the foregoing.

(b) From the date of this Agreement to the Closing, subject to the further provisions of Section 5.14(c), Sellers shall, and shall cause the Acquired Companies to, cooperate with HoldCo, at HoldCo’s request and at HoldCo’s expense, in obtaining estoppel letters from landlords under each Lease set forth under the heading “Category I Lease Consents” on Section 5.14 of the Sellers Disclosure Schedule and the tenants under the Subleases, with respect to those matters as may be provided in the respective Leases or Subleases with respect to such estoppel letters (or if there are no such provisions, with respect to the current annual fixed rent, additional rent, expiration date and renewal terms, and whether to the landlord’s or tenant’s knowledge, there are any outstanding defaults).

(c) From the date of this Agreement to the Closing, Sellers shall, and shall cause the Acquired Companies to, use their commercially reasonable efforts to obtain and deliver to HoldCo a written consent to the Transactions, the Pre-Closing Transactions and the Estate Transactions (including a waiver of any right to terminate or recapture, as the case may be) with respect to (i) each Lease set forth under the heading “Category I Leases” on Section 5.14 of the Sellers Disclosure Schedule; and (ii) at least five (5) of the Leases set forth under the heading “Category II Leases” on Section 5.14 of the Sellers Disclosure Schedule, in each case in form and substance reasonably satisfactory to HoldCo and Sellers.

Section 5.15 Change-of-Control and Customers. From the date of this Agreement until Closing, Sellers shall (and shall cause the Acquired Companies to) cooperate reasonably with HoldCo to obtain any consents required from third parties in connection with the consummation of the Transaction pursuant to all Contracts between the Acquired Companies and the vendors, suppliers, customers, service providers or consultants thereof (“Consent Contracts”), Leases and Licenses. In furtherance and not in limitation of the foregoing, Sellers and the Acquired Companies shall (a) consult in good faith with HoldCo with respect to the manner in which such consents or waivers are to be sought, (b) invite HoldCo to participate in any meetings with third parties concerning any Consent Contract, Lease, or License and make available appropriate members of the management of the Acquired Companies to attend or participate in such meetings, and (c) upon the written request of HoldCo, provide Buyers with drafts of, and a reasonable opportunity to comment on, the form of any waiver or consent to be sought pursuant to this Section 5.15. In addition, upon the reasonable request of HoldCo, Sellers shall (and prior to Closing, shall cause the Acquired Companies to) cooperate reasonably with HoldCo to make introductions to the vendors, suppliers, customers, service providers and consultants of the Acquired Companies to facilitate the transition of the Business to HoldCo at and after Closing. If Buyers elect to proceed with the Closing prior to obtaining any of the consents contemplated by this Section 5.15, Buyers and Sellers shall be equally responsible for and pay such reasonable expenses as are necessary in connection with the solicitation or receipt of any such consent after the Closing; provided that neither Buyers nor Sellers shall agree to the payment of any such expenses without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.16 Release of Guarantees and Certain Other Obligations. From and after the date hereof, Sellers and HoldCo shall use their reasonable best efforts to cause Sellers, their Affiliates (other than the Acquired Companies) and the Representatives to be fully released (or, with respect to the Seller Guarantees, otherwise made whole to their reasonable satisfaction), on or prior to the Closing Date, in respect of all obligations under any guarantees, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Sellers or their Affiliates (other than the Acquired Companies) relating to the Acquired Companies, the Assets or the Business which are set forth in Section 5.16 of the Sellers

Disclosure Schedule (collectively, the “Sellers Guarantees”) and the leases set forth on Section 5.16(b) of the Sellers Disclosure Schedule (collectively, “Released Leases”); provided that the Parties shall not condition the obtaining of any consents pursuant to Section 5.14(c) on the granting by any counterparty of a release pursuant to this Section 5.16. With respect to each Sellers Guarantee or Released Lease for which Sellers and HoldCo do not obtain such release prior to the Closing, HoldCo or an Affiliate of Holdco shall, concurrently with the Closing, enter into a hold harmless agreement with respect to each such Sellers Guarantee or Released Lease in a form reasonably acceptable to Sellers and HoldCo. After the Closing Date, HoldCo will not, and will not permit any of its Affiliates to, renew or extend, or amend or supplement in any way that increases or extends the obligations of HoldCo or any Acquired Company thereunder, any Contract or other obligation that is covered by a Sellers Guarantee or Released Lease without providing Sellers with evidence reasonably satisfactory to it that the Sellers Guarantee or Released Lease, and any cash or other collateral posted by Sellers or their Affiliates with respect thereto, has either been released in full or Seller and its Affiliates have otherwise been made whole in respect thereof to their reasonable satisfaction. Any cash or other collateral posted by Sellers or their Affiliates in respect of any Sellers Guarantee or Released Lease that is released pursuant to this Section 5.16 shall be delivered to Sellers within two (2) Business Days of such release.

Section 5.17 Indemnification of Directors and Officers.

(a) Buyers agree that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, managers, officers and employees (or persons holding similar positions) of any Acquired Company who have the right to indemnification by such Acquired Company (collectively, the “Covered Persons”) as provided in such Acquired Company’s Organizational Documents, indemnity or indemnification agreements, as provided under Law shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, Buyers shall not, and shall not permit the Acquired Companies to, amend, modify or terminate any Organizational Document or Contract regarding or related to such indemnification matters.

(b) The provisions of this Section 5.17 are: (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification or coverage under a policy referenced in this Section 5.17, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.17, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(c) If any Buyer or its successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Buyer shall assume all of the obligations of such Buyer set forth in this Section 5.17.

(d) Notwithstanding anything to the contrary contained in this Section 5.17, no Buyer nor any Acquired Company (or any of their successors or assigns) shall be required or obligated to make any indemnification payment (or advancement of expenses) in respect of any matter to which a Buyer Indemnified Party is entitled to indemnification under Article 8 and, which respect to which matter such Covered Person had knowledge of, or should have had knowledge of, the facts and circumstances giving rise to such right to indemnification in favor of such Buyer Indemnified Party (for this purpose, ignoring any limitations set forth in Article 8, the application of which, would result in no indemnification payment being made to a Buyer Indemnified Party).

Section 5.18 Fleet Street License Agreement. Sellers shall pay to Buyer IPCo its pro rata share of the net recovery for the period commencing on April 1, 2018 through the end of the term of the Fleet Street License Agreement, if any, promptly following actual receipt thereof by Sellers. For the purposes of this Section 5.18, (a) the “pro rata share of the net recovery” shall be equal to (i) the net recovery, multiplied by (ii) the ratio of (x) the total days from and including the Closing to the end of the term of the Fleet Street License Agreement to (y) the total days from and including April 1, 2018 through the end of the term of the Fleet Street License Agreement and (b) “net recovery” shall mean the total amount of guaranteed minimum royalties, costs and fees awarded pursuant to any arbitration or otherwise paid by Fleet Street Ltd., less the actual arbitration and collection expenses paid to third parties.

Section 5.19 Escrow Agreement. As promptly as practicable following the date of this Agreement, the Buyers, the Sellers and the Sellers’ Representative will negotiate in good faith, and will use their respective reasonable best efforts, to finalize the terms and conditions of the Escrow Agreement. At or prior to the Closing, Buyers, Sellers and the Sellers’ Representative will execute and deliver the Escrow Agreement, and will use their respective reasonable best efforts to obtain the signature of the Escrow Agent.

Section 5.20 Lease Termination Notice. Sellers shall, and shall cause their respective Subsidiaries to, send a notice of termination under the Playa Court Lease via nationally recognized overnight carrier before 6:00 p.m. New York City time on the date of this Agreement, in such form as determined by HoldCo after considering in good faith any comments of Sellers. Sellers shall, and shall cause their respective Subsidiaries to, reasonably cooperate in good faith with HoldCo in preparing and communicating to any employee that notice of termination has been delivered with respect to the Playa Court Lease.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

Section 6.1 Conditions to Obligations of Buyers. Buyers’ obligation to consummate the Transactions and to take the other actions required to be taken by Buyers at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Buyers in their sole discretion, in whole or in part):

(a) (i) Without regard to any reference to “Business Material Adverse Effect” or other materiality qualifications contained therein, the representations and warranties set forth in Article 2 and Article 3 (other than the Seller Fundamental Representations), individually and collectively, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made again on the Closing Date, in each case, in all respects, except: (A) for any representation or warranty made as of a specific date or for a particular period, which shall be true and correct as of such specific date or for such particular period, and (B) as would not reasonably be expected to have, individually or collectively, a Business Material Adverse Effect; and (ii) the Seller Fundamental Representations set forth in Article 2 and Article 3 shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all but de minimis respects as of the Closing Date as if made again on the Closing Date and (iii) the representations and warranties contained in Section 2.8(c) shall be true and correct in all respects;

(b) Sellers and the Camuto Owners shall have performed and complied in all material respects with its covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing, and Sellers shall have performed and complied in all respects with the covenants and obligations set forth in the last sentence of Section 5.8(a);

(c) Sellers shall have delivered to Buyers a certificate dated as of the Closing Date, duly executed by a senior executive officer of Sellers, certifying that the conditions set forth in Sections 6.1(a) and (b) have been satisfied;

(d) The Camuto Heirs Agreement shall not have been revoked or terminated by any Camuto Heir or Camuto Owner;

(e) There shall not be any final, non-appealable Order outstanding or Law enacted since the date of this Agreement prohibiting or making illegal the consummation of the Transactions;

(f) The Pre-Closing Transactions shall have been completed in all but de minimis respects in accordance with Section 5.12 hereof and Section 5.12 of the Sellers Disclosure Schedule;

(g) The waiting period (including any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated;

(h) Sellers shall have delivered to Buyers all of the Payoff Letters and the Lien Release Documentation at least three Business Days prior to the Closing Date;

(i) Sellers shall have obtained and delivered to Buyers a written consent or waiver of any right to terminate or modify any IP-License identified in Section 6.1(i) of the Sellers Disclosure Schedule, in form and substance reasonably satisfactory to Buyers, and which consent or waiver shall remain in full force and effect;

(j) Sellers shall have obtained consents, and other agreements as mutually agreed by the Parties, of the counterparties required with respect to Contracts and Leases set forth in Section 6.1(j) of the Sellers Disclosure Schedule; and

(k) Each Seller shall have delivered a copy of the Escrow Agreement, duly executed by such Seller, to Buyers and the Escrow Agreement shall be in full force and effect as of the Closing.

Section 6.2 Conditions to Obligation of Sellers and Camuto Owners. Sellers’ and the Camuto Owners’ obligation to consummate the Transactions and to take the other actions required to be taken by Sellers and the Camuto Owners at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Sellers and the Camuto Owners, in whole or in part):

(a) (i) The representations and warranties set forth in Article 4 of this Agreement (other than the Buyer Fundamental Representations), individually and collectively, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made again on the Closing Date, in each case, in all respects, except: (A) for any representation or warranty made as of a specific date or for a particular period, which shall be true and correct as of such specific date or for such particular period; and (B) as would not reasonably be expected, individually or collectively, to prevent Buyers from consummating, or materially impair or delay Buyers’ ability to consummate, the Transactions; and (ii) the Buyer Fundamental Representations set forth in Article 4 shall have been true and correct in all but de minimis respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made again on the Closing Date;

(b) Buyers shall have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing, and HoldCo shall have performed and complied in all respects with the covenants and obligations set forth in the last sentence of Section 5.8(a);

(c) Each Buyer shall have delivered to Sellers a certificate dated as of the Closing Date, duly executed by a senior executive officer of such Buyer, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d) There shall not be any final, non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the Transactions; and

(e) The waiting period (including any extension thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated.

(f) Each Buyer shall have delivered a copy of the Escrow Agreement, duly executed by such Buyer, to Sellers and the Escrow Agreement shall be in full force and effect as of the Closing.

Section 6.3 Frustration of Closing Conditions. Neither Buyers nor Sellers and the Camuto Owners may rely, either as a basis for not consummating the Transactions or the Transaction Documents or terminating this Agreement and abandoning the Transactions or the Transaction Documents, on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination Events. This Agreement may be terminated at any time prior to Closing:

(a) By mutual written agreement of Buyers and Sellers;

(b) By Buyers: (i) upon a breach of any representation, warranty, covenant or obligation of Sellers set forth in this Agreement such that the conditions set forth in Section 6.1(a) or Section 6.1(b) are incapable of being satisfied and, if such breach is curable, such breach is not cured prior to the expiration of thirty (30) days following Sellers’ receipt of written notice thereof from Buyers; or (ii) if satisfaction of any of the conditions set forth in Section 6.1(a) or Section 6.1(b) is or becomes impossible (other than through the failure of Buyers to comply with any of its covenants or obligations under this Agreement); provided that Buyers will not be entitled to terminate this Agreement pursuant to this Section 7.1(b) at any time during which Buyers would be unable to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b).

(c) By Sellers: (i) upon a breach of any representation, warranty, covenant or obligation of Buyers set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are incapable of being satisfied and, if such breach is curable, such breach is not cured prior to the expiration of thirty (30) days following Buyers’ receipt of written notice thereof from Sellers; or (ii) if satisfaction of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) is or becomes impossible (other than through the failure of Sellers to comply with any of its covenants or obligations under this Agreement); provided that Sellers will not be entitled to terminate this Agreement pursuant to this Section 7.1(c) at any time during which Sellers would be unable to satisfy the conditions set forth in Section 6.1(a) or Section 6.1(b);

(d) By Buyers or Sellers, if Closing has not occurred on or before November 30, 2018 (or such later date as Buyers and Sellers may agree in writing) (the “Outside Date”); provided, however, that: (i) no termination may be made under this Section 7.1(d) if the failure to close shall be caused by the action or inaction of the Party seeking to terminate this Agreement; (ii) Sellers will not be entitled to terminate this Agreement pursuant to this Section 7.1(d) at any time during which Sellers would be unable to satisfy the conditions set forth in Section 6.1(a) or Section 6.1(b); and (iii) Buyers will not be entitled to terminate this Agreement pursuant to this Section 7.1(d) at any time during which Buyers would be unable to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b); or

(e) By Buyers or Sellers, if: (i) any Governmental Body has issued a final, non-appealable Order that remains outstanding prohibiting the consummation of the Transactions (unless such Order is issued due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or (ii) a Law is enacted after the date of this Agreement prohibiting the consummation of the Transactions.

Section 7.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1 all further obligations of the Parties to consummate the Transactions and all obligations of the Parties under this Agreement will terminate and become of no further force and effect, except that those obligations set forth in this Section 7.2 and Article 10 will survive any termination and remain valid and binding obligations of the Parties in accordance with their respective terms; provided, however, that no such termination shall relieve any Party from any Liabilities for any intentional and willful breach occurring prior to termination of this Agreement.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival. The representations and warranties contained in this Agreement or in any certificate delivered pursuant to Section 6.1(c) and Section 6.2(c), including any rights arising out of any breach of such representations and warranties and any right to indemnification pursuant to Section 8.2, Section 8.3 or Section 8.4, shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the survival of the representations and warranties set forth in Section 2.11 (Taxes) shall be as set forth in Section 5.9(l)(iii) and (b) each of (i) the representations and warranties of the Camuto Owners and Sellers set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Corporate Power and Authorization), Section 2.3 (Capitalization), the Specified IP Representations, Section 2.20 (Broker’s Fees), Section 3.1 (Organization), Section 3.2 (Authorization), the first two sentences of Section 3.5(c) (Capitalization; Estate Matters) and Section 3.7 (Broker’s Fees) (collectively, the “Seller Fundamental Representations”), (ii) the representations and warranties of Buyers set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.4 (Investment Intent) and Section 4.5 (Broker’s Fees) (collectively, the “Buyer Fundamental Representations”) and (iii) the representations and warranties of Sellers set forth in Section 2.21 (Export Laws and Economic Sanctions) and Section 2.22 (Improper Payment Laws) (collectively, the “Specified Representations”), shall, in each case, survive until the expiration of the applicable statute of limitations. Any representation or warranty that is the subject of any Claim with respect to which a Claim Notice meeting the requirements of Section 8.6(a) is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period set forth in this Section 8.1 shall survive solely for purposes of resolution of such Claim until such Claim is fully and finally resolved. The covenants and agreements contained in this Agreement shall survive indefinitely, until fully performed in accordance with their respective terms.

Section 8.2 Indemnification by Sellers and Camuto Owners. Except with respect to any Taxes that are subject to indemnification under Section 5.9(d), from and after the Closing, Sellers, on a several and not joint basis, and the Camuto Owners, in accordance with the Liability Basis (Sellers and the Camuto Owners, collectively, the “Seller Indemnifying Parties”), shall indemnify and hold harmless Buyers and their respective Affiliates (including, from and after the Closing, the Acquired Companies), Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and will reimburse the Buyer Indemnified Parties for, all Losses suffered or incurred by the Buyer Indemnified Parties arising out of or resulting from:

(a) any breach or inaccuracy of any representation or warranty made by the Sellers and the Camuto Owners contained in Article 2 (other than the representations and warranties in Section 2.11);

(b) any breach by a Seller of any covenant or agreement contained in this Agreement or in any agreement implementing the Pre-Closing Transactions, or any breach by any Acquired Company at or prior to the Closing of any covenant or agreement contained in any agreement implementing the Pre-Closing Transactions;

(c) the Excluded Assets;

(d) any Liability of CCI IPCo, Chaus IPCo or any of their respective Subsidiaries as of the Closing, except for those Liabilities set forth in Section 8.2(d) of the Sellers Disclosure Schedule; and

(e) Any Transaction Severance Liabilities and Liabilities in respect of any Excluded Employees; and

(f) those matters set forth in Section 8.2(f) of the Sellers Disclosure Schedule.

Notwithstanding that a claim for indemnification with respect to Losses (each, and including any claim for indemnification with respect to Taxes or Losses pursuant to Section 5.9(d), a “Claim”) may fall into multiple categories of this Section 8.2 and/or Section 8.3, a Buyer Indemnified Party may recover with respect to such Losses one time only.

Section 8.3 Indemnification by Sellers and Camuto Owners. From and after the Closing, each of Sellers, on a several and not joint basis, and the Camuto Owners, in accordance with the Liability Basis, shall indemnify and hold harmless the Buyer Indemnified Parties from and against, and will reimburse the Buyer Indemnified Parties for, all Losses suffered or incurred by the Buyer Indemnified Parties arising out of or resulting from:

(a) any breach or inaccuracy of any representation or warranty made by such Seller or such Camuto Owner contained in Article 3 (and, with respect to the Camuto Estate, any breach or inaccuracy of any representation or warranty made by any Seller or any other Camuto Owner); and

(b) any breach by such Camuto Owner of any covenant or agreement contained in this Agreement (and, with respect to the Camuto Estate, any breach by any other Camuto Owner of any covenant or agreement contained in this Agreement).

Section 8.4 Indemnification by Buyers. From and after the Closing, Buyers (the “Buyer Indemnifying Parties”) shall, on a several and not joint basis, indemnify and hold harmless Sellers and the Camuto Owners, their respective Affiliates, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and will reimburse the Seller Indemnified Parties for, all Losses suffered or incurred by the Seller Indemnified Parties arising out of or resulting from:

(a) any breach or inaccuracy of any representation or warranty made by such Buyer contained in Article 4; and

(b) any breach by such Buyer of any covenant or agreement contained in this Agreement.

Notwithstanding that a Claim may fall into multiple categories of this Section 8.4, a Seller Indemnified Party may recover with respect to such Losses one time only.

Section 8.5 Certain Limitations. The rights of the Buyer Indemnified Parties to indemnification pursuant to this Article 8 are subject to the following limitations:

(a) Obligation to Seek Insurance Proceeds.

(i) Except with respect to Expressly Excluded Claims, no Buyer Indemnified Party shall be permitted to bring a Claim against the Seller Indemnifying Parties under Section 8.2(a), Section 8.3(a) or Section 5.9(d) (other than Section 5.9(d)(iv)) unless the applicable Buyer has (A) first sought to recover for the related Losses or Taxes under the R&W Insurance Policy and (B) been denied coverage with respect to such Losses or Taxes as a result of the determination by the Primary Underwriter that such Claim is not covered (including by reason of the application of the Exclusion Provisions) under the R&W Insurance Policy, which denial is affirmed pursuant to Article XI (Governing Law; Arbitration) of the R&W Insurance Policy (such Claims, “Determined Exclusion Claims” and, together with Expressly Excluded Claims, the “Excluded Claims”); provided, that from the date that is 30 days prior to the expiration of the applicable survival period set forth in Section 8.1, a Buyer Indemnified Party shall be permitted to bring a Claim against the Seller Indemnifying Parties under Section 8.2(a), Section 8.3(a) or Section 5.9(d) without being subject to the foregoing limitations if, simultaneously with bringing such Claim, the same Claim is also made under the R&W Insurance Policy. Notwithstanding the foregoing, this Section 8.5(a)(i) shall not prevent any Buyer Indemnified Party from bringing a Claim against the Seller Indemnifying Parties under Section 8.2(a), Section 8.3(a) or Section 5.9(d) for any Excluded Claim. Without limiting the foregoing, the Buyer Indemnified Parties and the Seller Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under insurance policies, including the Insurance Policies (with respect to the Buyer Indemnified Parties), or recoverable from non-Affiliated Persons with respect to Losses incurred by such Buyer Indemnified Party or such Seller Indemnified Party.

(ii) If a Buyer Indemnified Party recovers insurance proceeds from the Primary Underwriter under the R&W Insurance Policy for a Claim pursuant to Section 8.2(a) or Section 8.3(a) and the amount of such recovery is less than such Buyer Indemnified Party’s determination of its Loss with respect to such Claim, then the Buyer Indemnified Parties shall not have the right to make a claim against the Seller Indemnifying Parties for the remaining portion of such Loss not so recovered from the Primary Underwriter; provided, however, that, with respect to a Claim arising out of or resulting from a breach or inaccuracy of any Seller Fundamental Representation, if the amount of the recovery of the applicable Buyer Indemnified Party is less than such Buyer

Indemnified Party’s determination of its Loss with respect to such claim as a result of the application of the total policy limit under the R&W Insurance Policy, then the Buyer Indemnified Parties shall have the right to make a claim against the Seller Indemnified Parties for the remaining portion of such Loss in excess of the total policy limit under the R&W Insurance Policy.

(iii) If any Claim brought by a Buyer Indemnified Party pursuant to Section 8.2(a) or Section 8.3(a) for breach of a representation or warranty is denied under the R&W Insurance Policy (A) solely on the basis of the Primary Underwriter’s determination that the Loss is not covered under the R&W Insurance Policy because the Loss did not arise out of or result from a breach of such representation or warranty and (B) without reference to any Exclusion Provisions as a basis for denial of such Claim, then the Buyer Indemnified Parties shall not have the right to seek indemnification pursuant to Section 8.2(a) or Section 8.3(a) for the same Loss suffered or incurred by the Buyer Indemnified Parties arising out of or resulting from such alleged breach of such representation or warranty.

(iv) Notwithstanding anything in this Section 8.5(a) to the contrary, the Buyer Indemnified Parties may simultaneously submit a Claim against the Seller Indemnifying Parties and submit a claim under the R&W Insurance Policy until the retention limitation under the R&W Insurance Policy has been exceeded. For the avoidance of doubt, this Section 8.5(a)(iv) shall not limit the applicability of Section 8.5(d).

(b) Losses Determined Net of Eligible Insurance Proceeds. With respect to the indemnification obligations of the Indemnifying Parties hereunder, the amount of all Losses shall be determined net of (i) any proceeds actually received by the applicable Indemnified Party under any insurance coverage (including, in the case of a Buyer Indemnified Party pursuant to the R&W Insurance Policy) and (ii) any amount received by such Indemnified Party from any non-Affiliated Person alleged to be responsible for any Losses, in each case of (i) and (ii), net of any costs actually incurred by the Indemnified Parties in seeking to collect such proceeds (“Eligible Insurance Proceeds”). In any case where any Indemnified Party has recovered Eligible Insurance Proceeds in respect of any amount of Losses for which any Indemnifying Party has actually indemnified such Indemnified Party pursuant to this Article 8 or Section 5.9(d), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party such Eligible Insurance Proceeds (after deducting therefrom the amount of expenses incurred in by it in procuring such recovery), but not in excess of (i) any amount previously paid by the Indemnifying Party to or on behalf of the applicable Indemnified Party or Buyer Tax Indemnified Party in respect of such Losses and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim in respect of such Losses; provided, that the amount of any Loss applied against the retention limitation under the R&W Insurance Policy shall not reduce the amount of any Loss with respect to which such the Buyer Indemnified Parties are entitled to indemnification.

(c) Qualifying Losses. No Indemnified Party shall be entitled to recover for any particular Loss pursuant to Section 8.2(a), Section 8.3(a) or Section 8.4(a), as applicable, unless the amount of such Loss (or series of related Losses) equals or exceeds $50,000 (each Loss (or series of related Losses) in excess of such amount, a “Qualifying Loss”); provided, however, that this limitation shall not apply to Losses arising out of or resulting from any Seller Fundamental Representation, any Buyer Fundamental Representation or any Specified Representation.

(d) Indemnification Basket. The Sellers and the Camuto Owners shall have no liability pursuant to Section 8.2(a) or Section 8.3(a) with respect to Losses except to the extent that the aggregate amount of Qualifying Losses suffered by the Buyer Indemnified Parties, in the aggregate, exceeds $1,500,000 (the “Basket”), in which event the Buyer Indemnified Parties shall be entitled to recover all Qualifying Losses in excess of the Basket; provided, however, that this limitation shall not apply to Losses arising out of or resulting from any Seller Fundamental Representation or any Specified Representation. Buyers shall have no liability pursuant to Section 8.4(a) with respect to Losses except to the extent that the aggregate amount of Qualifying Losses suffered by the Sellers and the Camuto Owners, in the aggregate, exceeds the Basket; provided, however, that this limitation shall not apply to Losses arising out of or resulting from any Buyer Fundamental Representation.

(e) Indemnification Caps. Notwithstanding anything to the contrary in this Article 8, except as provided in Section 8.5(f) with respect to fraud or willful misconduct, the following limitations with respect to the maximum amount of the Losses subject to indemnification under this Article 8 shall apply:

(i) the Sellers and the Camuto Owners shall not have any liability pursuant to Section 8.2(a) or Section 8.3(a) in an aggregate amount greater than $1,500,000; provided, however, that the limitation set forth in this Section 8.5(e)(i) shall not limit the obligations of the Indemnifying Parties with respect to any Claim arising out of or resulting from (A) any breach or inaccuracy of the representations and warranties set forth in the Specified IP Representations, which obligations are subject to the limitation set forth in Section 8.5(e)(ii), (B) any Excluded Claim or any breach or inaccuracy of any Specified Representation, which obligations are subject to the limitations set forth in Section 8.5(e)(iii) or (C) any breach or inaccuracy of any Seller Fundamental Representation (other than the Specified IP Representations), which obligations are subject to the limitation set forth in Section 8.5(e)(iv);

(ii) the Sellers and the Camuto Owners shall not have any liability pursuant to Section 8.2(a) with respect to breaches or inaccuracies of the representations and warranties set forth in the Specified IP Representations in an aggregate amount greater than the sum of the Base IPCo Purchase Price and $4,040,000;

(iii) the Sellers and the Camuto Owners shall not have any liability pursuant to Section 8.2(a) or Section 8.3(a) with respect to (A) breaches or inaccuracies of the Specified Representations and (B) any Excluded Claims in an aggregate amount greater than $37,500,000;

(iv) the Sellers and the Camuto Owners, subject to the limitations set forth in this Section 8.5, shall not have any liability pursuant to Section 8.2 or Section 5.9 in an aggregate amount greater than the Base Purchase Price;

(v) the Buyers shall not have any liability pursuant to Section 8.4(a) in an aggregate amount greater than $37,500,000; provided, however, that the foregoing shall not limit the obligations of the Indemnifying Parties with respect to any Claim arising out of or resulting from a breach or inaccuracy of any Buyer Fundamental Representation;

(vi) HoldCo shall not have any liability pursuant to Section 8.4 and Section 5.9 in an aggregate amount greater than the sum of the Final CCI OpCo Purchase Price and the Final CG OpCo Purchase Price; and

(vii) Buyer IPCo shall not have any liability pursuant to Section 8.4 and Section 5.9 in an aggregate amount greater than the Final IPCo Purchase Price.

(f) Fraud and Willful Misconduct. Nothing in this Article 8 shall limit the rights of any Buyer Indemnified Party to recovery in respect of any Losses or Taxes arising out of or resulting from fraud or willful misconduct.

(g) Materiality Scrape. For all purposes of this Article 8, the existence of any inaccuracy or breach of the representations and warranties contained in this Agreement and the amount of any Losses arising from any such inaccuracy or breach (other than, in each case, with respect to the representation and warranty set forth in Section 2.8(c)) shall be determined without reference to the terms “material,” “materially,” “Business Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality contained or incorporated directly or indirectly in any such representation or warranty.

(h) Additional Limitations. For purposes of this Article 8:

(i) No Buyer Indemnified Party will be entitled to indemnification with respect to any amount pertaining to any Losses to the extent that such amount pertaining to such Losses was included in the calculation of Final Closing Date Net Working Capital or included as Closing Date Debt for purposes of the calculation of the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final IPCo Purchase Price.

(ii) The amount of any Losses that any Buyer Indemnified Party will be entitled to recover will be calculated net of any indemnity, contribution or other payment actually recovered by the Buyer Indemnified Party from any third party with respect to such Losses, in each case net of all costs of recovery (including any increased insurance premiums attributable to any such insurance recovery); provided, that the amount of any Loss applied against the retention limitation under the R&W Insurance Policy shall not reduce the amount of any Loss with respect to which such the Buyer Indemnified Parties are entitled to indemnification.

Section 8.6 Indemnification Procedures.

(a) Third-Party Proceedings.

(i) Reasonably promptly, but in no event more than ten (10) days, following receipt by a Person entitled to be indemnified under this Article 8 (an “Indemnified Party”) of notice of the commencement of a Proceeding by a third party (including a

Governmental Body) against him, her or it (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 8, give written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification is sought. Any such written notice shall set forth in reasonable detail the facts giving rise to such Third-Party Proceeding (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Third-Party Proceeding, any other remedy sought thereunder and, to the extent known by the Indemnified Party, any other material details pertaining thereto (a “Claim Notice”). Subject to Section 8.1, the failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation that the Indemnifying Party may have to an Indemnified Party hereunder except to the extent that the defense of such Third-Party Proceeding was actually and materially prejudiced by the Indemnified Party’s failure to provide timely notice or such information. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(ii) The Indemnifying Party will be entitled to participate in any Third-Party Proceeding with respect to which indemnification has been or will be sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding (with counsel of its choice that is reasonably satisfactory to the Indemnified Party) by notifying the Indemnified Party of its election to do so within thirty (30) days of receipt of notice of such Proceeding pursuant to Section 8.6(a)(i); provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party hereunder in respect of Losses suffered by the Indemnified Party in connection with such Third-Party Proceedings if the same is adversely determined. Notwithstanding the foregoing, the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (A) such Third-Party Proceeding arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of the Indemnified Party or its Affiliates; (B) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses); or (C) it is reasonably likely that the Losses arising or resulting from such Third-Party Proceeding will exceed the Indemnity Escrow Funds then remaining in the Indemnity Escrow Account. Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party hereunder, the Indemnifying Party will have no liability for any fees of legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party assumes the defense of a Third-Party Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party; provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding. If an Indemnified Party controls the defense of a Third-Party Proceeding, the Indemnifying Party may participate in such Proceeding with counsel of its own choice and the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party; provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding.

(iii) Except to the extent it would cause a waiver of a privilege, each Party will make available to each Other Party and each Other Party’s Representatives all of its Books and Records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested by each Other Party, and each Party will reasonably cooperate to ensure the proper and adequate defense of such Third-Party Proceeding.

(b) Other Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by a Claim Notice meeting the requirements of Section 8.6(a) to the Indemnifying Party prior to the expiration of the applicable period as provided in Section 8.1. The Indemnifying Party shall have no Liability with respect to any unreasonable expenses incurred by the Indemnifying Party prior to the time the Claim Notice is received by the Indemnifying Party.

(c) Determination of Losses. After the giving of a Claim Notice under this Article 8, the amount of Losses to which an Indemnified Party shall be entitled under this Article 8 shall be determined (i) by written agreement between Sellers and Buyers, (ii) by a Final Order or (iii) by any other means as to which Sellers and Buyers shall agree in writing.

Section 8.7 Adjusted Purchase Price. Any payment of a claim for indemnification under Section 5.9 or this Article 8 will be accounted for as an adjustment to the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price or the Final IPCo Purchase Price, as applicable, for all Tax purposes, in each case, except to the extent otherwise required by applicable Law.

Section 8.8 Exclusive Remedy. Except for the matters covered by Section 1.3, a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.11, and remedies expressly contemplated by any Transaction Documents, following the Closing, Section 5.9 and this Article 8 constitute the sole and exclusive remedy of each Party, its Affiliates and their respective Representatives with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated in this Agreement, and each Party hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against the Other Parties relating to the Transactions.

Section 8.9 Escrow Release and Satisfaction of Claims. Subject to any other limitations set forth herein and any applicable terms and conditions set forth in the Escrow Agreement:

(a) Within ten (10) Business Days of the determination pursuant to Section 8.6(c) of the amount of Losses with respect to which any Indemnified Party is entitled to indemnification with respect to any Claim (or at such later other time as the Indemnified Party shall agree), the Indemnifying Party shall pay to the applicable Indemnified Party (except in the case where payment has been already effected from the Indemnity Escrow Funds) an amount equal to the amount of such Losses by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to the anticipated date of such payment.

(b) The Seller Indemnifying Parties shall only be required to satisfy their respective indemnification obligations pursuant to Section 8.2(a) (other than with respect to any Loss arising out of or related to any Seller Fundamental Representation) from the Indemnity Escrow Funds. With respect to any other indemnification obligations arising under Section 8.2 or Section 8.3 or with respect to any indemnification obligations arising under Section 5.9, the Buyers may elect (but shall not be required to) to first satisfy any Claim from the Indemnity Escrow Funds then remaining in the Escrow Account and, if the Indemnity Escrow Funds then remaining in the Escrow Account are not adequate to satisfy any such Claim in full, (x) the Sellers agree to satisfy any such Claims on a several and not joint basis and (y) the Camuto Owners agree to satisfy any such Claims in accordance with the Liability Basis, in the case of each of clauses (x) and (y), up to, in the aggregate, the applicable cap set forth in Section 8.5(e). With respect to any Claim for indemnification (or any portion thereof) to be satisfied from the Indemnity Escrow Funds then remaining in the Escrow Account, each Buyer and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release such amount (provided that such amount shall not exceed the amount of Losses or Taxes with respect to which the applicable Buyer Indemnified Party is entitled to indemnification with respect to the applicable Claim).

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any Losses or Taxes submitted for coverage under the R&W Insurance Policy pursuant to Section 8.5(a), the applicable Buyer may submit a Claim Notice to Sellers and the Camuto Owners in respect of the potential Claim in respect thereof, which Claim Notice shall include the amount of such Loss as submitted under the R&W Insurance Policy (a “Reserved Amount”).

(d) At 5:00 p.m. (New York time) on the date that is the eighteen (18) month anniversary of the Closing Date (the “Initial Escrow Release Time”), each Buyer and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release to Sellers and/or the Camuto Owners an amount from the Indemnity Escrow Funds then remaining in the Escrow Account such that, after giving effect to such release, the amount of the Indemnity Escrow Funds equals the sum of (i) $12,500,000, plus (ii) the aggregate Reserved Amount in respect of Losses and Taxes with respect to which coverage under the R&W Insurance Policy has not been determined, plus (iii) any other amount subject to a then-pending claim for indemnification pursuant to Section 8.2, Section 8.3 or Section 5.9(d). With respect to any Loss or Tax submitted for coverage under the R&W Insurance Policy that has been accepted and paid out by the Primary Underwriter, each Buyer and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release an amount from the Indemnity Escrow Funds equal to the Reserved Amount in respect of such Loss or Tax; provided, that in no event shall any such release result in the amount of the Indemnity Escrow Funds, after giving effect to such release, equaling less than the sum of (i) $12,500,000, plus (ii) the aggregate Reserved Amount in respect of Losses and Taxes with respect to which coverage under the R&W Insurance Policy has not been determined, plus (iii) any other amount subject to a then-pending claim for indemnification pursuant to Section 8.2, Section 8.3 or Section 5.9(d).

(e) At 5:00 p.m. (New York time) on the date that is the thirty (30) month anniversary of the Closing Date (the “Final Escrow Release Time”), each Buyer and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release to Sellers and/or the Camuto Owners any portion of the Indemnity Escrow Funds remaining in the Escrow Account that is not a Reserved Amount or subject to a then-pending claim for indemnification pursuant to Section 8.2 or Section 5.9(d). At any time following the Final Escrow Release Time, to the extent the then-remaining Indemnity Escrow Funds exceed the aggregate Reserved Amounts and amounts claimed by the Buyer Indemnified Parties pursuant to Claims made prior to the Final Escrow Release Time, each Buyer, within two (2) Business Days of a written request by the Sellers’ Representative, and the Sellers’ Representative shall deliver a joint written instruction to the Escrow Agent to release to Sellers and/or the Camuto Owners the excess funds. The allocation of such released amount as between each Seller shall be determined equitably, based on the relative values of the Final CG OpCo Purchase Price, the Final CCI OpCo Purchase Price and the Final IPCo Purchase Price, and taking into account the satisfaction of specific indemnification obligations from the Indemnity Escrow Funds pursuant hereto.

(f) Buyers and Sellers will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement.

(g) None of the amounts released from the Escrow Account pursuant Section 8.9(d) or Section 8.9(e) shall be Restricted Proceeds or Estate Restricted Proceeds.

Section 8.10 Post-Closing Actions of Sellers. For the avoidance of doubt, it is understood that no provision of this Agreement restricts Sellers from distributing to the Camuto Owners the proceeds of the Final Closing Cash Payment and any adjustments thereto received by Sellers or from dissolving and liquidating in accordance with applicable law.

Section 8.11 Post-Closing Retention of Proceeds.

(a) Each of the Article I Trust and the Camuto Article X Trusts, and the respective Camuto Trustees on their behalf, shall hold as principal of such Camuto Trusts, and the respective Camuto Trustees shall not distribute, transfer or loan to any Person, eighty percent (80%) of such Camuto Trust’s share of the Non-Escrow Proceeds actually received by such Camuto Trust (the “Camuto Trust Proceeds”), which Camuto Trust Proceeds shall be deposited in a segregated account promptly following the Closing (and in any event within three (3) Business Days following the Closing) and shall be released from such segregated account only as follows:

(i)	upon the thirty (30) month anniversary of the Closing Date, twenty-five percent (25%) of the then-balance of the Camuto Trust Proceeds;

(ii)	upon the forty-two (42) month anniversary of the Closing Date, thirty-three and one-third percent (33 1⁄3%) of the then-balance of the Camuto Trust Proceeds; and

(iii)	upon the fifty-four (54) month anniversary of the Closing Date, all of the Camuto Trust Proceeds

(the unreleased balance of the Camuto Trust Proceeds, as of the applicable time, the “Restricted Proceeds”).

The foregoing restriction shall not prohibit the Camuto Trustees, on behalf of each of the Article I Trust and the Camuto Article X Trusts, from (A) managing, investing and reinvesting the Restricted Proceeds, provided that the Restricted Proceeds are invested in cash or a commercially diversified portfolio of marketable securities, (B) the distribution and/or other proper disposition of income earned from the Restricted Proceeds, (C) the distribution and/or other proper disposition of trust principal held by the respective trusts not derived from the Restricted Proceeds (provided that the Camuto Trustees have taken reasonable steps to segregate the Restricted Proceeds from other trust principal held by the Article I Trust and the Camuto Article X Trusts), (D) the payment from the Restricted Proceeds of bona fide and reasonably necessary administration expenses from principal incurred with respect to the Restricted Proceeds, not to exceed in any year one percent (1%) of the Restricted Proceeds held in the Article I Trust and the Camuto Article X Trusts in the aggregate, (E) the payment of capital gain Taxes imposed on any capital gain realized from an investment of the Restricted Proceeds, (F) the payment of Taxes imposed on the Article I Trust or the relevant Camuto Article X Trust, as applicable, resulting from the cash payments made by Buyers pursuant to Section 1.2(c), as adjusted pursuant to Section 1.3, (but only to the extent that liability for such Taxes is greater than the excess of (x) the Camuto Trust’s share of the Non-Escrow Proceeds over (y) Restricted Proceeds), or (G) the payment from the Restricted Proceeds of amounts owed to the Camuto Estate under the Trust Borrowing, which amounts then received and held by the Camuto Estate shall be subject to Section 8.11(b). For the absence of doubt, in no event shall any distribution, transfer or loan of the Restricted Proceeds to any Person be permitted for or in respect of the payment of any estate taxes, gift taxes, generation-skipping transfer taxes or probate fees.

(b) The Camuto Estate and the executors of the Camuto Estate shall hold, and shall not distribute, transfer or loan to any Person, eighty percent (80%) of such Camuto Estate’s share of the Non-Escrow Proceeds actually received by such Camuto Estate (together with any Restricted Proceeds paid to the Camuto Estate pursuant to Section 8.11(a)(G), the “Camuto Estate Proceeds”), which Camuto Estate Proceeds shall be deposited in a segregated account promptly following the Closing (and in any event within three (3) Business Days following the Closing) or, with respect to any Restricted Proceeds paid to the Camuto Estate pursuant to Section 8.11(a)(G), upon such payment, and shall be released from such segregated account only as follows:

(i)	upon the thirty (30) month anniversary of the Closing Date, twenty-five percent (25%) of the then-balance of the Camuto Estate Proceeds;

(ii)	upon the forty-two (42) month anniversary of the Closing Date, thirty-three and one-third percent (33 1⁄3%) of the then-balance of the Camuto Estate Proceeds; and

(iii)	upon the fifty-four (54) month anniversary of the Closing Date, all of the Camuto Estate Proceeds

(the unreleased balance of the Camuto Estate Proceeds, as of the applicable time, the “Estate Restricted Proceeds”).

The foregoing restriction shall not prohibit (A) the Camuto Estate from managing, investing and reinvesting the Estate Restricted Proceeds, provided that the Estate Restricted Proceeds are invested in cash or a commercially diversified portfolio of marketable securities, (B) the distribution and/or other proper disposition of income earned from the Estate Restricted Proceeds, (C) the distribution and/or other proper disposition of principal held in the Camuto Estate not derived from the Estate Restricted Proceeds (provided that the Camuto Estate has taken reasonable steps to segregate the Estate Restricted Proceeds from other principal held by the Camuto Estate), (D) the payment from the Estate Restricted Proceeds of bona fide and reasonably necessary administration expenses and outstanding cash bequests, not to exceed $5,000,000 in the aggregate, (E) the payment of capital gain Taxes imposed on any capital gain realized from an investment of the Estate Restricted Proceeds, or (F) the payment of Taxes imposed on the Camuto Estate resulting from the cash payments made by Buyers pursuant to Section 1.2(c), as adjusted pursuant to Section 1.3, (but only to the extent that liability for such Taxes is greater than the excess of (x) the Camuto Estate’s share of the Non-Escrow Proceeds over (y) Estate Restricted Proceeds). For the absence of doubt, in no event shall any distribution, transfer or loan of the Estate Restricted Proceeds to any Person be permitted for or in respect of the payment of any estate taxes, gift taxes, generation-skipping transfer taxes or probate fees.

(c) Until the fifty-four (54) month anniversary of the Closing Date, none of Sellers shall declare or pay any dividend or distribution in respect of its equity securities, or otherwise transfer or loan any value, that is or would be (i) payable to any Person other than a Camuto Owner or a Residuary Trust that has entered into a joinder to this Agreement in form and substance reasonably acceptable to Buyers; provided, however, that this Section 8.11(c) shall not restrict Sellers from discharging any liabilities under Contracts that are not Related Party Agreements or (ii) in contravention of the terms of the Estate Documentation as in effect on the date hereof.

(d) Until the fifty-four (54) month anniversary of the Closing Date, subject to the penultimate sentence of Section 8.11(b), the Camuto Estate shall not distribute, pay, loan or otherwise transfer any Estate Restricted Proceeds to any Person except to (i) a Residuary Trust that becomes a party to this Agreement, by execution of a joinder in form and substance acceptable to the Buyers, including for purposes of this Article 8, for which Residuary Trust Bank of America, N.A., or a successor trustee reasonably acceptable to Buyers serves as trustee, or (ii) Louise Camuto upon her becoming a party to this Agreement, by execution of a joinder in form and substance acceptable to Buyers, including for purposes of this Article 8.

(e) For the avoidance of doubt, the principal amount of the Estate Loan received by the Camuto Estate at or after Closing and any Indemnity Escrow Funds received by the Camuto Estate shall not be restricted by this Section 8.11 and such amounts are unrestricted in the hands of the Camuto Estate.

(f) From the Closing until the fifty-four (54) month anniversary of the Closing Date, within thirty (30) days of the end of each calendar quarter, the Sellers’ Representative shall provide a report to the Buyers indicating the amount of Restricted Proceeds and Estate Restricted Proceeds held by each Camuto Owner and any Residuary Trust.

ARTICLE 9

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article 9:

“2017 Audited Financial Statements” means the Audited Financial Statements for the fiscal year ended December 31, 2017.

“ABG” has the meaning set forth in the Preamble.

“ABG Employee” has the meaning set forth in Section 5.7(a).

“Accounting Firm” has the meaning set forth in Section 1.3(c).

“Acquired Brands” means the trademarks set forth in Section 9(a) of the Sellers Disclosure Schedule.

“Acquired Company” and “Acquired Companies” each have the meanings set forth in the Recitals.

“Acquired Company Registered Intellectual Property” means Registered Intellectual Property (a) owned by, or filed or registered in the name of, an Acquired Company or (b) included in the Acquired SS Assets.

“Acquired Company Registered Trademarks” means any Trademark that is Acquired Company Registered Intellectual Property.

“Acquired SS Assets” has the meaning set forth in Article 2.

“Adjustment Escrow Account” means the account designated by the Escrow Agent into which the Adjustment Escrow Funds are deposited and held pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means an amount equal to $5,000,000.

“Adjustment Escrow Funds” means the cash funds held in the Adjustment Escrow Account in an initial amount equal to the Adjustment Escrow Amount.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreed Accounting Principles” means GAAP, subject to the interpretations thereof and related policies and principles consistent therewith set forth on Exhibit 9(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Alternative Transaction” has the meaning set forth in Section 5.1(b).

“Appeal” means any request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration.

“Applicable Portion” means, (a) with respect to the Article I Trust and each Camuto Article X Trust, the result of (i) the amount of the Non-Escrow Proceeds to which such Person is entitled, directly or indirectly, assuming for purposes of determining such amount that any such proceeds have been distributed to such Person by the applicable Seller, divided by (ii) the aggregate amount of Non-Escrow Proceeds paid at the Closing and (b) with respect to any Residuary Trust, the portion of the Camuto Estate which such Residuary Trust has received or to which such Residuary Trust is entitled.

“Assets” means any and all assets, properties, rights and interests of the Acquired Companies, whether tangible or intangible, personal or mixed and wherever located, in each case, other than the Excluded Assets.

“Assigned Leases” has the meaning set forth in Section 2.11(e) and (f).

“Audit Methods” has the meaning set forth in Section 1.3(a).

“Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Base CCI OpCo Purchase Price” has the meaning set forth in Section 1.2(a).

“Base CG OpCo Purchase Price” has the meaning set forth in Section 1.2(a).

“Base IPCo Purchase Price” has the meaning set forth in Section 1.2(a).

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Basket” has the meaning set forth in Section 8.5(d).

“BCI” means Bernard Chaus, Inc., a New York corporation.

“Books and Records” includes all documents, ledgers, books, records, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Material Adverse Effect” means any fact, event, circumstance, development, change, effect or condition that, individually or in the aggregate: (a) is, or would reasonably be expected to be, materially adverse to the assets, properties, liabilities, financial condition, Business (as conducted as of the date hereof) or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, development, change, effect or condition resulting from or arising out of any of the following will constitute, a Business Material Adverse Effect: (i) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein in accordance with their respective terms; (ii) the failure of Sellers or the Acquired Companies to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure shall be considered in determining whether there has occurred a Business Material Adverse Effect, except to the extent such facts and circumstances are otherwise excluded from consideration in determining whether there has occurred a Business Material Adverse Effect pursuant to this proviso); (iii) any condition or change in economic conditions generally affecting the economy or the industries in which the Acquired Companies operate; (iv) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (v) the taking of any action expressly required (other than pursuant to Section 5.1(a)(i)), or the failure to take any action expressly prohibited, by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby in accordance with their respective terms; (vi) the taking of any action, or the failure to take any action, consented to in writing by Buyers or at the express request of Buyers; (vii) changes in Law or in any interpretation of any Law, changes in regulatory conditions in the jurisdictions in which the Acquired Companies operate, or changes in GAAP or interpretations thereof, in each case occurring after the date hereof; and (viii) changes in financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or NASDAQ National Market for a period in excess of one day or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof); provided, that, with respect to a matter described in any of the foregoing clauses (a)(iii)-(iv) of this definition, such matter does not have a disproportionate adverse effect on the Acquired Companies taken as a whole relative to other comparable companies operating in the industries in which the Companies operate; or (b) prevents Sellers from consummating, or materially impairs or delays beyond the Outside Date the ability of Sellers to consummate, the Transactions or any other Transaction Document.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.1.

“Buyer Indemnifying Parties” has the meaning set forth in Section 8.4.

“Buyer Parents” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Plan” has the meaning set forth in Section 5.7(c).

“Buyer Tax Indemnified Party” has the meaning set forth in Section 5.9(d).

“Buyer’s Tax Contest” has the meaning set forth in Section 5.9(h).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer IPCo” has the meaning set forth in the first paragraph of this Agreement.

“Buyers” has the meaning set forth in the first paragraph of this Agreement.

“Buyers’ Allocation” has the meaning set forth in Section 5.9(b)(ii).

“Buyers’ Knowledge” means the actual knowledge of the persons listed on Section 9(a) of HoldCo Disclosure Schedule and Section 9(a) of Buyer IPCo Disclosure Schedule.

“Camuto Article X Trusts” means (i) Trust held f/b/o Robert Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor; (ii) Trust held f/b/o Andrea Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor; (iii) Trust held f/b/o John Vincent Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor; (iv) Trust held f/b/o Christopher Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor; and (v) Trust held f/b/o Philip Vincent Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor.

“Camuto Estate” means the Estate of Vincent Camuto.

“Camuto Heirs” means the individuals set forth in Section 9(b) of the Seller Disclosure Schedule.1

“Camuto Heirs Agreement” means that certain agreement, dated as of the date hereof and effective as of the Closing Date, by and among the Camuto Heirs and Buyers.

[1]	Note to Sellers: This group to include the family members (other than Phillip, a minor). Extent of coverage of John and Chris under review.

“Camuto Owners” means the Camuto Estate and the Camuto Trustees; provided, however, that immediately upon the delivery by Sellers to Buyers of evidence of the payment, distribution, or other transfer of value by the Article I Trust of all of its assets to the Camuto Estate and the Camuto Article X Trusts, (a) any Liability of the Article I Trust pursuant to, arising under to resulting from this Agreement shall be deemed to be a Liability of the Camuto Estate, as if such Liability were a direct obligation of the Camuto Estate pursuant to this Agreement, (b) neither the Article I Trust nor the U.S. Trust Company of Delaware, solely in its capacity as trustee of the Article I Trust, shall be a Camuto Owner and (c) without any further action, Buyers and the Buyer Indemnified Parties shall be deemed to have released each of the Article I Trust and U.S. Trust Company of Delaware, solely in its capacity as trustee of the Article I Trust, from any and all Liability under this Agreement, including under Article 8 and Section 5.9.

“Camuto Trusts” means the Article I Trust, the Camuto Article X Trusts and, if in existence as of any time of determination, the Residuary Trusts.

“Camuto Trustees” means U.S. Trust Company of Delaware, as Trustee of (a) the trust held under Article First of that certain trust agreement, dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee as directed by Alexander V. Del Cielo, as Trust Advisor (the “Article I Trust”); and (b) the Camuto Article X Trusts.

“CCI IPCo” has the meaning set forth in the Recitals.

“CCI IPCo Employee Benefit Plan” means each Employee Benefit Plan maintained administered or contributed to solely by CCI IPCo, Chaus IPCo or any of their respective Subsidiaries or ERISA Affiliates (excluding CG OpCo, CCI OpCo and their respective Subsidiaries).

“CCI OpCo” has the meaning set forth in the Recitals.

“CCI OpCo Acquisition” has the meaning set forth in the Recitals.

“CG OpCo” has the meaning set forth in the Recitals.

“CG OpCo Acquisition” has the meaning set forth in the Recitals.

“Chaus Employment Agreement” means that certain Employment Agreement, dated as of November 9, 2015, by and between BCI and Ariel Chaus, as amended.

“Chaus IPCo Interests” means all of the issued and outstanding limited liability company interests of Chaus IPCo.

“Claim Notice” has the meaning set forth Section 8.6(a)(i).

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Closing Date Cash” means the sum of: (a) the aggregate amount of cash, cash equivalents and marketable securities of the Acquired Companies (other than CCI IPCo, Chaus IPCo and their respective Subsidiaries) on a consolidated basis, including outstanding security and similar deposits (including, for the avoidance of doubt, cash collateral securing letters of credit), minus (b) the aggregate amount of all outstanding checks of the Acquired Companies (other than CCI IPCo, Chaus IPCo and their respective Subsidiaries) on a consolidated basis unless cash and cash equivalents have already been reduced to reflect such outstanding checks, plus (c) the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies (other than CCI IPCo, Chaus IPCo and their respective Subsidiaries) on a consolidated basis, in each case, determined in accordance with GAAP as of the close of business on the Closing Date, without giving effect to the consummation of the Transactions.

“Closing Date Debt” means the aggregate Indebtedness of the Acquired Companies (other than CCI IPCo, Chaus IPCo and their respective Subsidiaries) outstanding as of immediately prior to Closing, including all Indebtedness set forth on Exhibit 9(b) and excluding any prepaid royalties or other deferred revenue reflected on the books and records of SSGI.

“Closing Date IP Cash” means the sum of: (a) the aggregate amount of cash, cash equivalents and marketable securities of CCI IPCo and its Subsidiaries and 50% of the aggregate amount of cash, cash equivalents and marketable securities of Chaus IPCo and its subsidiaries, in each case, on a consolidated basis, including outstanding security and similar deposits (including, for the avoidance of doubt, cash collateral securing letters of credit), minus (b) the aggregate amount of all outstanding checks of CCI IPCo and its Subsidiaries and 50% of the aggregate amount of all outstanding checks of Chaus IPCo and its Subsidiaries, in each case, on a consolidated basis unless cash and cash equivalents have already been reduced to reflect such outstanding checks, plus (c) the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of CCI IPCo and its Subsidiaries and 50% of the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of Chaus IPCo and its Subsidiaries, in each case, on a consolidated basis, in each case, (x) to the extent relating to payments in respect of deferred revenue or deferred advances and (y) determined in accordance with GAAP as of the close of business on the Closing Date, after giving effect to the consummation of the Transactions.

“Closing Date IP Debt” means (a) the aggregate Indebtedness of CCI IPCo and its Subsidiaries outstanding as of immediately prior to Closing, including, without limitation, all Indebtedness set forth on Exhibit 9(c) and (b) the amount of any prepaid royalties or other deferred revenue reflected on the books and records of SSGI.

“Closing Date Net Working Capital” means Net Working Capital as of the close of business on the Closing Date, without giving effect to the consummation of the Transactions.

“Closing Date Net Working Capital Adjustment” means (i) if Final Closing Date Net Working Capital exceeds the Target Amount, the amount of such excess (expressed as a positive number), (ii) if the Target Amount exceeds Final Closing Date Net Working Capital, the amount of such excess (expressed as a negative number) and (iii) if Final Closing Date Net Working Capital equals the Target Amount, $0.

“Closing Date Sellers Transaction Expenses” means all Sellers Transaction Expenses, to the extent unpaid as of immediately prior to Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” of a Person means non-public, technical, business or personal information of a Person that is marked as confidential, would reasonably be considered to be confidential or secret information or is disclosed under circumstances that would reasonably indicate that the Person disclosing such information consider such information to be confidential, including technical, manufacturing, business, sales, marketing, financial, costs and pricing information, and information and personal data concerning or identifying and an individual that is protected by any contract or law from disclosure; provided, however, that the term “Confidential Information” shall not include any information that (A) is now or subsequently enters the public domain through means other than direct or indirect disclosure by any party hereto in violation of the terms of the Agreement or (B) is, after the Closing Date, lawfully communicated to a Person receiving the information by a third party, free of any confidential obligation, subsequent to the time of communication thereof by, through or on behalf of the other Person.

“Confidentiality Agreements” means the Confidentiality Agreement, by and between Group and DSW, dated as of May 1, 2018 and the letter agreement, by and between Group and ABG, dated as of February 27, 2018.

“Consent Contract” has the meaning set forth in Section 5.15.

“Consulting” has the meaning set forth in the Preamble.

“Continuing Employees” has the meaning set forth in Section 5.7(b).

“Contract” means any written agreement, contract, indenture, lease, license, sub-license, undertaking, instrument, purchase order or commitment that is binding (in each case, including any amendments, supplements, modifications, renewals, extensions and guarantees and supplements thereto).

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Acquired Companies.

“Copyrights” means copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (including software).

“Covered Persons” has the meaning set forth in Section 5.17(a).

“Disclosure Schedules” means the Sellers Disclosure Schedule, the HoldCo Disclosure Schedule and the Buyer IPCo Disclosure Schedule.

“DSW” has the meaning set forth in the first paragraph of this Agreement.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance, change in control or retention compensation or benefits, employment agreements, disability benefits, paid time off, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, which is sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by Sellers or any Acquired Company for the benefit of current or former independent contractors, directors or employees of any Seller or any of their Affiliates or with respect to which any Acquired Company has or would reasonably expect to have any Liability (including on account of any ERISA Affiliate).

“Encumbrance” means any charge, claim, condition, equitable interest, mortgage, deed of trust, encumbrance, cloud on or defect in title, lien (including all statutory or common law liens), right of way, easement, right of way, encroachment, conditions, covenants and restrictions, declarations, building or fire code, zoning ordinance (including all variances, conditional use permits and exceptions), land use and planning ordinances and regulations, development agreement, servitude, sublease, license, lease, option, warrant, purchase right, pledge, security interest, right of first refusal, first negotiation or first offer, marital or community property interest or similar restriction of any kind, including any restriction on use, voting (in the case of any security entitling the holder to vote absent such restriction), transfer, receipt of income or exercise of any other attribute of ownership, in each case, whether actual or inchoate, voluntarily or involuntarily created or suffered or arising by operation of Law.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wildlife.

“Environmental Law” means any Law relating to pollution or protection of the Environment, including those designed to: (a) notify Governmental Bodies, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of Environmental Permits or applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (insofar as it addresses employee exposure to hazardous chemicals).

“Environmental Permits” has the meaning set forth in Section 2.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered a single employer with the Acquired Companies under Section 414 of the Code or under Section 4001(b) of ERISA, or part of the same “controlled group” as the Acquired Companies for purposes of Section 302(d)(3) of ERISA.

“Escrow Account” means the account designated by the Escrow Agent into which the Escrow Funds are deposited and held pursuant to the Escrow Agreement.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the escrow agreement be entered into by and among the Escrow Agent, Buyers and Sellers’ Representative, the terms of which will be finalized by the mutual agreement of the parties thereto pursuant to Section 5.19.

“Estate Documentation” has the meaning set forth in Section 3.5(c).

“Escrow Funds” means the Indemnity Escrow Funds and the Adjustment Escrow Funds.

“Escrow Release Time” has the meaning set forth in Section 8.9(a).

“Estate Loan” means the loan in the principal amount of $7,000,000 by the Camuto Estate to Sellers evidenced by that certain Promissory Note, dated June 20, 2018, as amended, issued by Sellers to the Camuto Estate.

“Estate Transactions” has the meaning set forth in Section 2.4.

“Estimated CG OpCo Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated CCI OpCo Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated IPCo Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated Closing Cash Payment” has the meaning set forth in Section 1.2(c).

“Estimated Closing Date Cash” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Debt” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date IP Cash” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date IP Debt” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Net Working Capital Adjustment” means (i) if Estimated Closing Date Net Working Capital exceeds the Target Amount, the amount of such excess (expressed as a positive number), (ii) if the Target Amount exceeds Estimated Closing Date Net Working Capital, the amount of such excess (expressed as a negative number) and (iii) if Estimated Closing Date Net Working Capital equals the Target Amount, $0.

“Estimated Closing Date Sellers Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Estimated Tax Gross-Up Amount” has the meaning set forth in Section 1.3(a).

“Excluded Assets” means all assets and liabilities (including all leases, subleases and other Contracts) identified on Section 9(c) of the Seller Disclosure Schedule as being owned by or being assigned, conveyed, assumed or otherwise transferred to Sellers or any Affiliate of Sellers (other than any Acquired Company) prior to the Closing.

“Exclusion Provisions” means the following provisions of the R&W Insurance Policy: (a) Article III of the R&W Insurance Policy, (b) Section IV.B of the R&W Insurance Policy, (c) the definition of “Pre-Closing Tax Indemnity” in the R&W Insurance Policy, (d) the penultimate sentence of the definition of “Breach” in the R&W Insurance Policy and (e) the application of the No Claims Declarations (as defined in the R&W Insurance Policy), in each case, giving effect to the relevant defined terms set forth in the R&W Insurance Policy.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the European Union Dual Use Regulation.

“Existing Credit Facility” means that certain Credit Agreement, dated as of April 20, 2016, among Sellers, Vince Camuto LLC, VCJS LLC, VCS Group LLC and Bernard Chaus Inc., as borrowers, the lenders from time to time party thereto and The CIT Group/Commercial Services, Inc., as administrative agent, collateral agent and swingline lender, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of May 31, 2017, and that certain Amendment No. 2 to Credit Agreement, dated as of June 5, 2018, but not as otherwise amended.

“Expressly Excluded Claims” means any Claim arising out of or resulting from (a) any matter that would reasonably be expected to be excluded from coverage under the R&W Insurance Policy as a result of the application of the Exclusion Provisions, (b) the Pre-Closing Transactions, and (c) Foreign Transfer Taxes. In determining whether a Claim would reasonably be expected to be excluded from coverage under the R&W Insurance Policy, a Buyer Indemnified Party will consult with outside legal counsel and will not reach such conclusion unless such Buyer Indemnified Party determines that such Claim is more likely than not to be so excluded.

“Factoring Arrangements” means (i) the Amended and Restated Factoring Agreement, dated as of April 20, 2016, between VCJS LLC and The CIT Group/Commercial Services, Inc., (ii) the Amended and Restated Factoring Agreement, dated as of April 20, 2016, between VCS Group LLC and The CIT Group/Commercial Services, Inc., (iii) the Amended and Restated Factoring Agreement, dated as of April 20, 2016, between Vincent Camuto LLC and The CIT Group/Commercial Services, Inc. and (iv) any other factoring arrangement or similar agreement to which any Acquired Company is party.

“Factoring Arrangement Amendment” has the meaning set forth in Section 5.8(a).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Allocation” has the meaning set forth in Section 5.9(b)(ii).

“Final IPCo Purchase Price” means the Base IPCo Purchase Price, as adjusted pursuant to Section 1.2(a) and Section 1.2(b) and finally determined pursuant to Section 1.3.

“Final Closing Cash Payment” means an amount equal to (i) the Final CG OpCo Purchase Price, plus (ii) the Final CCI OpCo Purchase Price plus (iii) the Final IPCo Purchase Price, in each case, as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers and Buyers pursuant to Section 1.3, determination by the Accounting Firm in accordance with Section 1.3(c), or any combination thereof).

“Final CCI OpCo Purchase Price” means the Base CCI OpCo Purchase Price, as adjusted pursuant to Section 1.2(a) and Section 1.2(b) and finally determined pursuant to Section 1.3.

“Final CG OpCo Purchase Price” means the Base CG OpCo Purchase Price, as adjusted pursuant to Section 1.2(a) and Section 1.2(b) and finally determined pursuant to Section 1.3.

“Final Closing Date Net Working Capital” means Closing Date Net Working Capital, as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers and Buyers pursuant to Section 1.3(b), determination by the Accounting Firm in accordance with Section 1.3(c), or any combination thereof).

“Final Order” means an Order (i) which has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no Appeal is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing on the applicable Governmental Body’s own motion has expired.

“Final Purchase Price” has the meaning set forth in Section 8.5(e)(iv).

“FIRPTA Certificate” has the meaning set forth in Section 5.9(k).

“Fleet Street License Agreement” means that certain Trademark License Agreement, dated July 31, 2010, between Fleet Street Ltd. and Camuto Consulting Inc.

“Foreign Acquired Companies” means Victory Assessoria EM Compras EIRELLII (Brazil), CGA Design Limited (Hong Kong) and/or CGA Dongguan Limited (China).

“Foreign Antitrust Laws” has the meaning set forth in Section 5.4(a).

“Foreign Transfer Taxes” means, subject to Section 5.9(i)(iii), any Taxes (and, for the absence of doubt, any penalty, interest or addition thereto) imposed on or with respect to, or that result from, the direct or indirect transfer of any of the Foreign Acquired Companies (whether such direct or indirect transfer occurs or occurred (x) in connection with any of the transactions contemplated in this Agreement or the Pre-Closing Transactions, (y) at the Closing or (z) at or any time prior to the Closing).

“GAAP” means United States generally accepted accounting principles as of the date of the preparation of the subject document, consistently applied.

“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any: (a) nation, state, county, city, town, village or other equivalent jurisdiction; (b) federal, state, local, municipal, foreign, multi-national or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); or (d) organization or association that sponsors, authorizes or conducts arbitration Proceedings, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Group” has the meaning set forth in the Preamble.

“Guaranteed Obligations” has the meaning set forth in Section 10.14.

“Hazardous Substance” means: (a) any substance, waste or material that is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials, radiation, toxic mold or microbial agents.

“HoldCo” has the meaning set forth in the first paragraph of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Improper Payment Laws” means the FCPA, the PRC Anti-Unfair Competition Law, the criminal Laws with respect to bribery, corruption or improper payments of the PRC or Brazil, the Hong Kong Prevention of Bribery Ordinance or any other applicable Law regarding illegal payments and gratuities, bribery or corruption.

“In-Licenses” has the meaning set forth in Section 2.13(k).

“Incentive Share” has the meaning set forth in Section 2.3(b).

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon the payment or prepayment of such obligations as of such time) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, promissory note or other debt security, in each case, as of such date, whether with affiliates or third parties; (c) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of any interest rate, currency or other swap or hedging agreements or derivative instruments of any kind; (d) all capital lease obligations of such Person; (e) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, regardless of whether drawn upon; (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including any “earn-out,” but excluding trade payables incurred in the Ordinary Course of Business and such normal course accrued expenses as shall be reasonably agreed between the Parties), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (g) all securitization or factoring transactions; (h) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests or other ownership or profit interests; (i) all deferred revenue or deferred advances (including any advances paid from Amerex Group, LLC, Amerex (Canada) ULC or any of their respective Affiliates); (j) in respect of any compensation, benefits, bonuses, incentive compensation and severance, in each case accrued, vested and/or owed to former employees of the Acquired Companies or Sellers and their Affiliates that would otherwise be an obligation of the Acquired Companies or Continuing Employees as of the Closing Date (including, for the avoidance of doubt, the employer portion of any payroll taxes associated with any such payments or benefits); (k) any consulting fees payable to Strada Shoes Ltda. or any of its Affiliates (whether or not due and owing in connection with the acquisition of the CC Corso Como Intellectual Property Rights); (l) solely for purposes of determining Closing Date IP Debt, $141,000 in respect of costs associated with the transfer of the Nine West marks; (m) any unpaid expenses incurred in connection with the closing of the office maintained by the Sellers and the Acquired Companies in Italy; and (n) without duplication, any indebtedness or obligations of another Person of the type referred to in the foregoing clauses (a) through (m) (x) that is guaranteed by such Person, (y) in respect of which such Person pledges its assets or provides any other credit support or (z) in respect of which such Person has promised to maintain or cause to be maintained the financial position or financial covenants of such other Person or to purchase such indebtedness or other obligations of such other Person.

“Indemnified Party” has the meaning set forth in Section 8.6(a)(i).

“Indemnifying Party” has the meaning set forth in Section 8.6(a)(i).

“Indemnity Escrow Account” means the account designated by the Escrow Agent into which the Indemnity Escrow Funds are deposited and held pursuant to the Escrow Agreement.

“Indemnity Escrow Funds” means the cash funds held in the Indemnity Escrow Account in an initial amount of $20,000,000, plus Adjustment Escrow Funds transferred from the Adjustment Escrow Account to the Indemnity Escrow Account, if any, pursuant to Section 1.3.

“Insurance” means all forms of third-party insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, director and officer liability and other forms of insurance maintained by the Acquired Companies.

“Insurance Policy” and “Insurance Policies” each have the meanings set forth in Section 2.15.

“Intellectual Property Right” means: means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (i) Patents; (ii) Trademark; (iii) World Wide Web addresses and domain names and applications and registrations therefor; (iv) Copyrights; (v) Trade Secrets; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Intercompany Liabilities” has the meaning set forth in Section 5.11(b).

“IP-Licenses” has the meaning set forth in Section 2.13(k).

“IPCo Acquisition” has the meaning set forth in the Recitals.

“IPCo Interests” means all of the issued and outstanding limited liability company interests in CCI IPCo.

“IRS” has the meaning set forth in Section 2.21(a).

“IT Assets” means computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned by or otherwise licensed or leased to any Acquired Company or Seller in connection with the Business, in each case excluding public networks.

“Law” means any law (including common law), ordinance, statute, code, regulation, rule or treaty enacted, issued or promulgated by any Governmental Body.

“Lease Losses” has the meaning set forth in Section 10.13.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (and all appurtenances thereof) held by an Acquired Company other than any such estates or rights under leases that are Excluded Assets.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, modifications, supplements, extensions, renewals, guaranties, assignments and other agreements with respect thereto, pursuant to which an Acquired Company holds any Leased Real Property, in each case other than leases that are Excluded Assets.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Liability Basis” means the description and allocation of the relative liability of the Camuto Owners set forth in Section 10.16.

“Licensed Acquired Company Intellectual Property” means any Intellectual Property Rights of third parties (a) used or held for use in the Business by any Acquired Company or any of their respective Subsidiaries or (b) included in the Acquired SS Assets.

“Licenses” has the meaning set forth in Section 2.10(a).

“Lien Release Documentation” has the meaning set forth in Section 5.8.

“Loss” means any and all loss, cost, liability, damage, fine, Tax, judgment, fee, award (including interest which may be allowed or required by law) or reasonable, documented out-of-pocket expense (including reasonable legal and other professional fees and expenses, including in connection with the enforcement of Buyers’ right to be indemnified for any such amount regardless of whether or not the loss, cost, liability, damage, fine, penalty, judgment fee, award or expense related a third-party claim); provided, however, that “Loss” does not include (i) punitive, exemplary, or special damages, (ii) except to the extent reasonably foreseeable, consequential damages or (iii) damages based upon any type of multiple of profits or revenue, except in the case of each of clauses (i) through (iii), to the extent any such “Loss” is found by a court of competent jurisdiction to be owed to a third party.

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Multiemployer Plan” has the meaning set forth in Section 2.17(d).

“Multiple Employer Plan” has the meaning set forth in Section 2.17(d).

“Net Working Capital” means the current assets of the Acquired Companies (other than Closing Date Cash and Closing Date IP Cash) on a consolidated basis (giving effect to the Pre-Closing Transactions), less the current liabilities of the Acquired Companies on a consolidated basis (giving effect to the Pre-Closing Transactions and excluding (i) all Sellers’ Transaction

Expenses and (ii) all current liabilities constituting Indebtedness), in each case, as identified in the balance sheet line items included in the illustrative calculation set forth on Exhibit 9.1(c) (which line items are based on the Apparel Business Systems (ABS) general ledger system of Sellers and the Acquired Companies) and subject to the exclusions and adjustments set forth thereon, calculated in accordance with the Agreed Accounting Principles and in a format consistent with the illustrative calculation set forth on Exhibit 9(d).

“Netted Overpayment Amount” has the meaning set forth in Section 1.3(d).

“Non-Escrow Proceeds” means the aggregate cash payments made by Buyers pursuant to Section 1.2(c)(i) and Section 1.2(c)(ii), as adjusted pursuant to Section 1.3.

“Non-Solicitation Period” has the meaning set forth in Section 5.5(b).

“Non-U.S. Subsidiary” means any Acquired Company organized or incorporated under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia and that is treated as a corporation for U.S. federal income tax purposes as of immediately prior to the Closing.

“Objection Notice” has the meaning set forth in Section 1.3(b).

“OFAC” means the Office of Foreign Asset Control of the United States Department of Treasury.

“OpCo Acquisition” has the meaning set forth in the Recitals.

“OpCo Employee Benefit Plan” means each Employee Benefit Plan maintained administered or contributed to solely by CG OpCo, CCI OpCo or any of their respective Subsidiaries or respective ERISA Affiliates (excluding CCI IPCo, Chaus IPCo and their respective Subsidiaries).

“OpCo Interests” means all of the issued and outstanding limited liability company interests of CG OpCo, Overseas NewCo, and CCI OpCo.

“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Acquired Companies consistent with their past practice with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, limited liability company agreement, limited partnership agreement, operating agreement or similar governing documents, as amended.

“Other Party” means (a) with respect to Sellers or references to a Party that refer to Sellers, Buyers; and (b) with respect to Buyers or references to a Party that refer to Buyers, Sellers (or Sellers’ Representative in the case of any requirement to provide notice) and “Other Parties” means, with respect to any Party, each other Party.

“Out-Licenses” has the meaning set forth in Section 2.13(k).

“Outside Date” has the meaning set forth in Section 7.1(d).

“Overpayment” has the meaning set forth in Section 1.3(d)(ii).

“Overpayment Amount” has the meaning set forth in Section 1.3(d)(ii).

“Overseas” has the meaning set forth in the Recitals.

“Overseas NewCo” has the meaning set forth in the Recitals.

“Owned Acquired Company Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by any Acquired Company or any of their respective Subsidiaries, including those included in the Acquired SS Assets (regardless of whether the transactions contemplated by the SSI IP Asset Purchase Agreement have been consummated).

“Owned Real Property” has the meaning set forth in Section 2.12(a).

“Parent Specified Sections” means Section 5.4(d), Section 10.1 and Section 10.14.

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Patents” means all United States and foreign patents and patent applications, including utility and design patents, statutory invention registrations, or similar rights anywhere in the world in inventions.

“Payoff Amount” has the meaning set forth in Section 5.8.

“Payoff Letters” has the meaning set forth in Section 5.8.

“Percentage Interest” means, (a) with respect to ABG, 60% in Buyer IPCo and 0% in HoldCo and (b) with respect to DSW, 40% in Buyer IPCo and 100% in HoldCo.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Audited Financial Statements; (b) Encumbrances arising by operation of Law in the Ordinary Course of Business that are not material individually or in the aggregate, such as Encumbrances of mechanics, materialmen’s, carriers’, repairmen’s, warehousemen’s and similar Encumbrances; provided that the underlying obligations are not delinquent or are being disputed in good faith and appropriate reserves have been provided in the Audited Financial Statements, and further provided, such Encumbrances do not constitute a default or violation under any Lease or Sublease; (c) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business in the Ordinary Course of Business; (d) with respect to any owned real property or real property lease or sublease, Encumbrances arising pursuant to the terms of the applicable lease or sublease or arising under building or fire, zoning, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by the Acquired Companies in the manner and for the purpose as used and operated on the date hereof and do not and would not be likely to constitute a default or violation under the applicable lease or sublease; (e) Encumbrances disclosed on Section 9(d) of Sellers Disclosure Schedule; (f) Encumbrances to be discharged at Closing upon the discharge by Buyers of Closing Date Debt or Closing Date IP Debt; and (f) Encumbrances consisting of an ordinary course, non-exclusive, revocable license of Intellectual Property Rights, which license may be terminated immediately at the option of the applicable Acquired Company without cost to such Acquired Company.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Body-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Playa Court Lease” means that certain Lease, dated as of May 31, 2018, by and between Playa Court Property, LLC and Camuto Group LLC and Sole Society Group, Inc.

“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.9(e).

“PRC” means People’s Republic of China.

“PRC Acquired Company” means CGA Dongguan Limited (China).

“PRC Taxing Authority” means any Taxing Authority in the PRC.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Period Returns” has the meaning set forth in Section 5.9(f)(i).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.9(e).

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(b).

“Pre-Closing Transactions” has the meaning set forth in Section 5.12.

“Primary Underwriter” means Euclid Transactional, LLC, in its capacity as the primary underwriter of the R&W Insurance Policy.

“Prior Practice” has the meaning set forth in Section 5.9(f)(i).

“Prior PRC Acquisition” means Overseas’s indirect acquisition of the PRC Acquired Company from Julio Martini on July 10, 2018.

“Privacy Policy” has the meaning set forth in Section 2.13(m).

“Proceeding” means any action, arbitration, claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Qualified Plan” has the meaning set forth in Section 2.17(c).

“Receivables” means, as of any given measurement date, all trade and other accounts receivables of the Acquired Companies as of such measurement date.

“Recent Balance Sheet” means, together, the balance sheets as of December 31, 2017 in the Audited Financial Statements.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that are registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority anywhere in the world, including the USPTO or United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and Internet website registrations and applications.

“Registrant” has the meaning set forth in Section 2.13(e)(iii).

“Related Party Agreements” has the meaning set forth in Section 2.19.

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Residuary Trust” means a residuary trust contemplated by Article FIFTEENTH of the Vince Camuto Revocable Trust.

“Restricted Persons” has the meaning set forth in Section 5.5(a).

“Restricted Proceeds” has the meaning set forth in Section 8.11(a).

“Review Period” has the meaning set forth in Section 1.3(b).

“R&W Insurance Policy” means the Buyer-Side Representations and Warranties Insurance Policy, between the Primary Underwriter and Buyers, to be entered into in connection with the Closing.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the European Union’s Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the United States Department of State), the United Nations Security Council and the European Union.

“Section 338(g) Election” has the meaning set forth in Section 5.9(a)(ii).

“Section 338(g) Election Tax Treatment” has the meaning set forth in Section 5.9(a)(ii).

“Securities” means the OpCo Interests, the IPCo Interests and the Transferred Chaus IPCo Interests.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1.

“Seller Indemnified Parties” has the meaning set forth in Section 8.4.

“Seller Indemnifying Parties” has the meaning set forth in Section 8.2.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Guarantees” has the meaning set forth in Section 5.16.

“Sellers Transaction Expenses” means all fees, disbursements, commissions, costs and expenses incurred by or on behalf of Sellers or any Acquired Company in connection with the exploration, preparation, negotiation, execution, delivery of this Agreement and the consummation of the transactions contemplated hereby (in each case, to the extent payable, reimbursable or owed by an Acquired Company, and whether invoiced before or after Closing), including the following: (a) all brokers’, finders’ or investment bankers’ fees; (b) fees and expenses of legal counsel, accountants or other professional advisors; (c) all payments in respect of equity-based awards and sale event, transaction, change in control (including without limitation the change of control bonus under the Chaus Employment Agreement), retention, deferred compensation or similar bonuses payable (whether at Closing or at any time thereafter) by an Acquired Company to current or former employees, directors or independent contractors, and including the employer portion of any payroll Taxes associated with any of the foregoing and (d) any amounts accrued as of the Closing Date in respect of annual cash bonuses payable in respect of calendar years 2017 and 2018, including the employer portion of any payroll Taxes associated with such annual cash bonuses.

“Sellers’ Knowledge” means the actual knowledge of the persons listed on Schedule 9.1(e) of Sellers Disclosure Schedule.

“Sellers’ Representative” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Representative Objection” has the meaning set forth in Section 5.9(b)(ii).

“Seller’s Tax Contest” has the meaning set forth in Section 5.9(h).

“Selling Entities” has the meaning set forth in the Recitals.

“Specified Asset Allocation” has the meaning set forth in the Gross-Up Principles.

“Specified Foreign Taxes” means any Taxes (and, for the absence of doubt, any penalty, interest or addition thereto) imposed on or with respect to, or that result from, (a) any failure by any of the Foreign Acquired Companies to pay when due, or any failure by any of the Foreign Acquired Companies to comply with applicable Laws pertaining to, any Tax (including, without limitation, any income Tax, employment Tax, social security, social welfare contribution or other payroll Tax, withholding Tax or other Tax) relating to any employee, independent contractor or other service provider or the tax treatment thereof (or of any payments made or benefits provided thereto), (b) any improper classification (or non-classification) by any of the Foreign Acquired Companies of any Persons as independent contractors rather than employees (or vice versa), or (c) the treatment by any of the Foreign Acquired Companies of any salaries, wages or income earned by any employee as having a foreign source rather than a non-foreign source (or vice versa), in the case of each of clauses (a) through (c), at any time prior to the Closing.

“Specified IP Representations” means the representations and warranties set forth in Section 2.13(a)-(c) and (e) (Intellectual Property).

“SSGI” has the meaning set forth in Article 2.

“Straddle Period” has the meaning set forth in Section 5.9(e).

“Straddle Period Returns” means the Tax Returns that are required to be filed for any Straddle Period.

“Subleases” means, with respect to all Leases, all subleases, licenses, concessions and other agreements (written or oral), including all amendments, modifications, supplements, extensions, renewals, guaranties, assignments and other agreements with respect thereto, pursuant to which an Acquired Company, as sublessor, licensor or other counterparty, subleases, licenses or otherwise permits any third party to hold or have an interest in any Leased Real Property.

“Subsidiary” means with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.

“Surviving Related Party Agreements” has the meaning set forth in Section 5.9(m).

“Target Amount” means an amount equal to $86,918,161.

“Tax” or “Taxes” means any tax (including, without limitation, any income, fiduciary, gross receipts, capital gains, value-added, alternative or add-on minimum, sales, use, property, transfer, composite, commercial rent, escheat, unclaimed property, business, severance, occupation, disability, social security or social welfare contribution (or similar), payroll, employment, unemployment, withholding, gift, estate, inheritance, succession, franchise, net worth, excise, business occupancy or other tax), or similar levy, impost, assessment, tariff, duty (including any customs duty), deficiency, charge or amount (including any penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Taxing Authority.

“Tax Claim” has the meaning set forth in Section 5.9(h).

“Tax Gross-Up Amount” means the incremental tax cost to the Camuto Owners as a result of the sale of assets of Consulting rather than the sale of stock in Consulting, which incremental tax cost shall be calculated in accordance with Section 9(f) of the Sellers Disclosure Schedule (together with its Annex A, the “Tax Gross-Up Principles”).

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority or otherwise with respect to Taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any federal, state, local or foreign Governmental Body or authority responsible for the imposition, administration or collection of any Tax.

“Terminated Leases” has the meaning set forth in Section 2.12(d).

“Termination Fees” has the meaning set forth in Section 2.12(d).

“Third-Party Proceeding” has the meaning set forth in Section 8.6(a)(i).

“Trademarks” means trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof.

“Trade Secrets” means trade secrets and other rights in information that derives independent economic value, actual or potential, from not being known to other Persons.

“Transaction Documents” means this Agreement, the Escrow Agreement and all other agreements to be executed and delivered by a Party in connection with the consummation of the Transactions.

“Transaction Expense Invoices” has the meaning set forth in Section 5.8(b).

“Transaction Tax Treatment” has the meaning set forth in Section 5.9(a)(ii).

“Transaction Severance Liabilities” means: (i) with respect to any employee or independent contractor of the Acquired Companies, HoldCo or any of their respective Affiliates who does not continue or accept employment with HoldCo, ABG or any of their Affiliates at or after the Closing (including any such employee who voluntarily terminates employment or resigns for good reason or due to a constructive termination or otherwise under circumstances giving rise to severance payments and benefits under any Employee Benefit Plan or any contract between the individual and any of the Acquired Companies), in any event prior to, on or within 90 days after the Closing (it being understood that any termination of employment described on Section 5.7(e)(ii) of the Sellers Disclosure Schedule shall be deemed to satisfy the foregoing), any severance and other termination-related benefits (including such benefits required under applicable Laws due to any such employee to be incurred by HoldCo, ABG or any of their Affiliates in connection therewith), (ii) with respect to any employee or independent contractor of the Acquired Companies, HoldCo or any of their respective Affiliates, any statutory severance, termination indemnities or other benefits that would be due to any such employee upon the Closing or in connection with a constructive termination or resignation at or following the Closing or in connection with the transfer of his or her employment to ABG, HoldCo or their Affiliates (including through their acquisition of the Acquired Companies), and (iii) with respect to any employee set forth on Section 5.7(e)(iii) of the Sellers Disclosure Schedule, any severance and other termination-related benefits (and in each case of clause (i), (ii) and (iii), the employer portion of any payroll taxes associated with any such payments or benefits).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 5.9(i)(i).

“Transferred Chaus IPCo Interests” has the meaning set forth in the Recitals.

“Transitioning Trademarks” means the Trademarks set forth on Section 9(b) of the Buyer IPCo Disclosure Schedule.

“Trust Borrowing” means loans to the Article I Trust and the Camuto Article X Trust due to the Camuto Estate evidenced by Promissory Notes dated October 31, 2013, November 30, 2013 and January 31, 2015 in the aggregate principal amount outstanding as of the date hereof of $51,204,300.

“Underpayment” has the meaning set forth in Section 1.3(d)(i).

“Underpayment Amount” has the meaning set forth in Section 1.3(d)(i).

“USPTO” has the meaning set forth in Section 2.13(e)(i).

“Vince Camuto Revocable Trust” means that certain trust agreement, dated February 18, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor, as restated in its entirety on September 17, 2014 and as further amended on January 16, 2015.

“Written Consent and Waiver” has the meaning set forth in the Recitals.

ARTICLE 10

GENERAL

Section 10.1 Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document; and (b) for the provisions of Section 5.9(d) and Article 8, which are intended to be for the benefit of, and will be enforceable by, the Sellers Indemnified Parties and the Buyer Indemnified Parties, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. No Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the Other Parties to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer Parents and Buyers may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of their Affiliates, which assignment will not relieve Buyer Parents and/or Buyers of any of its obligations under this Agreement or such other Transaction Document.

Section 10.2 Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), the Confidentiality Agreements and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the Transactions or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the Transactions or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.

Section 10.3 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 10.4 Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Proceeding relating to this Agreement, the Transaction or the other transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any Proceeding shall be effective if notice is given in accordance with Section 10.6.

Section 10.5 WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail (with confirmation of receipt on or prior to such first Business Day following delivery) on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit for overnight delivery with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first-class mailing, with first class postage prepaid:

If to HoldCo or DSW to:

DSW Inc.

810 DSW Drive

Columbus, Ohio 43219

Attention:	Michelle Krall, Vice President, General Counsel & Corporate Secretary

Email:              michellekrall@dswinc.om

Tel.:                  (614) 872-1473

with a copy (which will not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         John L. Robinson

Email:               jlrobinson@wlrk.com

Tel.:                   (212) 403-1000

If to Buyer IPCo and ABG:

Authentic Brands Group LLC

1411 Broadway, 4th Floor

New York, New York 10018

Attention:         Jay Dubiner

Email:               jdubiner@abg-nyc.com

Tel.:                  (212) 760-2418

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:         Justin Hamill

Email:               jhamill@paulweiss.com

Tel.:                  (212) 373-3189

If to Sellers and Sellers’ Representative:

Clear Thinking Group, LLC

401 Towne Centre Drive

Hillsborough, NJ 08844

Attention:         Stuart H. Kessler, President

Email:               skessler@clearthinkinggrp.com

Tel.:                  (908) 431-2120

with a copy (which will not constitute notice) to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, New York 10036

Attention:         John J. Crowe

Email:               jcrowe@pryorcashman.com

Tel.:                  (212) 326-0178

and with a copy (which will not constitute notice) to:

Sullivan & Worcester LLP

1633 Broadway, 32nd Floor

New York, New York 10019

Attention:         Constantine Ralli

E-mail:              cralli@sandw.com

Tel:                   (212) 660-3089

If to any Camuto Owner:

Clear Thinking Group, LLC

401 Towne Centre Drive

Hillsborough, NJ 08844

Attention:         Stuart H. Kessler, President

Email:               skessler@clearthinkinggrp.com

Tel.:                  (908) 431-2120

and

U.S. Trust, Bank of America

114 West 47th Street

New York, New York 10036

Attention:         Cathleen McVeigh

Email:               cathleen.mcveigh@ustrust.com

Tel:                    (302) 416-3390

with a copy (which will not constitute notice) to:

Sullivan & Worcester LLP

1633 Broadway, 32nd Floor

New York, New York 10019

Attention:         Constantine Ralli

Email:               cralli@sandw.com

Tel:                   (212) 660-3089

A Party may change its address, facsimile number or e-mail address by prior written notice to each other Party provided as set forth in this Section 10.6.

Section 10.7 Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 10.8 Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Buyers, on the other hand, will pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the Transactions are consummated or not).

Section 10.9 Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise based on any presumption against that Party’s involvement in the drafting thereof. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to “dollars” or “$” in this Agreement or any other Transaction Document are to U.S. Dollars. Final Closing Cash Payment is to be determined without duplication of amounts taken into account in the calculation thereof. Each reference herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

Section 10.10 Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.11 Specific Performance. The Parties agree that irreparable damage could occur to the non-breaching Party if any provision of this Agreement were not performed by a Party in accordance with the terms hereof. Accordingly, the Parties agree that, subject to the limitations set forth in this Section 10.11, prior to the valid termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a non-breaching Party is entitled at Law or in equity, the non-breaching Party will be entitled to seek injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) Sellers will be entitled to seek and obtain specific performance of the Closing if and only if (a) the conditions set forth in Section 6.1 have been satisfied; (b) Buyers have failed to consummate the Closing in breach of Section 1.5; (c) Sellers have delivered an irrevocable written notice to Buyers certifying that, if Buyers performs its obligations hereunder, the Closing will occur; and (d) Sellers have elected not to terminate this Agreement pursuant to the terms of Section 7.1 and (ii) Buyers will be entitled to seek and obtain specific performance of the Closing if and only if (a) the conditions set forth in Section 6.2 have been satisfied; (b) Sellers have failed to consummate the Closing in breach of Section 1.5; (c) Buyers have delivered an irrevocable written notice to Sellers certifying that, if Sellers performs its obligations hereunder, the Closing will occur; and (d) Buyers have elected not to terminate this Agreement pursuant to the terms of Section 7.1. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that each other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12 Disclosure Schedules.

(a) The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of this Agreement; however, information disclosed on one section of the Disclosure Schedules shall be deemed to be disclosed on another section of the Disclosure Schedules, or be deemed to be an exception to another representation and warranty in this Agreement, in each case, if the relevance of such information to such other representation or warranty is reasonably apparent on its face, and, for the avoidance of doubt, without reference to the text of any document referred to therein. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. This Agreement (including all of the individual sections contained herein) is qualified in its entirety by reference to specific provisions of the Disclosure Schedules and the information and disclosures contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of any Party, except as and to the extent provided in this Agreement. In addition, the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties, covenants and agreements of Sellers and the Camuto Owners contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties, covenants and agreements.

(b) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in any section of the Disclosure Schedules is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(c) Matters reflected in any section of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of a possible breach or violation of any Contract or Law in any section of the Disclosure Schedules shall be construed as an admission or indication by any Party to any third party that any breach or violation exists or actually occurred.

Section 10.13 Lease Termination Indemnity. HoldCo and DSW, jointly and severally, agree to indemnify, defend and hold harmless Sellers and their respective Affiliates from and against any Loss, and release Sellers from any Transaction Severance Liability, arising out of or resulting from Seller’s delivery of a notice of termination under the Playa Court Lease pursuant to Section 5.20 and any resultant termination of the Playa Court Lease (collectively, “Lease Losses”), provided, however, that HoldCo and DSW shall not be required to indemnify, defend or hold harmless Sellers or their respective Affiliates from and against any Transaction Severance Liability unless the Sellers have complied in all material respects with Section 5.20. HoldCo and DSW, jointly and severally, agree to promptly pay or reimburse the amount of any Lease Losses for which any Seller or any of its Affiliates provides written notice and evidence reasonably satisfactory to HoldCo that such Person has actually paid all or any portion of such Lease Losses. HoldCo and DSW agree that their obligations under this Section 10.13 are independent of, and separate and apart from, the remainder of this Agreement. Sellers shall not submit a claim to HoldCo and/or DSW under this Section 10.13 prior to the earliest to occur of (a) the Closing, (b) the termination of this Agreement in accordance with its terms and (c) the Outside Date.

Section 10.14 Buyer Parents Guarantees. Each of ABG and DSW hereby irrevocably and unconditionally guarantees to Sellers, pro rata based on its Percentage Interest in Buyer IPCo and HoldCo, as applicable, as primary obligor and not merely as a surety, the full and timely payment and performance of each and every covenant, agreement, liability and obligation of Buyer IPCo or HoldCo, as applicable, under this Agreement and each Transaction Document, including the obligations of Buyer IPCo or HoldCo, as applicable, under Section 1.2, Section 5.2(c), and Section 5.4 (collectively, the “Guaranteed Obligations”) subject to Buyers’ right of offset for any Losses. This is a guarantee of payment and performance, and not merely of collection, and each Buyer Parent acknowledges and agrees that this guarantee is full and unconditional, and no amendment, modification, release or extinguishment of Buyers’ obligations or liabilities, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Buyer Parents and Buyers hereby waive, for the benefit of Sellers, (a) any right to require Sellers, as a condition of payment or performance by Buyer Parents, to proceed in any Proceeding against Buyers or pursue any other remedies whatsoever and (b) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by any Law that limit the liability of or exonerate guarantors or sureties, other than defense of payment and performance in full of the Guaranteed Obligations. Each Buyer Parent understands and acknowledges that Sellers are relying on this guarantee and the representations and warranties set forth in the immediately following sentence in entering into this Agreement. Each Buyer Parent hereby represents and warrants that (i) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by such Buyer Parent of this Agreement, and the performance by such Buyer Parent of its obligations hereunder, have been duly authorized by all requisite organizational action and (iii) this Agreement has been duly executed and delivered by such Buyer Parent, and constitutes the valid and legally binding obligation of such Buyer Parent, enforceable against such Buyer Parent in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law). The foregoing representations and warranties of Buyer Parents shall survive in perpetuity and shall not terminate.

Section 10.15 Sellers’ Representative. Each Seller hereby irrevocably appoints the Sellers’ Representative as its representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the Transaction Documents, including with respect to the Escrow Agreement, and to act on behalf of such Seller in any amendment of or litigation or arbitration in connection therewith and to do or refrain from doing all such further acts or things, and to execute all such documents, as such Sellers’ Representative shall deem necessary or appropriate in connection therewith, including the power (a) to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the Transaction Documents, and (b) to give and receive all notices and communications given or received under the Escrow Agreement with respect to Sellers and to receive such service of process in connection with any claims under the Escrow Agreement against any or all of the Sellers. In the event Sellers’ Representative resigns, is removed or is otherwise unable to continue to serve, Sellers shall provide prompt written notice to Buyers of (i) such resignation, removal or inability to serve and (ii) such other Person designated by Sellers to succeed as Sellers’ Representative under this Agreement.

Section 10.16 Liability of the Camuto Owners. With respect to any obligation of, or any payment to be made by, any Camuto Owner pursuant to this Agreement, the Camuto Owners and, if in existence at the applicable time, the Residuary Trusts, shall be liable for, and shall be required to satisfy the applicable obligation or make the applicable payment in accordance with the following provisions:

(a) as between the Camuto Estate, on the one hand, and each Camuto Trust, on the other hand, (i) the Camuto Estate shall be jointly and severally liable with each Camuto Trust, individually, for the full amount of any obligation of, or payment to be made by, such Camuto Trust, and (ii) each Camuto Trust shall be liable only for its Applicable Portion of any obligation of, or payment to be made by, the Camuto Estate, on a joint and several basis solely with respect to such Applicable Portion of such obligation or payment; and

(b) as among the Camuto Trusts, each Camuto Trust shall be liable only for its Applicable Portion of such obligation or payment, on a several and not joint basis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date stated in the first paragraph of this Purchase Agreement.

DSW SHOE WAREHOUSE, INC.

By:	/s/ Roger Rawlins
Name: Roger Rawlins
Title: CEO

DSW INC., as Buyer Parent, solely with respect to the Parent Specified Sections

By:	/s/ Roger Rawlins
Name: Roger Rawlins
Title: CEO

[Signature Page to Securities Purchase Agreement]

ABG-CAMUTO, LLC

By:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: General Counsel

AUTHENTIC BRANDS GROUP LLC, as Buyer Parent, solely with respect to the Parent Specified Sections

By:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: General Counsel

[Signature Page to Purchase Agreement]

SELLERS:

CAMUTO GROUP LLC

By:	/s/ Alexander V. Del Cielo
Name: Alexander V. Del Cielo
Title: Chief Executive Officer

CAMUTO CONSULTING INC.

By:	/s/ Alexander V. Del Cielo
Name: Alexander V. Del Cielo
Title: Chief Executive Officer

OWNERS:

U.S. TRUST COMPANY OF DELAWARE, AS TRUSTEE OF THE TRUST HELD UNDER ARTICLE FIRST OF THAT CERTAIN TRUST AGREEMENT DATED MAY 13, 2010 BETWEEN VINCENT CAMUTO, AS GRANTOR, AND U.S. TRUST COMPANY OF DELAWARE, AS TRUSTEE, AS DIRECTED BY ALEXANDER V. DEL CIELO, AS TRUST ADVISOR

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

ESTATE OF VINCENT CAMUTO

By:	/s/ Louise Camuto
Name: Louise Camuto
Title: Co-Executor

By:	/s/ Robert Camuto
Name: Robert Camuto
Title: Co-Executor

[Signature Page to Purchase Agreement]

U.S. Trust Company of Delaware, as Trustee of the trust held under Article FIRST of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

U.S. Trust Company of Delaware, as Trustee of the trust held f/b/o Robert Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

U.S. Trust Company of Delaware, as Trustee of the trust held f/b/o Andrea Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

[Signature Page to Purchase Agreement]

U.S. Trust Company of Delaware, as Trustee of the trust held f/b/o John Vincent Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

U.S. Trust Company of Delaware, as Trustee of the trust held f/b/o Christopher Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as Trustee, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

U.S. Trust Company of Delaware, as Trustee of the trust held f/b/o Philip Vincent Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as directed by Alexander V. Del Cielo, as Trust Advisor

By:	/s/ Cathleen McVeigh
Name: Cathleen McVeigh
Title: Managing Director

[Signature Page to Purchase Agreement]

/s/ Louise Camuto
Louise Camuto, as Trustee of the trust held f/b/o Philip Vincent Camuto under Article TENTH of that certain trust agreement dated May 13, 2010 between Vincent Camuto, as Grantor, and U.S. Trust Company of Delaware, as directed by Alexander V. Del Cielo, as Trust Advisor

CLEAR THINKING GROUP LLC, in the person of STUART H. KESSLER, solely in its capacity as Sellers’ Representative:

By:	/s/ Stuart H. Kessler
Name: Stuart H. Kessler
Title: President

[Signature Page to Purchase Agreement]